Exhibit 10.2

EXECUTION COPY

ANNEX A TO RESTATEMENT AGREEMENT

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of February 7, 2017

by and among

GRAY TELEVISION, INC.,
as Borrower,

THE LENDERS REFERRED TO HEREIN,
as Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

Swingline Lender and Issuing Bank,

BANK OF AMERICA, N. A.

and

ROYAL BANK OF CANADA,
as Syndication Agents,

and

DEUTSCHE BANK AG NEW YORK BRANCH,
as Documentation Agent

WELLS FARGO SECURITIES, LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

RBC CAPITAL MARKETS[1]

and

DEUTSCHE BANK SECURITIES INC.,
as Joint Lead Arrangers and Joint Bookrunners

1 RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

i

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ARTICLE 2 LOANS AND LETTERS OF CREDIT		51

Section 2.1	The Loans	54

Section 2.2	Manner of Borrowing and Disbursement	53

Section 2.3	Interest	55

Section 2.4	Fees	58

Section 2.5	Voluntary Commitment Reductions	59

Section 2.6	Prepayments and Repayments	60

Section 2.7	Evidence of Indebtedness; Loan Accounts	64

Section 2.8	Manner of Payment	64

Section 2.9	Reimbursement	65

Section 2.10	Pro Rata Treatment	66

Section 2.11	Capital Adequacy	67

Section 2.12	Taxes	67

Section 2.13	Letters of Credit	71

(continued)

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v

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EXHIBITS
Exhibit A	-	Form of Assignment and Assumption Agreement
Exhibit B	-	Form of Amended and Restated Collateral Agreement
Exhibit C	-	Form of Certificate of Financial Condition
Exhibit D	-	Form of Request for Advance
Exhibit E-1	-	Form of Revolving Loan Note
Exhibit E-2	-	Form of Term Loan Note
Exhibit E-3	-	[Reserved]
Exhibit E-4	-	Form of Swingline Note
Exhibit F	-	Form of Amended and Restated Subsidiary Guaranty
Exhibit G-1	-	Form of Borrower Loan Certificate
Exhibit G-2	-	Form of Subsidiary Loan Certificate
Exhibit H	-	Form of Officer’s Compliance Certificate
Exhibit I	-	Form of Auction Procedures
Exhibit J	-	Form of Notice of Account Designation
Exhibit K-1	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit K-2	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit K-3	-	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit K-4	-	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)

SCHEDULES
Schedule 1	-	Liens
Schedule 2	-	Stations, Operating Agreements and Licenses
Schedule 3	-	Litigation
Schedule 4	-	Subsidiaries
Schedule 5	-	Affiliate Transactions
Schedule 6	-	Indebtedness
Schedule 7	-	Trademarks, Patents, Copyrights
Schedule 8	-	Labor Matters
Schedule 9	-	Environmental Matters
Schedule 10	-	Real Property
Schedule 11	-	Post-Closing Matters
Schedule 12	-	Existing Letters of Credit

third AMENDED AND RESTATED CREDIT AGREEMENT

This THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of February 7, 2017 by and among GRAY TELEVISION, INC., a Georgia corporation (“Gray”), as borrower, the lenders who are party to this Agreement and the lenders who may become party to this Agreement pursuant to the terms hereof, as Lenders (as defined below), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (as defined below).

STATEMENT OF PURPOSE

WHEREAS, the Borrower (as defined below), the Administrative Agent (successor by merger to Wachovia Bank, National Association) and the lenders party thereto entered into the Original Credit Agreement (as defined below);

WHEREAS, the Original Credit Agreement was amended and restated by the Existing Credit Agreement (as defined below);

WHEREAS, the Existing Credit Agreement was amended and restated by the Second Amended and Restated Credit Agreement (as defined below);

WHEREAS, the Borrower has requested, and the Lenders have agreed, to amend and restate the Second Amended and Restated Credit Agreement and to extend certain credit facilities to the Borrower on the terms and conditions of this Agreement;

WHEREAS, pursuant to the Restatement Agreement (as defined below), the Term B-2 Loan (as defined below) was exchanged for and replaced the Existing Term Loans (as defined below);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE 1

Definitions

Section 1.1     Defined Terms. The following terms when used in this Agreement shall have the following meanings:

“Acquisition” shall mean, whether, in a single transaction or a series of related transactions and whether by purchase, lease (including any lease that contains upfront payments and/or buyout options), exchange, issuance of stock or other equity or debt securities, merger, reorganization or any other method, (a) any acquisition by the Borrower or any Restricted Subsidiary of a majority of the Capital Stock of any other Person which have the ordinary voting power for the election of the board of directors (or equivalent governing body) of such other Person, (b) any acquisition by the Borrower or any Restricted Subsidiary of all or substantially all of the assets of any other Person (including, without limitation, any acquisition by the Borrower or any Restricted Subsidiary of the assets or Capital Stock of any other Person (or the rights to acquire, or assign the right to acquire, such assets or Capital Stock) and the substantially concurrent entry into (or assumption of) a Station Servicing Arrangement), (c) any other acquisition by the Borrower or any Restricted Subsidiary of the assets constituting a business, division, line of business or a television station (including the FCC License with respect thereto) from another Person which acquisition is not in the ordinary course of business for the Borrower or such Restricted Subsidiary or (d) any Investment in an Unrestricted Subsidiary, the proceeds of which will be used to acquire the Capital Stock of such Unrestricted Subsidiary from a third party, if as result of, and substantially concurrently with, such Investment such Unrestricted Subsidiary becomes a Restricted Subsidiary in accordance with the terms hereof.

“Acquisition Documents” shall mean, with respect to any applicable Acquisition or Acquisitions (including, without limitation, the Hoak Acquisition and each Specified Acquisition), (a) the applicable purchase agreement (or equivalent), together with all schedules, exhibits, addenda and attachments thereto (including, without limitation, any assignment agreements or options to purchase any rights of any other Persons under the applicable purchase agreement (or equivalent) and any related agreements granting the Borrower or any of its Restricted Subsidiaries the right to assign any of its respective rights under any such agreements), (b) all Shared Services Agreements, Joint Sales Agreements, Local Marketing Agreements, option agreements, put/call agreements, management services agreements (or similar agreements or instruments), as applicable, and other material agreements and documents (if any) entered into (or assumed) in connection with any Sharing Arrangement to which the Borrower, any Restricted Subsidiary or any target of such Acquisition is or will be a party or relating to any television station to be acquired in such Acquisition and (c) subject to Section 6.5, all other material documents and agreements (if any) entered into by any Credit Party (including, without limitation, all material documents and agreements filed with the FCC), in each case, entered into in connection therewith.

“Act” shall have the meaning ascribed thereto in Section 11.23.

“Additional Revolving Loan Commitment” shall mean (a) as to any Incremental Lender, the several commitment of such Incremental Lender to fund its respective portion of the Additional Revolving Loans in an amount set forth in the Register, and (b) as to all Incremental Lenders, the aggregate commitments of such Incremental Lenders to make Additional Revolving Loans, as such amount may be modified at any time and from time to time pursuant to the terms hereof (including, without limitation, Section 2.14).

“Additional Revolving Loan Commitment Increase” shall have the meaning ascribed thereto in Section 2.14.

“Additional Revolving Loan Commitment Ratio” shall mean, with respect to any Incremental Lender, the percentage equivalent of the ratio which such Incremental Lender’s portion of the Additional Revolving Loan Commitment bears to the aggregate Additional Revolving Loan Commitment of all Incremental Lenders (as each may be adjusted from time to time as provided herein).

“Additional Revolving Loan Facility” shall have the meaning ascribed thereto in Section 2.14.

“Additional Revolving Loan Maturity Date” shall mean, with respect to the Additional Revolving Loan Facility, the date specified in the Incremental Increase Amendment as the maturity date of such Additional Revolving Loan Facility.

“Additional Revolving Loans” shall having the meaning ascribed thereto in Section 2.14.

“Adjusted Total Indebtedness” shall mean, as of any date, the difference between (a) the total amount of Indebtedness of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis, as of such date (excluding any Indebtedness of the type described in clause (b) of the definition of Obligations from the amount determined pursuant to this clause (a)) minus (b) the aggregate amount of Unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries then on hand (other than the proceeds of Indebtedness incurred substantially concurrently with the determination of such amount) not to exceed $150,000,000.

“Administrative Agent” shall mean Wells Fargo, in its capacity as Administrative Agent for the Secured Parties or any successor Administrative Agent appointed pursuant to Section 9.6.

“Administrative Agent Fee Letter” shall mean that certain letter agreement dated as of May 27, 2014 by and between Wells Fargo and Gray.

“Administrative Agent’s Office” shall mean the office of the Administrative Agent located at Syndication Agency Services, MAC D1109-019, 1525 W.T. Harris Blvd., Charlotte, NC 28262, or such other office as may be designated pursuant to the provisions of Section 11.1.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” shall mean amounts advanced by the Lenders to the Borrower pursuant to Article 2 on the occasion of any borrowing and having the same Interest Rate Basis and Interest Period; and “Advances” shall mean more than one Advance.

“Affiliate” shall mean, with respect to a Person, any other Person that directly or indirectly through one or more intermediaries Controls, or is Controlled by or is otherwise under common Control with the Person specified. Unless otherwise specified, “Affiliate” shall mean an Affiliate of the Borrower.

“Agreement” shall mean this Second Amended and Restated Credit Agreement, as amended, supplemented, restated or otherwise modified from time to time.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Applicable Law” shall mean, in respect of any Person, all provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities applicable to such Person, including, without limitation, the Communications Laws, zoning ordinances and all Environmental Laws, and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Applicable Margin” shall mean the interest rate margin applicable to Base Rate Advances and LIBOR Advances, as the case may be, in each case determined in accordance with Section 2.3(f) (or, (i) with respect to Incremental Term Loans or the Additional Revolving Loan Facility, as set forth in the applicable Incremental Increase Amendment, and (ii) with respect to any Extended Term Loans or any Initial Revolving Loans or Additional Revolving Loans, as applicable, made pursuant to any Extended Revolving Loan Commitments, as set forth in the applicable Extension Offer).

“Applicable Period” shall have the meaning ascribed thereto in Section 2.3(f)(i).

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean (a) the sale, lease, transfer or other disposition by the Borrower or any Restricted Subsidiary to any Person of any of the Capital Stock of any Restricted Subsidiary or any other assets of the Borrower or any Restricted Subsidiary (including, without limitation, insurance and condemnation proceedings), (b) the entering into of any Station Sharing Arrangement by the Borrower or any Restricted Subsidiary and (c) any Spectrum Tender.

“Assignment and Assumption Agreement” shall mean any Assignment and Assumption Agreement substantially in the form of Exhibit A attached hereto pursuant to which any Lender, as further provided in Section 11.5, sells a portion of its Commitments and/or Loans.

“Auction” shall have the meaning ascribed thereto in Section 2.17(a).

“Auction Manager” shall have the meaning ascribed thereto in Section 2.17(a).

“Auction Notice” shall have the meaning ascribed thereto in Exhibit I.

“Auction Procedures” shall mean the procedures set forth in Exhibit I.

“Authorized Signatory” shall mean, as to any Person, the chief executive officer, president, chief financial officer, chief accounting officer, controller, treasurer, assistant treasurer, senior vice president or vice president of such Person or any other officer of such Person reasonably acceptable to the Administrative Agent. Any document delivered hereunder that is signed by an Authorized Signatory of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Authorized Signatory shall be conclusively presumed to have acted on behalf of such Person.

“Available Amount” shall mean, as of any date and time of determination, an amount equal to the sum of (a) $10,000,000 plus (b) 100% of the cumulative amount of Excess Cash Flow for each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2013) less the ECF Prepayment Amount for such fiscal year plus (c) to the extent not already included in the calculation of Operating Cash Flow of the Borrower and its Restricted Subsidiaries, and subject to Section 2.6(b)(iii), any returns in cash on Investments made pursuant to Section 7.5(k), including, without limitation, the aggregate amount received in cash through interest payments, principal payments, dividends or distributions or any sale, transfer or other disposition of such Investment (in an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, reduced (but not below zero) by the excess, if any, of the cost of the disposition of such Investment over the gain, if any, realized by the Borrower or its Restricted Subsidiary, as the case may be, in respect of such disposition) plus (d) the amount of all Net Proceeds (Equity), but only to the extent such Net Proceeds (Equity) have been received by the Borrower prior to the applicable date of determination in cash as equity that is not Disqualified Stock (other than any such Net Proceeds (Equity) to the extent utilized for an Investment permitted pursuant to Section 7.5 or a Restricted Payment permitted pursuant to Section 7.6) plus (e) in the event that any Unrestricted Subsidiary is re-designated as a Restricted Subsidiary or is merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or any Restricted Subsidiary, the fair market value of the Investments of the Borrower or any Restricted Subsidiary in such Unrestricted Subsidiary at the time of such re-designation, combination or transfer (or of the assets transferred or conveyed, as applicable), in each case to the extent that such Investments were originally made pursuant to Section 7.5(k) in an aggregate amount not to exceed the original amount of such Investments minus (f) the aggregate amount of Investments made pursuant to Section 7.5(k) (including any Investments deemed to be made thereunder pursuant to Section 1.11(b)) and Restricted Payments made or declared pursuant to Section 7.6(f), in each case, (i) prior to such time of determination and (ii) except to the extent such Investments and/or Restricted Payments were excluded from the amount determined pursuant the foregoing clause (d).

“Available Letter of Credit Commitment” shall mean, at any time, the lesser of (a) (i) $30,000,000, minus (ii) all Letter of Credit Obligations then outstanding, and (b) the Available Revolving Loan Commitment.

“Available Revolving Loan Commitment” shall mean, as of any date, (a) the Initial Revolving Loan Commitment in effect on such date minus (b) the sum of (i) the aggregate amount of all Letter of Credit Obligations then outstanding, (ii) the Swingline Loans then outstanding and (iii) the Initial Revolving Loans then outstanding.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Exception” shall have the meaning ascribed thereto in Section 4.1(b).

“Base Rate” shall mean, at any time, a fluctuating interest rate per annum equal to the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus one-half of one percent (1/2%) and (c) LIBOR plus one percent (1.00%).

“Base Rate Advance” shall mean an Advance (a) which the Borrower requests to be made as or converted to a Base Rate Advance, in accordance with the provisions of Sections 2.2(a) through (c), (b) in the form of a Swingline Loan which the Borrower requests to be made in accordance with the provisions Section 2.1(d) and (c) which (i) in the case of any such Advance (other than an Advance in the form of a Swingline Loan) shall be in a principal amount of at least $500,000, and in an integral multiple of $250,000 and (ii) in the case of any such Advance in the form of a Swingline Loan, shall be in a principal amount of at least $100,000, and in an integral multiple of $100,000.

“Base Rate Basis” shall mean a simple interest rate equal to the sum of (a) the Base Rate and (b) the Applicable Margin applicable to Base Rate Advances. The Base Rate Basis shall be adjusted automatically as of the opening of business on the effective date of each change in the Base Rate to account for such change, and shall also be adjusted to reflect changes of the Applicable Margin applicable to Base Rate Advances.

“Borrower” shall mean (a) prior to the date of completion of a Holding Company Reorganization, Gray, and (b) on or after the date of completion of a Holding Company Reorganization, Gray or a New Borrower, as applicable.

“Borrower Materials” shall have the meaning ascribed thereto in Section 6.5.

“Business Day” shall mean (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Advance, or any Base Rate Advance as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Calculation Date” shall have the meaning ascribed thereto in Section 2.3(f)(i).

“Capital Expenditures” shall mean, with respect to the Borrower and its Restricted Subsidiaries for any period, the aggregate of all items classified as capital expenditures in accordance with GAAP; provided, however, that neither (a) the capitalized portion of the purchase price and other consideration payable in connection with any Acquisition, nor (b) expenditures of proceeds of insurance policies reasonably and promptly applied to replace insured assets, shall constitute a Capital Expenditure for purposes of this Agreement.

“Capital Stock” shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person. Except as expressly set forth herein, the term “Capital Stock” shall include all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

“Capitalized Lease Obligation” shall mean with respect to any Person, the obligations to pay rent or other amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property of such Person which are required to be classified and accounted for as a capital lease on the balance sheet of such Person in accordance with GAAP. The amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Cash Collateralize” shall mean, to deposit in a Controlled Account or to pledge and deposit with, or deliver to, the Administrative Agent, for the benefit of one or more of the Issuing Bank, the Swingline Lender or the Lenders, as collateral for Letter of Credit Obligations or obligations of the Lenders to fund participations in respect of Letter of Credit Obligations or Swingline Loans, cash or deposit account balances or, if the Administrative Agent, the Issuing Bank and the Swingline Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent, the Issuing Bank and the Swingline Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean (a) marketable direct obligations issued or guaranteed by the United States, or any governmental entity or agency or political subdivision thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing within one year of the date of purchase; (b) commercial paper issued by corporations, each of which shall have a consolidated net worth of at least $500,000,000, maturing within 180 days from the date of the original issue thereof, and rated “P-1” or better by Moody’s or “A-1” or better by S&P or an equivalent rating or better by any other nationally recognized securities rating agency; (c) certificates of deposit issued or acceptances accepted by or guaranteed by any bank or trust company organized under the laws of the United States or any state thereof or the District of Columbia, in each case having capital, surplus and undivided profits totaling more than $500,000,000, maturing within one year of the date of purchase; and (d) any money market fund sponsored by a registered broker dealer or mutual fund distributor that invests solely in the securities specified in the foregoing clause (a), (b) or (c).

“Cash Management Agreement” shall mean any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables), electronic funds transfer and other cash management arrangements.

“Cash Management Bank” shall mean the Administrative Agent or any Lender with an Initial Revolving Loan Commitment or an Additional Revolving Loan Commitment that is a party to a Cash Management Agreement with a Credit Party.

“Certificate of Financial Condition” shall mean a certificate dated the Closing Date, substantially in the form of Exhibit C attached hereto, signed by the chief financial officer of the Borrower, together with any schedules, exhibits or annexes appended thereto.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” shall mean (a) when used with respect to Commitments, a specific tranche of Initial Revolving Loan Commitments, Extended Revolving Loan Commitments, Additional Revolving Loan Commitments or Commitments with respect to Term Loans, in each case, as set forth in the Register, (b) when used with respect to Loans or Advances, a specific tranche of Initial Revolving Loans, Initial Revolving Loans made pursuant to an Extended Revolving Loan Commitment, Additional Revolving Loans made pursuant to an Extended Revolving Loan Commitment, Additional Revolving Loans, Term Loans, Extended Term Loans or Incremental Term Loans comprising such Loans or Advance, as set forth on the Register and (c) when used with respect to Lenders, whether such Lenders are Lenders holding Initial Revolving Loan Commitments, Lenders holding Extended Revolving Loan Commitments, Lenders holding Additional Revolving Loan Commitments or Lenders holding a specific tranche of Term Loans, in each case with respect to the same “Class” as described in clauses (a) or (b) above, as applicable. Loans and Advances that have different terms and conditions shall be construed to be in different Classes.

“Closing Date” shall mean June 13, 2014.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean any property of any kind constituting collateral for the Obligations under any of the Security Documents.

“Collateral Agreement” shall mean the Amended and Restated Collateral Agreement dated as of the Closing Date and executed by the Credit Parties in favor of the Administrative Agent for the ratable benefit of itself and the other Secured Parties, substantially in the form of Exhibit B attached hereto, as reaffirmed, amended, restated, supplemented or otherwise modified from time to time.

“Commitment Ratio” shall mean, with respect to any Lender for any Commitment, the percentage equivalent of the ratio which such Lender’s portion of such Commitment (or, in the case of the Term B-2 Loan or, to the extent applicable, any Incremental Term Loan, in each case after the funding date thereof, such Lender’s outstanding portion of such Loan) bears to the aggregate amount of such Commitment or Loan, as the case may be (as each may be adjusted from time to time as provided herein); and “Commitment Ratios” shall mean, with respect to any Commitment, the Commitment Ratios of all of the Lenders with respect to such Commitment. The Commitment Ratios of the Lenders party to this Agreement shall be set forth in the Register.

“Commitments” shall mean, collectively, the Initial Revolving Loan Commitment, the Term B-2 Loan Commitment and, as applicable, the Incremental Term Loan Commitments and the Additional Revolving Loan Commitments; and “Commitment” shall mean any of the foregoing Commitments.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communications Act” shall mean the Communications Act of 1934, as amended, and any similar or successor federal statute.

“Communications Laws” shall mean the Communications Act and the FCC Regulations, as each may be in effect from time to time.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Total Assets” shall mean, as of any date of determination, the total amount of assets (less applicable reserves and other properly deductible items) of the Borrower and the Restricted Subsidiaries (including the value of any broadcast licensing agreements) reflected on the most recent consolidated balance sheet of the Borrower and the Restricted Subsidiaries as at the end of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to this Agreement, determined on a consolidated basis in accordance with GAAP on a pro forma basis to give effect to any acquisition or disposition of assets made after such balance sheet date and on or prior to the date of determination.

“Continue”, “Continuation” and “Continued” shall mean the continuation pursuant to Article 2 of a LIBOR Advance as a LIBOR Advance from one Interest Period to the next Interest Period.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” shall mean each deposit account and securities account that is subject to an account control agreement in form and substance satisfactory to the Administrative Agent and the Issuing Bank.

“Convert”, “Conversion” and “Converted” shall mean a conversion pursuant to Article 2 of a LIBOR Advance into a Base Rate Advance or of a Base Rate Advance into a LIBOR Advance, as applicable.

“Credit Parties” shall mean, collectively, the Borrower and the Subsidiary Guarantors.

“Debt Incurrence Test” shall mean, with respect to any incurrence of Indebtedness or other transaction, a Leverage Ratio of less than or equal to 7.00 to 1.00, calculated for the most recent fiscal quarter end for which financial statements have been provided pursuant to Section 6.1 or 6.2, as applicable, and calculated after giving pro forma effect to such transaction and the incurrence or repayment or prepayment of any Indebtedness in connection therewith and the application of the proceeds thereof.

“Debt Rating” shall mean, as applicable, (a) the corporate family rating of the Borrower as determined by Moody’s from time to time, (b) the corporate rating of the Borrower as determined by S&P from time to time and (c) the ratings of the Term B-2 Loan as determined by Moody’s and S&P from time to time.

“Debt Service” shall mean, for any period with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, the amount of all principal required to be paid and actually made and Interest Expense paid in cash in respect of Indebtedness of the Borrower and its Restricted Subsidiaries (other than, for the avoidance of doubt, (a) pursuant to a Restricted Payment in the form of principal payments with respect to Junior Securities that are permitted by this Agreement and made by the Borrower or any of its Restricted Subsidiaries during such period, (b) any such payments made in connection with a refinancing of Indebtedness, (c) voluntary or mandatory prepayments of the Term Loans (including pursuant to Section 2.17) or any New Securities that are secured by a pari passu Lien on any Collateral, (d) principal payments of the Initial Revolving Loans, Additional Revolving Loans and/or Swingline Loans and (e) principal payments of other revolving Indebtedness which are not required to be accompanied by an identical permanent reduction in the applicable commitments therefor).

“Debtor Relief Laws” shall mean, collectively, the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any of the events specified in Section 8.1, regardless of whether there shall have occurred any passage of time or giving of notice, or both, that would be necessary in order to constitute such event as an Event of Default.

“Default Rate” shall mean a simple per annum interest rate equal to the applicable rate specified in Section 2.3(d)(i).

“Defaulting Lender” shall mean, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of the Initial Revolving Loans, the Term B-2 Loan, any Additional Revolving Loans, any Incremental Term Loan, participations in Letter of Credit Obligations or participations in Swingline Loans required to be funded by it hereunder within two Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swingline Lender and each Lender.

“Designated Non-Cash Consideration” shall mean (a) the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale pursuant to Section 7.4(a)(iii) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Signatory of the Borrower or such Restricted Subsidiary, as applicable, setting forth the basis of such valuation less (b) the amount of cash or Cash Equivalents received in connection with a subsequent sale of, or collection on, such Designated Non-Cash Consideration.

“Disqualified Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock which is not Disqualified Stock) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 180 days after the latest applicable Maturity Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchases or redemptions comply with Section 7.6 and in any event shall otherwise be deemed to constitute Disqualified Stock only upon the occurrence of such change of control or asset sale. Disqualified Stock shall be valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends thereon. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by the fair market value of, such Disqualified Stock, such fair market value is to be determined in good faith by the board of directors of the issuer of such Disqualified Stock.

“Dollars” or “$” shall mean, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” shall mean any Subsidiary organized under the laws of any political subdivision of the United States.

“EAT Completion Event” shall have the meaning ascribed thereto in Section 1.11(b).

“EAT Completion Period” shall have the meaning ascribed thereto in Section 1.11(b).

“EAT Restricted Subsidiary” shall mean an EAT Subsidiary that is a Restricted Subsidiary that has become a Credit Party pursuant to and in compliance with all applicable requirements of Section 5.13.

“EAT Subsidiary” shall mean, a special purpose Subsidiary of the Borrower or a Restricted Subsidiary formed as an “exchange accommodation titleholder” solely for the benefit of the Borrower or a Restricted Subsidiary to facilitate a like-kind exchange under Section 1031 of the Code which will act as agent of the Borrower or a Restricted Subsidiary for all purposes (including, the Communications Laws), except as required by the Code or the regulations of the Internal Revenue Service; provided that such special purpose Subsidiary shall:

(a)     have no assets or liabilities other than (i) the initial Investment therein made by the Borrower and its Subsidiaries the proceeds of which shall be promptly used to acquire the assets to be held for a like-kind exchange under Section 1031 of the Code, (ii) the assets to be held for such like-kind exchange, (iii) minute books and other organizational books and records, (iv) other miscellaneous de minimis assets and liabilities, (v) franchise taxes and organizational, administrative and overhead expenses, in each case that are incidental to the maintenance of its legal existence and (vi) solely in the case of any EAT Subsidiary that is a Restricted Subsidiary, (A) liabilities under the Loan Documents, (B) Guarantees of the Senior Notes or other Indebtedness permitted under Section 7.1(c) and (C) Guarantees and, if applicable, Liens with respect to New Securities to the extent permitted under this Agreement; and

(b)     engage in no operations or business other than (i) issuing its own Capital Stock, (ii) holding the assets and liabilities specified in clause (a) above and (iii) completing the applicable like-kind exchange and EAT Completion Event, in each case for the benefit of the Borrower or the applicable Restricted Subsidiary; and

(c)     comply in all respects with all Applicable Laws (including, without limitation, Communications Laws).

“ECF Prepayment Amount” shall have the meaning ascribed thereto in Section 2.6(b)(iv).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” shall mean, as to any tranche of Term Loans (including, without limitation, the Term B-2 Loan or any Incremental Term Loan), the effective yield on such Term Loans as determined by the Administrative Agent in consultation with the Borrower, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all upfront or similar fees or original issue discount (amortized over the shorter of (x) the life of such Term Loans and (y) the four years following the date of incurrence thereof) payable generally to Lenders making such Loans, but excluding any arrangement, structuring, commitment, syndication, ticking, unused, underwriting or other fees payable in connection therewith that are not generally shared with the relevant Lenders and customary consent fees paid generally to consenting Lenders.

“Eligible Assignee” shall mean any Person that meets the requirements to be an assignee under Section 11.5(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.5(b)(iii)).

“Environmental Claim” shall mean any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any governmental authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (b) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” shall mean all applicable federal, state or local laws, statutes, rules, regulations or ordinances, codes, common law, consent agreements, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder relating to public health, safety or the pollution or protection of the environment, including, without limitation, those relating to releases, discharges, emissions, spills, leaching, or disposals to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited, or regulated substances, including, without limitation, any such provisions under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §1801 et seq.), the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), each as amended or supplemented, any analogous present or future state or local statutes or laws, and any regulations promulgated pursuant to any of the foregoing.

“Equity Issuance” shall mean (a) any issuance by the Borrower or any of its Restricted Subsidiaries, any Holding Company or any Intermediate Holding Company of Capital Stock (including any issuance pursuant to the granting of or exercise of any options or warrants or the incurrence of or conversion of any debt securities into Capital Stock) to any Person other than a Credit Party and (b) any capital contribution from any Person (other than a Credit Party) to the Borrower or any of its Restricted Subsidiaries or any Holding Company or any Intermediate Holding Company.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, as in effect from time to time.

“ERISA Affiliate” shall mean any Person, including a Subsidiary or an Affiliate of the Borrower, that together with the Borrower would be deemed to be a member of the same “controlled group” within the meaning of Title IV of ERISA.

“ERISA Event” shall mean an event where any one or more of the following occurs: (a) any Reportable Event with respect to a Plan; or (b) any failure to satisfy the minimum funding standards, or any occurrence of an accumulated funding deficiency, within the meaning of Section 302, 303, and 304 of ERISA or in Section 412, 430, 431, and 432 of the Code, with respect to any Plan maintained by Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate, or to which the Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate has liabilities or, any trust created thereunder; or (c) a trustee is appointed by a United States District Court to administer any Plan; or (d) the PBGC institutes proceedings to terminate any Plan; or (e) the Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate incurs any liability to the PBGC in connection with the termination of any Plan; or (f) the withdrawal of the Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate from a Plan subject to 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; or (g) any Plan or trust created under any Plan of the Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate engages in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject any such Plan, any trust created thereunder, any trustee or administrator thereof or any party dealing with any such Plan or trust to be taxed or assessed a penalty on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code; or (h) any excise taxes are assessed by the Internal Revenue Service or the Department of Labor and relate to any Plan; or (i) a Lien arises under Section 303(k) of ERISA in favor of any Plan of the Borrower, any of its Restricted Subsidiaries or its ERISA Affiliates; or (j) the Borrower, any of its Restricted Subsidiaries or any of its ERISA Affiliates engages in any transaction in connection with the Borrower, any of its Restricted Subsidiaries or any of its ERISA Affiliates which could reasonably be subject to either a civil penalty assessed under Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code; or (k) the Borrower or any of its Restricted Subsidiaries has made promises of Borrower-funded retirement benefits to employees, other than the Plans, which are set forth in written agreements with such employees, are in the Borrower’s employee handbook or are in correspondence to employees; or (l) the determination that any Plan is considered an at-risk plan within the meaning of Section 303 of ERISA and Section 430 of the Code.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time. 2

“Event of Default” shall mean any of the events specified in Section 8.1, provided that any requirement for notice or lapse of time, or both, has been satisfied.

“Excess Cash Flow” shall mean, with respect to the Borrower and its Restricted Subsidiaries, as of the end of any fiscal year of the Borrower based on the audited financial statements provided under Section 6.2 for such fiscal year, the excess, if any, without duplication, of (a) the sum of (i) Operating Cash Flow for such fiscal year (determined without giving effect to clause (e) of the definition of Operating Cash Flow) and (ii) any decrease in the Borrower’s working capital account during such fiscal year (excluding cash and Cash Equivalents from current assets for such working capital account determination), minus (b) the sum of the following: (i) cash Investments made during such fiscal year and permitted under clauses (c), (e), (f), (i), (j), (l), (n) or (q) of Section 7.5; (ii) Debt Service paid in cash during such fiscal year; (iii) cash taxes paid during such fiscal year; (iv) Restricted Payments made during such fiscal year which are permitted under clauses (g), (h) or (l) of Section 7.6; (v) any Specified Transaction Costs and Expenses and any other cash charges or expenses added back to Net Earnings in such fiscal year pursuant to the definition of Operating Cash Flow and (vi) any increase in the Borrower’s working capital account during such fiscal year (excluding cash and Cash Equivalents from current assets for such working capital account determination), in each case, as determined in accordance with GAAP and in the case of clauses (b)(i) through (b)(v) above only to the extent not made with the proceeds of Indebtedness (other than Indebtedness incurred pursuant to any Additional Revolving Loan, Initial Revolving Loan and/or Swingline Loan), any Equity Issuance, Asset Sale or other proceeds that would not be included in calculating Operating Cash Flow for such fiscal year.

Notwithstanding the foregoing or anything to the contrary contained herein, Excess Cash Flow for the fiscal year ended December 31, 2013 shall be deemed to equal $9,332,000.

2 The EU Bail-In Legislation Schedule may be found at http://www.lma.eu.com/uploads/files/EU%20BAIL-IN%20LEGISLATION%20SCHEDULE%2022-Dec-2015%2010-46%20.pdf

“Excluded Swap Obligation” shall mean, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Credit Party for or the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Credit Party, including under Section 2.12 of the Subsidiary Guaranty). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.5(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.12(g) and (d) any United States federal withholding Taxes imposed under FATCA.

“Excluded VIE” shall mean, at any time, any “variable interest entity” under GAAP that is not a Qualified VIE.

“Existing Credit Agreement” shall mean that certain Amended and Restated Credit Agreement dated as of October 12, 2012 by and among the Borrower, the lenders party thereto and Wells Fargo, as administrative agent, as amended, restated, supplemented or otherwise modified prior to the Closing Date.

“Existing Letters of Credit” shall mean those letters of credit existing on the Closing Date and identified on Schedule 12.

“Existing Term Loans” shall mean the existing term loans funded under the Second Amended and Restated Credit Agreement prior to the Restatement Effective Date and then outstanding.

“Extended Revolving Loan Commitment” shall have the meaning ascribed thereto in Section 2.18(a)(ii).

“Extended Term Loans” shall have the meaning ascribed thereto in Section 2.18(a)(iii).

“Extension” shall have the meaning ascribed thereto in Section 2.18(a).

“Extension Offer” shall have the meaning ascribed thereto in Section 2.18(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCC” shall mean the Federal Communications Commission and any successor or substitute governmental commission, agency, department, board or authority performing functions similar to those performed by the Federal Communications Commission on the Closing Date.

“FCC License” shall mean any license required under the Communications Laws.

“FCC Regulations” shall mean all rules, regulations, written policies, orders and decisions of the FCC under the Communications Act.

“Fed Regulations” shall have the meaning ascribed thereto in Section 4.1(n).

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“First Lien Adjusted Total Indebtedness” shall mean, as of any date, the difference between (a) the sum of (i) the Obligations plus (ii) all other Indebtedness of the Borrower and its Restricted Subsidiaries secured by a Lien (A) on assets not constituting Collateral or (B) on the Collateral that ranks pari passu or prior to the Lien of the Administrative Agent for the benefit of the Secured Parties (excluding any Indebtedness of the type described in clause (b) of the definition of Obligations from the amount determined pursuant to this clause (a)) minus (b) the aggregate amount of the Unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries then on hand (other than the proceeds of Indebtedness incurred substantially concurrently with the determination of such amount), not to exceed $150,000,000 minus (c) an amount, not to exceed $15,000,000, of undrawn letters of credit included under clause (a) above as of such date.

“First Lien Leverage Ratio” shall mean, as of any date, the ratio of (a) First Lien Adjusted Total Indebtedness as of such date to (b) Operating Cash Flow for the then applicable Reference Period divided by two (2).

“First Tier Foreign Subsidiary” shall mean any Foreign Subsidiary that is a “controlled foreign corporation” with the meaning of Section 957 of the Code and the Capital Stock of which is owned directly by any Credit Party.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Initial Revolving Loan Commitment Ratio of the outstanding Letter of Credit Obligations other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Initial Revolving Loan Commitment Ratio of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Gray” shall have the meaning ascribed thereto in the preamble hereof.

“Gray Midwest” shall have the meaning ascribed thereto in Section 1.11(c).

“Gray Midwest Investment” shall have the meaning ascribed thereto in Section 1.11(c).

“GTG” shall mean Gray Television Group, Inc., a Delaware corporation.

“Guaranty” or “Guaranteed,” as applied to an obligation, shall mean and include (a) a guaranty, direct or indirect, in any manner, of all or any part of such obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limitation, any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit or capital call requirements; provided, that the term “Guaranty” or “Guaranteed” shall not include endorsements for collection or deposit, in either case, in the ordinary course of business, or customary and reasonable indemnity obligations entered into in connection with any Acquisition or Asset Sale permitted under this Agreement (other than such obligations with respect to Indebtedness).

“Hazardous Materials” shall mean (a) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “acutely hazardous waste,” “radioactive waste,” “biohazardous waste,” “pollutant,” “toxic pollutant,” “contaminant,” “restricted hazardous waste,” “infectious waste,” “toxic substances,” or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including, without limitation, harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (b) any oil, petroleum, petroleum fraction or petroleum derived substance; (c) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (d) any flammable substances or explosives; (e) any radioactive materials; (f) any friable asbestos-containing materials; (g) urea formaldehyde foam insulation; (h) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (i) pesticides; and (j) any other chemical, material or substance, exposure to which is prohibited, limited or regulated under Environmental Laws.

“Hazardous Materials Activity” shall mean any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, including, without limitation, all Interest Rate Hedge Agreements, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Hedge Bank” shall mean any counterparty to a Hedge Agreement (a) existing on the Closing Date that is a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent or (b) entered into after the Closing Date with a counterparty that was a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent at the time such Hedge Agreement was executed.

“Hoak Acquisition” shall mean the Acquisition by one or more Credit Parties of all of the outstanding Capital Stock of the Hoak Targets.

“Hoak Targets” shall mean those certain Subsidiaries of Hoak Media, LLC identified on Schedule 4.

“Holding Company” shall mean a holding company entity formed to effectuate a Holding Company Reorganization that, after giving effect to a Holding Company Reorganization, will own, directly or indirectly, all of the Capital Stock of (a) each Intermediate Holding Company and (b) the Borrower.

“Holding Company Overhead Expenses” shall mean (a) any reasonable and customary fees payable in connection with the issuance of any Permitted Holding Company Indebtedness; (b) accounting and auditing costs and expenses incurred by the Holding Company in the ordinary course of its business in connection with preparing consolidated and consolidating financial reports and tax filings; (c) customary fees and expenses payable to the United States Securities and Exchange Commission and other reasonable and customary costs and expenses payable in connection with such Holding Company being a publicly traded company (including, without limitation, reasonable and customary fees and expenses required to be paid for professional and regulatory compliance); (d) reasonable and customary legal fees and expenses required for the corporate maintenance of the Holding Company and its Subsidiaries; (e) reasonable and customary director fees; (f) reasonable and customary costs and expenses payable for director and officer insurance; (g) transfer agent fees payable in connection with Capital Stock of the Holding Company; and (h) franchise taxes and other fees payable to the jurisdiction of incorporation or qualification of the Holding Company incurred in the ordinary course of conducting its business; provided that in no event shall Holding Company Overhead Expenses include management fees, salaries, bonuses, debt service and dividends and other distributions in respect of the Capital Stock of the Holding Company.

“Holding Company Reorganization” shall mean any restructuring of Gray and its Subsidiaries which results in the Borrower becoming a wholly owned Subsidiary of the Holding Company, whether directly, or indirectly through one or more Intermediate Holding Companies.

“Immaterial Subsidiary” shall mean any Restricted Subsidiary (other than (x) a License Sub or (y) any Subsidiary that is a party to any documentation governing any Station Servicing Arrangement) that (a) together with its Subsidiaries, (i) represents no more than 2% of the consolidated total assets of the Borrower and its Restricted Subsidiaries and (ii) generates no more than 2% of the consolidated revenues of the Borrower and its Restricted Subsidiaries, in each case, as reflected in the most recent financial statements delivered pursuant to Section 6.1 or 6.2, as applicable, (b) does not Guaranty and has not granted a Lien securing the Senior Notes or any other Indebtedness, (c) has no Subsidiaries that are not also Immaterial Subsidiaries and (d) has been designated as an “Immaterial Subsidiary” by the Borrower in accordance with Section 5.13(a); provided that, if at any time, the aggregate total assets or aggregate total revenues of all of the Immaterial Subsidiaries, taken as a whole, as of the last day of the Borrower’s most recently ended fiscal quarter shall be greater than (1) 4% of the consolidated total assets of the Borrower and its Restricted Subsidiaries or (2) 4% of the consolidated total revenues of the Borrower and its Restricted Subsidiaries on such date, then, in each case, the Borrower shall take such actions necessary, including causing an Immaterial Subsidiary to become a Subsidiary Guarantor and grant security interests pursuant to Section 5.13, to ensure that the aggregate total assets and the aggregate total revenues of all of the remaining Immaterial Subsidiaries, taken as a whole, would not constitute greater than 4% of the consolidated total assets of the Borrower and its Restricted Subsidiaries or 4% of the consolidated total revenues of the Borrower and its Restricted Subsidiaries at such time. The Immaterial Subsidiaries as of the Closing Date (after giving effect to the Transactions occurring on the Closing Date) are identified as such on Schedule 4.

“Incremental Increase” shall have the meaning ascribed thereto in Section 2.14(a).

“Incremental Increase Amendment” shall have the meaning ascribed thereto in Section 2.14(d)(vii).

“Incremental Increase Effective Date” shall have the meaning ascribed thereto in Section 2.14(c).

“Incremental Indebtedness Limit” shall mean, as of any date of determination, an amount equal to the sum of (a) $150,000,000 plus (b) the maximum amount of Indebtedness that could be incurred on such date which would not cause (i) the Secured Leverage Ratio to exceed 5.5 to 1.0 or (ii) the First Lien Leverage Ratio to exceed 4.0 to 1.0 (in each case, calculated on a pro forma basis after giving effect to any then requested Incremental Increase or issuance of New Securities (assuming that such Incremental Increase or issuance of New Securities is fully funded on the effective date thereof) and to any permanent repayment of Indebtedness in connection therewith). Notwithstanding anything to the contrary contained herein, in the case of any Incremental Increase or New Securities, the proceeds of which shall be used to finance a substantially concurrent Limited Condition Acquisition, the determination of the Incremental Indebtedness Limit shall be subject to Section 1.10.

“Incremental Institutional Term Loan” shall mean an Incremental Term Loan in the form of a term “B” facility, as such term is understood in the leveraged finance market and which is marketed primarily to institutional investors, and increase in any such Incremental Term Loan.

“Incremental Lender” shall have the meaning ascribed thereto in Section 2.14(b).

“Incremental Term Loan” shall have the meaning ascribed thereto in Section 2.14(a).

“Incremental Term Loan Commitment” shall mean the commitment of any Incremental Lender to make an Incremental Term Loan to the Borrower in accordance with Section 2.14, and “Incremental Term Loan Commitments” shall mean the aggregate of the Incremental Term Loan Commitments of each Incremental Lender.

“Incremental Term Loan Maturity Date” shall mean, with respect to any Incremental Term Loan, the date specified in the applicable Incremental Increase Amendment as the maturity date of such Incremental Term Loan.

“Indebtedness” shall mean, with respect to any Person, without duplication, whether or not contingent, (a) all obligations of such Person for borrowed money or for the deferred purchase price of property or services or which is evidenced by a note, bond, debenture or similar instrument; provided that, for the avoidance of doubt, “Indebtedness” shall not include (i) the deferred purchase price of property or services (including, without limitation, trade payables arising in the ordinary course of business) which are payable over a period of one (1) year or less and (ii) all Programming Obligations), (b) all Capitalized Lease Obligations of such Person, (c) all obligations of such Person as an account party to reimburse any Person in respect of letters of credit (including, without limitation, the Letters of Credit) or bankers’ acceptances, (d) all net payment obligations incurred by any such Person pursuant to Hedge Agreements, (e) all obligations of others secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed by such Person, provided that if such obligation shall not have been assumed by such Person and is otherwise limited in recourse only to property of such Person securing such obligation, the amount of such obligation shall not exceed the lesser of (i) the fair market value of the property of such Person securing such obligation as determined by such Person in good faith and (ii) the amount of such obligation so secured, (f) all obligations to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding on or prior to the latest applicable Maturity Date, (g) to the extent not otherwise included in clause (f) above, all obligations of such Person with respect to Disqualified Stock, valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends thereon and (h) to the extent not otherwise included, any Guaranty by such Person with respect to liabilities or obligations of any other Person of the type described in clauses (a) through (g) above. For purposes hereof, (i) the amount of Indebtedness represented by Hedge Agreements shall be equal to (A) zero if such Hedge Agreement has been incurred pursuant to clause (b)(i) of Section 7.1 or (B) the notional amount thereof if such Hedge Agreement is incurred otherwise and (ii) the Indebtedness of any Person shall include any recourse Indebtedness of any partnership in which such Person is a general partner.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” shall have the meaning ascribed thereto in Section 5.11.

“Initial Revolving Commitment Fees” shall have the meaning ascribed thereto in Section 2.4(a).

“Initial Revolving Loan Commitment” shall mean (a) as to any Lender the several commitment of such Lender to fund its respective portion of the Initial Revolving Loans to, and to purchase participations in Letter of Credit Obligations and Swingline Loans for the account of, the Borrower in an amount set forth in the Register and (b) as to all Lenders, the aggregate commitments of such Lenders to make Initial Revolving Loans, and to purchase participations in Letter of Credit Obligations and Swingline Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 2.14). The aggregate Initial Revolving Loan Commitment of all the Lenders as of the Restatement Effective Date shall be $100,000,000. The Initial Revolving Loan Commitment of each Lender as of the Restatement Effective Date is set forth on Annex C to the Restatement Agreement.

“Initial Revolving Loan Commitment Ratio” shall mean, with respect to any Lender, the percentage equivalent of the ratio which such Lender’s portion of the Initial Revolving Loan Commitment bears to the aggregate Initial Revolving Loan Commitment of all Lenders (as each may be adjusted from time to time as provided herein).

“Initial Revolving Loan Facility” shall mean the revolving credit facility tranche consisting of Initial Revolving Loans and Initial Revolving Loan Commitments.

“Initial Revolving Loan Maturity Date” shall mean the earlier to occur of (a) February 7, 2022, or (b) such date as payment of the Initial Revolving Loans shall be due (whether by acceleration, reduction of the Initial Revolving Loan Commitment to zero or otherwise).

“Initial Revolving Loans” shall mean, collectively, those revolving loans advanced by the Lenders to the Borrower pursuant to Section 2.1(a).

“Interest Expense” shall mean, for any period, the gross interest expense accrued by the Borrower and its Restricted Subsidiaries in respect of their Indebtedness for such period, net of interest income for such period, determined on a consolidated basis, all fees payable under Section 2.4 or any fee letter of the Borrower executed in connection with this Agreement, and any other fees, charges, commissions and discounts in respect of Indebtedness, including, without limitation, any fees payable in connection with the Letters of Credit, but excluding the amortization of deferred finance charges all calculated in accordance with GAAP. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by the Borrower and its Restricted Subsidiaries with respect to Interest Rate Hedge Agreements, but shall exclude any non-cash mark-to-market adjustments made by the Borrower and its Restricted Subsidiaries with respect to Interest Rate Hedge Agreements.

“Interest Period” shall mean (a) in connection with any Base Rate Advance, the period beginning on the date such Advance is made as or Converted to a Base Rate Advance and ending on the last day of the fiscal quarter in which such Advance is made or as Converted to a Base Rate Advance, provided, however, that if a Base Rate Advance is made or Converted on the last day of any fiscal quarter, it shall have an Interest Period ending on, and its Payment Date shall be, the last day of the following fiscal quarter, and (b) in connection with any LIBOR Advance, the term of such Advance selected by the Borrower or otherwise determined in accordance with this Agreement. Notwithstanding the foregoing, however, (i) any applicable Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless, with respect to LIBOR Advances only, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any applicable Interest Period, with respect to LIBOR Advances only, which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall (subject to clause (i) above) end on the last day of such calendar month, and (iii) the Borrower shall not select an Interest Period which extends beyond the applicable Maturity Date, or such earlier date as would interfere with the Borrower’s repayment obligations under Section 2.6. Interest shall be due and payable with respect to any Advance as provided in Section 2.3.

“Interest Rate Basis” shall mean the Base Rate Basis or the LIBOR Basis, as appropriate.

“Interest Rate Hedge Agreements” shall mean any agreement or other arrangement of any Person with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Intermediate Holding Company” shall mean any Subsidiary of the Holding Company formed in connection with a Holding Company Reorganization that, after giving effect to a Holding Company Reorganization, will own, directly or indirectly, all of the Capital Stock of the Borrower.

“Investment” shall mean, with respect to the Borrower or any of its Restricted Subsidiaries, (a) any loan, advance or extension of credit (other than to customers in the ordinary course of business) by such Person to, or any Guaranty or other contingent liability with respect to the capital stock, indebtedness or other obligations of, or any contributions to the capital of, any other Person, or any ownership, purchase or other acquisition by such Person of any interest in any capital stock, limited partnership interests, general partnership interest, or other securities of such other Person, including an Acquisition, and (b) any Station Servicing Arrangement of the Borrower or any of its Restricted Subsidiaries.

“Issuing Bank” shall mean Wells Fargo, in its capacity as the issuer of the Letters of Credit, or any successor issuer of the Letters of Credit.

“Joint Sales Agreement” shall mean an agreement for the sale of commercial or advertising time or any similar arrangement pursuant to which a Person (other than the Person holding the FCC License for the applicable television broadcast station or an Affiliate of such Person) obtains the right to (a) sell at least a majority of the time for commercial spot announcements, and/or resell to advertisers such time on, (b) provide the sales staff for the sale of the advertising time or the collection of accounts receivable with respect to commercial advertisements broadcast on, (c) set the rates for advertising on and/or (d) provide the advertising material for broadcast on, such television broadcast station.

“Junior Securities” shall mean, collectively, (a) the Senior Notes, (b) any Indebtedness incurred in accordance with Section 7.1(c), (c) any subsequent New Securities incurred by the Borrower on or after the Closing Date, that are secured by Liens on all or a portion of the Collateral that, pursuant to the terms of the applicable intercreditor agreement, rank junior in priority to the Liens securing the Term B-2 Loan and (d) any Refinancing Indebtedness in respect of any of the Indebtedness specified in clauses (a) through (c) of this definition.

“known to the Borrower” or “to the knowledge of the Borrower” shall mean known by, or reasonably should have been known by, the executive officers of the Borrower (including, without limitation, the chief executive officer, president, the chief operating officer, if any, the chief financial officer, the controller, the chief accounting officer or the general counsel of the Borrower).

“Lead Arrangers” shall mean, collectively, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), RBC Capital Markets and Deutsche Bank Securities Inc.

“Lenders” shall mean the Persons who agree to be bound by this Agreement by executing a signature page hereto on the Closing Date and any other Person which becomes a “Lender” hereunder after the Closing Date pursuant to an Assignment and Assumption Agreement; and “Lender” shall mean any one of the foregoing Lenders. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lending Office” shall mean, with respect to any Lender, the office of such Lender maintaining such Lender’s Advances, and, if applicable, participations in Letters of Credit.

“Letter of Credit Obligations” shall mean, as of any date, the sum of (a) an amount equal to the aggregate undrawn and unexpired amount (including the amount to which any such Letter of Credit can be reinstated pursuant to the terms hereof) of the then outstanding Letters of Credit and (b) an amount equal to the aggregate drawn, but unreimbursed drawings on any Letters of Credit.

“Letters of Credit” shall mean the collective reference to (a) standby letters of credit issued to support obligations of the Borrower or its Restricted Subsidiaries and issued by the Issuing Bank at the request of the Borrower on behalf of the Borrower or its Restricted Subsidiaries from time to time in accordance with the terms hereof and (b) the Existing Letters of Credit.

“Leverage Ratio” shall mean, as of any date, the ratio of (a) Adjusted Total Indebtedness as of such date to (b) Operating Cash Flow for the then applicable Reference Period divided by two (2).

“LIBOR” shall mean,

(a)     for any interest rate calculation with respect to a LIBOR Advance, with respect to a particular Interest Period, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Page LIBOR01 (or any successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period. If, for any reason, such rate does not appear on Reuters Page LIBOR01 (or any successor page), then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period; and

(b)     for any interest rate calculation with respect to a Base Rate Advance, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to one month (commencing on the date of determination of such interest rate) which appears on Reuters Page LIBOR01 (or any successor page) at approximately 11:00 a.m. (London time) on the applicable date of determination or, if such date is not a Business Day, then the immediately preceding Business Day. If, for any reason, such rate does not appear on Reuters Page LIBOR01 (or any successor page), then “LIBOR” for such Base Rate Advance shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on the applicable date of determination for a period of one month commencing on such date of determination.

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding the foregoing, in no event shall LIBOR be less than 0%.

“LIBOR Advance” shall mean an Advance which the Borrower requests to be made as, Continued as or Converted to a LIBOR Advance in accordance with the provisions of Section 2.2, and which shall be in a principal amount of at least $1,000,000 and in an integral multiple of $1,000,000.

“LIBOR Basis” shall mean a simple per annum interest rate equal to the sum of (a) the quotient of (i) LIBOR divided by (ii) one (1) minus the LIBOR Reserve Percentage, if any, stated as a decimal, plus (b) the Applicable Margin. The LIBOR Basis shall apply to Interest Periods of one (1), two (2), three (3), six (6) months and, to the extent available to, and agreed to by, all applicable Lenders, twelve (12) months and, once determined, shall remain unchanged during the applicable Interest Period, except for changes to reflect adjustments in the LIBOR Reserve Percentage and the Applicable Margin as adjusted pursuant to Section 2.3(f). The LIBOR Basis for any LIBOR Advance shall be adjusted as of the effective date of any change in the LIBOR Reserve Percentage and the Applicable Margin.

“LIBOR Reserve Percentage” shall mean for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in respect of Eurocurrency Liabilities (as that term is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time) or any similar category of liabilities for a member bank of the Federal Reserve System in New York City. The LIBOR Basis shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

“License” shall mean any license, authorization, permit, consent, franchise, ordinance, registration, certificate, agreement or other right filed with, granted by, or entered into by a federal, state or local governmental authority which permits or authorizes the acquisition, construction or operation of a television station or any part of a television station or which is required for the acquisition, ownership or operation of any Station or any other Permitted Business, including, without limitation, the FCC Licenses.

“License Sub” shall mean each wholly-owned Domestic Subsidiary of the Borrower which has no assets other than FCC Licenses.

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under Applicable Law (including any conditional sale or title retention agreement, any lease in the nature thereof and any option or other agreement to sell or give a security interest in any asset).

“Limited Condition Acquisition” shall mean any Acquisition that (a) is not prohibited hereunder, (b) is financed in whole or in part with a substantially concurrent incurrence of Incremental Term Loans, New Securities or any other Indebtedness and (c) is not conditioned on the availability of, or on obtaining, third-party financing.

“Liquidity” shall mean, as of any date, the sum of (a) all Unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries on such date and (b) the amount available and permitted to be drawn under the Initial Revolving Loan Commitment and the Additional Revolving Loan Commitment as of such date.

“Loan Documents” shall mean this Agreement, the Notes, the Security Documents, the Administrative Agent Fee Letter, all Requests for Advance, all Requests for Issuance of Letters of Credit, all Incremental Increase Amendments, all compliance certificates issued by the Borrower or any of its Restricted Subsidiaries (including, without limitation, each Officer’s Compliance Certificate) and all other documents, agreements, supplements, confirmations, instruments or certificates conveying any rights or remedies to, or creating any liability or obligation of, the Administrative Agent or any Secured Party in connection with the transactions contemplated by this Agreement or any of the foregoing (excluding any Hedge Agreement or Cash Management Agreement).

“Loan Obligations” shall mean all payment and performance obligations of every kind, nature and description of the Borrower, its Subsidiaries, and any other obligors to the Lenders, or the Administrative Agent, or any of them or their respective Related Parties, under this Agreement and the other Loan Documents (including any interest, fees and other charges on the Loans or otherwise under the Loan Documents irrespective of whether a claim for such interest, fees and other charges is allowed or allowable in any proceeding under any Debtor Relief Law or otherwise) as they may be amended from time to time, or as a result of making the Loans, whether such obligations are direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, arising by operation of law or otherwise, now existing or hereafter arising.

“Loans” shall mean, collectively, the Initial Revolving Loans, the Swingline Loans, the Term B-2 Loan, and, if applicable, the Incremental Term Loans and the Additional Revolving Loans and, to the extent the context requires, Extended Term Loans and Initial Revolving Loans and Additional Revolving Loans made pursuant to any Extended Revolving Loan Commitments.

“Local Marketing Agreement” shall mean a local marketing arrangement, time brokerage agreement, management agreement or similar arrangement pursuant to which a Person (other than the Person holding the FCC License for the applicable television broadcast station or an Affiliate of such Person) obtains the right, subject to customary preemption rights and other limitations, to exhibit programming and sell advertising time during more than fifteen percent (15%) of the air time per week of such television broadcast station.

“Margin Stock” shall have the meaning ascribed thereto in Section 4.1(n).

“Materially Adverse Effect” shall mean a material adverse effect upon or change in (a) the business, assets, liabilities (actual or contingent), operations or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, or on the ability of the Borrower and its Restricted Subsidiaries, taken as a whole, to conduct their business, (b) the validity or enforceability of this Agreement or any other Loan Document against the Borrower or any Subsidiary of the Borrower party thereto, or (c) the rights or remedies of the Administrative Agent or the Lenders under this Agreement or any other Loan Document or at law or in equity.

“Maturity Date” shall mean the Initial Revolving Loan Maturity Date, the Term B-2 Loan Maturity Date, the applicable Additional Revolving Loan Maturity Date or the applicable Incremental Term Loan Maturity Date, as applicable.

“Minimum Collateral Amount” shall mean, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 100% of the sum of the Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time plus the Fronting Exposure of the Swingline Lender with respect to all Swingline Loans outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Bank in their reasonable discretion.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer pension plan as defined in Section 3(37) of ERISA to which the Borrower, any of its Subsidiaries or any ERISA Affiliate is or has been required to contribute.

“Necessary Authorizations” shall mean all approvals, consents and licenses from, and all filings and registrations with, any Governmental Authority, shareholder or other third party, including, without limitation, (a) all approvals, consents, Licenses, filings and registrations under the Communications Laws and (b) all approvals, consents, filings and registrations required by the United States Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions, and any state securities regulatory authorities.

“Net Earnings” shall mean, as of any date with respect to the Borrower, the consolidated net income (or deficit) of the Borrower and its Restricted Subsidiaries for the period involved, after taxes accrued and after all proper charges and reserves (excluding, however, non-recurring special charges and credits), all as determined in accordance with GAAP; provided that there shall be excluded from such net income, the net income of any Unrestricted Subsidiary or Excluded VIE, except to the extent that such net income is actually paid in cash to the Borrower or any of its Restricted Subsidiaries by dividend or other distribution prior to such date (including, without limitation (but without duplication), in the form of fees paid in connection with a Station Servicing Arrangement).

“Net Proceeds (Asset Sales)” shall mean, with respect to any Asset Sale by, or any insurance or condemnation proceeding in respect of any assets of, the Borrower or any of its Restricted Subsidiaries, as applicable, the aggregate amount of cash received for such assets (including, without limitation, any payments received for non-competition covenants, any time brokerage, consulting or management fees for services rendered on or prior to the consummation of such sale (other than such fees received in the ordinary course of business for brokerage, management or consulting services rendered after the consummation of such sale in amounts usual and customary for the services rendered), and any portion of the amount received evidenced by a promissory note or other evidence of Indebtedness issued by the purchaser), net of (a) amounts reasonably and in good faith reserved, if any, for (i) taxes payable with respect to any such sale (after application (assuming application first to such reserves) of any available losses, credits or other offsets), (ii) pension and other post-employment benefit liabilities, (iii) workers compensation liabilities, (iv) liabilities associated with retiree benefits and (v) liabilities relating to environmental matters, (b) transaction costs properly attributable to such transaction and payable by the Borrower or any of its Restricted Subsidiaries (other than to an Affiliate) in connection with such Asset Sale, including, without limitation, reasonable and customary commissions, fees and out-of-pocket expenses attributable to claiming such proceeds and the principal amount of, premium, if any, and interest on any Indebtedness secured by a Lien on the asset or assets (or any portion thereof) disposed of, which Indebtedness is required to be repaid in connection with such Asset Sale, (c) until actually received by the Borrower or any of its Restricted Subsidiaries, any portion of the amount received held in escrow, evidenced by a promissory note or other evidence of Indebtedness, or in respect of a purchase or non-compete, consulting or management agreement or covenant or otherwise for which compensation is paid over time, (d) until no longer reserved, any reserves for indemnification liabilities, the amount of which are reasonably ascertainable on or prior to the consummation of such sale and (e) amounts required to be paid to any third party in respect of an Unrestricted Subsidiary pursuant to legally binding and enforceable provisions of the organizational documents, Operating Agreements or other applicable contractual provisions governing such Unrestricted Subsidiary in connection with the Asset Sale of such Unrestricted Subsidiary or its Capital Stock. Upon receipt by the Borrower or any of its Restricted Subsidiaries of (i) amounts referred to in clause (c) of the preceding sentence, (ii) a payment resulting from any reduction in the reserves referred to in clause (a) of the preceding sentence or (iii) any amount that was reserved as described in clause (a) of the preceding sentence that exceeds the actual amount paid with respect to taxes or other liabilities of the type referred to in clause (a) of the preceding sentence, such amounts shall, in each case, be deemed to be “Net Proceeds (Asset Sales).”

“Net Proceeds (Equity)” shall mean, with respect to any Equity Issuance, the difference between (a) the aggregate amount of cash or Cash Equivalents received in connection with such Equity Issuance, and (b) the aggregate amount of any reasonable and customary legal, underwriting or other fees and expenses incurred in connection with such Equity Issuance.

“Net Proceeds (Indebtedness)” shall mean, with respect to any sale, issuance or other disposition of any Indebtedness of any Holding Company, any Intermediate Holding Company, the Borrower or its Restricted Subsidiaries by any Holding Company, any Intermediate Holding Company, the Borrower or its Restricted Subsidiaries, the difference between (a) the aggregate amount of cash or Cash Equivalents received in connection with the sale, issuance or other disposition of such Indebtedness, and (b) the aggregate amount of any reasonable and customary transaction costs incurred in connection therewith, including, without limitation, all reasonable and customary fees and expenses of attorneys, accountants and other consultants, all reasonable and customary underwriting or placement agent fees, and reasonable and customary fees and expenses of any trustee, registrar or transfer agent.

“New Borrower” shall mean one or more newly formed entities which, after giving effect to a Holding Company Reorganization (a) shall be an entity organized under the laws of any political subdivision of the United States and be wholly owned (whether directly, or indirectly through one or more Intermediate Holding Companies) by the Holding Company; (b) shall, upon the completion of a Holding Company Reorganization, own or acquire (whether by transfer, consolidation, merger or otherwise) all of the assets that were owned by Gray immediately prior to a Holding Company Reorganization (including without limitation all of the Capital Stock of the operating Subsidiaries of Gray) and (c) shall assume all of the rights and obligations of Gray as “Borrower” under this Agreement and the other Loan Documents.

“New Securities” shall mean secured Indebtedness; provided that, in any event, such Indebtedness (a) shall have a final maturity date that is not earlier than 180 days after the latest Maturity Date then in effect at the time of issuance of such Indebtedness and shall have no required prepayment or repayment of principal, amortization, mandatory redemption, put right or sinking fund obligation prior to such date (other than reasonable and customary prepayment, redemption, repurchase or defeasance obligations in connection with (i) a change of control, (ii) asset sale, (iii) the exercise of remedies after an event of default or (iv) reasonable and customary AHYDO catch up payments) (provided that any Indebtedness that automatically converts to, or is exchangeable into, notes or other Indebtedness that meet this clause (a) shall be deemed to satisfy this condition so long as the Borrower irrevocably agrees at the time of the issuance thereof to take all actions necessary to convert or exchange such Indebtedness); (b) shall not be secured by Liens on any assets other than the Collateral (and any Liens on the Collateral securing such New Securities shall be subject to an intercreditor agreement in form and substance satisfactory to the Administrative Agent, which such intercreditor agreement shall provide that any Liens securing such New Securities shall rank no higher in priority than the Liens securing the Term B-2 Loans); (c) in the case of any Indebtedness in the form of notes or bonds, shall not contain any financial performance “maintenance” covenants (whether stated as a covenant, default or otherwise, although “incurrence-based” financial tests may be included) or (other than in the case of New Securities secured by Liens ranking pari passu with the Liens securing the Term B-2 Loans) cross defaults (but may include cross-defaults at final stated maturity and cross-acceleration); (d) shall not be recourse to or guaranteed by any Person that is not a Credit Party; (e) to the extent such Indebtedness constitutes term loans that are secured on a pari passu basis with the Term B-2 Loans, such Indebtedness will be subject to the “most favored nation” pricing protection set forth in Section 2.14(e)(ii) as if such Indebtedness were Incremental Institutional Term Loans referred to therein and (f) prior to the incurrence of such New Securities, the Borrower shall have delivered to the Administrative Agent a certificate from an Authorized Signatory of the Borrower (i) certifying as to compliance with the requirements of the preceding clauses (a) through (d), (ii) certifying that such New Securities do not contain terms (including, without limitation, all covenants, defaults, guaranties and remedies, but excluding as to interest rate, call protection and redemption premiums), when taken as a whole, that are more restrictive or adverse to the Borrower and its Restricted Subsidiaries than those contained in this Agreement and the other Loan Documents; and (iii) containing calculations, in a form satisfactory to the Administrative Agent, with respect to clause (ii) of Section 7.1(m).

“Non-Consenting Lender” shall mean any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders, all Lenders of a Class, or all affected Lenders in accordance with the terms of Section 11.12 and (b) has been approved by the Required Lenders, Required Revolving Lenders, Required Initial Revolving Lenders or Required Additional Revolving Lenders, as applicable.

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiary” shall mean any Subsidiary of the Borrower that is not a party to the Subsidiary Guaranty.

“Notes” shall mean, collectively, the Revolving Loan Notes, the Swingline Note, and the Term Loan Notes.

“Notice of Account Designation” shall mean the notice by the Borrower, substantially in the form of Exhibit J attached hereto.

“Obligations” shall mean, collectively, (a) the Loan Obligations and (b) all existing or future payment and other obligations owing by any Credit Party under (i) any Secured Hedge Agreement (excluding any Excluded Swap Obligation) and (ii) any Secured Cash Management Agreement.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” shall have the meaning ascribed thereto in Section 6.3.

“Operating Agreement” shall mean any agreement in respect of a Sharing Arrangement, network affiliation agreement, programming agreement, franchise agreement, lease or other agreement of the Borrower or any of its Restricted Subsidiaries relating to the operation of a Station or any other Permitted Business, the termination or adverse modification of which could reasonably be expected to have a Materially Adverse Effect.

“Operating Cash Flow” shall mean, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, as of any date for any period, (a) the Net Earnings for such period (excluding, to the extent included in Net Earnings for such period, (i) the effect of any exchange of advertising time for non-cash consideration, such as merchandise or services, (ii) any other non-cash income or expense (including the cumulative effect of a change in accounting principles and extraordinary items), (iii) any gains or losses from sales, exchanges and other dispositions of property not in the ordinary course of business and (iv) the non-cash portion of any reserves or accruals for one-time charges incurred in connection with corporate restructurings or expense saving measures), minus (b) any cash payments made by the Borrower and its Restricted Subsidiaries during such period in respect of (i) Programming Obligations or (ii) reserves or accruals described in clause (a)(iv) above, to the extent such reserves or accruals were excluded from Net Earnings in a prior period, plus (c) the sum, without duplication, of the following to the extent deducted in determining Net Earnings (i) depreciation on or obsolescence of fixed or capital assets and amortization of intangibles and leasehold improvements (including, without limitation, amortization in respect of Programming Obligations) for such period, plus (ii) Interest Expense and the amortization of deferred finance charges in such period, plus (iii) federal, state and local income taxes in such period to the extent deducted in calculating Net Earnings in such period (other than any such taxes resulting from any gains from sales and exchanges and other distributions not in the ordinary course of business), plus (iv) Specified Transaction Costs and Expenses, plus (d) one-time corporate restructuring charges, as approved by the Administrative Agent, related to a Holding Company Reorganization, which charges are taken during or reserved for during the twelve (12) month period following such Holding Company Reorganization, plus (e) adjustments (including, without limitation, run-rate cost savings, operating expense reductions, other operating improvements and initiatives and synergies) to actual historical Operating Cash Flow in connection with any Acquisition permitted pursuant to Section 7.5; provided that such adjustments are (i) consistent with Regulation S-X of the United States Securities and Exchange Commission or (ii) not in excess of seven and a half percent (7.5%) of the Operating Cash Flow of the Borrower and its Restricted Subsidiaries for such period (determined without giving effect to this clause (e)), which, in the case of this clause (e)(ii), are reasonably identifiable, factually supportable and based on actions already taken or reasonably expected to be taken within twelve (12) months and for which the full run-rate effect of such actions is expected to be realized within twelve (12) months of such action, as determined in good faith by the Borrower; provided further that, in each case, such adjustments shall be on a consolidated basis and computed on the accrual method. For the purposes of calculating Operating Cash Flow (other than as used in calculating Excess Cash Flow) for any period any Acquisition, Station Servicing Arrangement with a Qualified VIE or Asset Sale which occurs during such period shall be deemed to have occurred on the first day of such period.

“Original Credit Agreement” shall mean that certain Credit Agreement dated as of March 19, 2007 by and among the Borrower, the lenders party thereto and Wells Fargo (successor by merger to Wachovia Bank, National Association), as administrative agent, as amended, restated, supplemented or otherwise modified prior to the effectiveness of the Existing Credit Agreement.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.5).

“Ownership Reports” shall mean, with respect to any Station, the reports and certifications filed with the FCC pursuant to 47 C.F.R. § 73.3615, or any comparable reports filed pursuant to any successor regulation thereto.

“Participant” shall have the meaning ascribed thereto in Section 11.5(d).

“Participant Register” shall have the meaning ascribed thereto in Section 11.5(d).

“Payment Date” shall mean the last day of any Interest Period.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisition” shall mean:

(a)     an Acquisition;

(b)     entry by a Credit Party into any Station Servicing Arrangement; or

(c)     the Investment by the Borrower or any Restricted Subsidiary in any EAT Subsidiary for the purpose of facilitating a like-kind exchange on behalf of the Borrower or such Restricted Subsidiary in accordance with Section 1031 of the Code if the Borrower shall have provided an irrevocable notice to the Administrative Agent at least five (5) Business Days prior to the date of such Investment electing to treat such Investment (and the related like-kind exchange) as a Permitted Acquisition, so long as, in each case and subject (x) in the case of a Limited Condition Acquisition to Section 1.10 and (y) in the case of clause (c) above, to Section 1.11:

(A)     immediately prior to and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(B)     the Leverage Ratio (determined on a pro forma basis, after giving effect to such transaction and any Indebtedness incurred or assumed in connection therewith) is less than or equal to the greater of (1) the Leverage Ratio as of the last day of the most recently ended fiscal quarter for which financial statements have been, or were required to be, delivered under Section 6.1 or 6.2, as applicable and (2) the ratio that is 0.25 to 1.00 less than the Debt Incurrence Test applicable at the time of such transaction and the Borrower’s compliance with this subsection (B) shall, unless waived by the Administrative Agent in its sole discretion, be set forth in a certificate executed by an Authorized Signatory of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that the requirements in this subsection have been satisfied and containing reasonably detailed supporting calculations and financial information;

(C)     the Borrower shall comply with all applicable provisions of Section 5.13 within the time frames set forth in Section 5.13 (or such later time frames as the Administrative Agent may determine in its sole discretion) and take all actions required under the Loan Documents to perfect the Security Interest in any assets acquired in such transaction within the time frames set forth herein or therein (or such later timeframes as the Administrative Agent may determine in its sole discretion);

(D)     except as provided in clause (c) above, the Acquisition of a Person that substantially concurrently with such Acquisition is designated as an Unrestricted Subsidiary shall not be a Permitted Acquisition, but instead shall be an Investment that is otherwise subject to Section 7.5;

(E)     the Borrower and its Restricted Subsidiaries (including any newly formed or acquired entity) shall not assume or otherwise be liable for any Indebtedness (other than Indebtedness permitted pursuant to Section 7.1) and none of the assets of the Borrower and its Restricted Subsidiaries (including any assets acquired in connection with such transaction) shall be subject to any Liens (other than Permitted Liens);

(F)     in the case of an Acquisition, the Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to it, that such Acquisition has been approved by the board of directors of the entity to be acquired or the seller of the assets included in such Acquisition, as the case may be;

(G)     after giving effect thereto, the Borrower shall have Liquidity of at least $20,000,000;

(H)     with respect to (i) any Station Servicing Arrangement with a Qualified VIE, the Borrower shall have delivered to the Administrative Agent true, correct and complete copies of the Joint Sales Agreement, Local Marketing Agreement, Shared Services Agreement, option agreement, put/call agreements, management services agreement (or similar agreements or instruments), as applicable, and any other material agreements or documents with respect to such Station Servicing Arrangement and (ii) any such transaction that involves aggregate consideration in excess of $35,000,000, the Borrower shall have delivered to the Administrative Agent true, correct and complete copies of the applicable Acquisition Documents for such transaction and, to the extent requested by the Administrative Agent, all financial information with respect to the entities, television stations or assets to be acquired in connection with (or otherwise subject to) such transaction (including, without limitation, updated projections of the Borrower and its Restricted Subsidiaries after giving effect such transaction); and

(I)     the consideration applicable to all such transactions made by Restricted Subsidiaries that are not Credit Parties and Acquisitions of entities that become Restricted Subsidiaries but do not become Credit Parties, shall not exceed $10,000,000 in the aggregate.

Without limiting the generality of clause (c) above, except for purposes of permitting the applicable Investment to be made and calculating Excess Cash Flow and the Available Amount, any Permitted Acquisition of the type referred to in clause (c) above and Section 1.11 (including, without limitation, the Gray Midwest Investment) shall not be deemed to have been completed until the applicable EAT Completion Event in respect thereof is completed.

“Permitted Business” shall mean (a) the business of owning or operating Stations, all businesses directly related thereto, and any electronic news, entertainment and information delivery business and any other television broadcasting-related, television distribution-related or television content-related business, including the creation and distribution of video content, (b) digital support services to third party digital sites and (c) any other ancillary business acquired pursuant to an Acquisition permitted hereunder of a Person or business that is primarily engaged in the activities specified in clause (a) or (b) of this definition, but solely with respect to such acquired Person or business.

“Permitted Holder” shall mean (a) the estate of J. Mack Robinson, (b) Harriet J. Robinson and her lineal descendants and spouses of her lineal descendants, (c) in the event of the incompetence or death of any of the Persons described in clause (b), such Person’s estate, executor, administrator, committee or other personal representative, (d) any trusts created for the benefit of the Persons described in clause (a) or (b), (e) any Person Controlled by any of the Persons described in clause (a), (b), (c) or (d) and (f) any group of Persons (as defined in the Securities Exchange Act of 1934, as amended) in which the Persons described in clause (a), (b), (c), (d) or (e), individually or collectively, Control such group.

“Permitted Holding Company Indebtedness” shall mean all Indebtedness (including any assumed Indebtedness) of the Holding Company or an Intermediate Holding Company (a) that is non-recourse to the Borrower or any of its Restricted Subsidiaries, (b) that has a maturity date that is at least six (6) months after the latest Maturity Date and does not require any principal repayment prior to such date, (c) that provides that interest thereon is not required to be paid in cash, (d) is unsecured and (e) the Net Proceeds (Indebtedness) of which shall be applied to prepay the Loans in accordance with Section 2.6(b)(v).

“Permitted Liens” shall mean, as applied to any Person:

(a)     any Lien created pursuant to the Loan Documents (including, without limitation, Liens in favor of the Swingline Lender and/or the Issuing Bank, as applicable, on Cash Collateral granted pursuant to the Loan Documents);

(b)     (i) Liens on real estate or other property for taxes, assessments, governmental charges or levies not yet delinquent and (ii) Liens for taxes, assessments, governmental charges or levies or claims the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on such Person’s books in accordance with GAAP, but only so long as no forfeiture, foreclosure, distraint, sale or similar proceedings have been commenced with respect thereto;

(c)     statutory Liens of carriers, warehousemen, mechanics, vendors, laborers and materialmen incurred in good faith in the ordinary course of business for sums not yet due or being diligently contested in good faith, if adequate reserves have been set aside on such Person’s books in accordance with GAAP, or appropriate provisions shall have been made therefor, and no forfeiture, foreclosure, distraint, sale or similar proceedings have been commenced with respect thereto;

(d)     Liens incurred, or pledges and deposits made, in the ordinary course of business in connection with worker’s compensation and unemployment insurance, social security obligations, assessments or government charges which are not overdue for more than sixty (60) days;

(e)     restrictions on the transfer of assets of the Borrower or its Restricted Subsidiaries imposed by the Communications Laws;

(f)     easements, rights-of-way, zoning and other restrictions, leases, licenses, reservations or restrictions on use and other similar encumbrances on the use of Real Property which do not materially interfere with the ordinary conduct of the business of such Person or the use or value of such property;

(g)     Liens reflected by Uniform Commercial Code financing statements filed in respect of true leases (excluding any Capitalized Lease Obligations) of the Borrower or any of its Restricted Subsidiaries;

(h)     Liens to secure performance of statutory obligations, surety or appeal bonds, performance bonds, bids, tenders or escrow deposits in connection with Acquisitions permitted hereunder and, in each case, in the ordinary course of business;

(i)     Liens securing judgments not constituting an Event of Default under Section 8.1(i);

(j)     Liens existing on the Closing Date as set forth in Schedule 1 hereto;

(k)     [Reserved];

(l)     Liens securing other Indebtedness or obligations in an aggregate amount not to exceed the greater of (i) $50,000,000 and (ii) two percent (2.0%) of Consolidated Total Assets (calculated at the time of incurrence or creation of any such Lien);

(m)     (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account;

(n)     Liens on the Collateral securing New Securities permitted to be issued or incurred under Section 7.1(m), which Liens are subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent, which amongst other things shall provide that such New Securities shall have priority equal to or junior to the Term B-2 Loans;

(o)     leases, subleases or licenses granted by the Borrower or any of its Restricted Subsidiaries to third persons in the ordinary course of business that do not interfere in any material respect with the business of the Borrower or any of its Restricted Subsidiaries;

(p)     licenses of patents, trademarks and other intellectual property rights granted by the Borrower or any Restricted Subsidiaries in the ordinary course of business to the Borrower or another Restricted Subsidiary;

(q)     Liens securing Indebtedness permitted under Section 7.1(e); provided that (i) such Liens and the Indebtedness secured thereby shall be created prior to or within 180 days after the acquisition, repair, improvement or lease, as applicable, of the related property, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original price for the purchase, repair improvement or lease amount (as applicable) of such property at the time of purchase, repair, improvement or lease (as applicable);

(r)      Liens on property or assets (i) of any Restricted Subsidiary which are in existence at the time that such Restricted Subsidiary is acquired pursuant to an Investment permitted under Section 7.5 and (ii) of the Borrower or any of its Restricted Subsidiaries existing at the time such tangible property or tangible assets are purchased or otherwise acquired by the Borrower or such Restricted Subsidiary thereof pursuant to a transaction permitted pursuant to this Agreement; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens are not incurred in connection with, or in anticipation of, such Investment, purchase or other acquisition, (B) such Liens are applicable only to specific property or assets, (C) in the case of clause (ii) only, such Liens are not “blanket” or all asset Liens, (D) such Liens do not attach to any other property or assets of the Borrower or any of its Restricted Subsidiaries (other than to the extent of any applicable customary cross collateralization provisions which are in existence at the time such Restricted Subsidiary is acquired or such tangible property or asset is purchased or otherwise acquired, that attach solely to other specific property or assets that secure Indebtedness owed to the same lender so long as the Lien created by such cross-collateralization provision otherwise satisfies each of the requirements of this clause (r)), and (E) the Indebtedness secured by such Liens (including any applicable Indebtedness secured under any cross-collateralization provision) is permitted under Section 7.1(l); and

(s)     Liens securing Refinancing Indebtedness where the Liens securing the Indebtedness being refinanced, renewed, refunded or extended were permitted under this Agreement.

“Permitted Purchase Money Indebtedness” shall mean any Indebtedness incurred for the acquisition of intellectual property rights, property, plant or equipment used or useful in the business of the Borrower.

“Person” shall mean an individual, corporation, limited liability company, association, partnership, joint venture, trust or estate, an unincorporated organization, a government or any agency or political subdivision thereof, or any other entity.

“Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA subject to Title IV of ERISA (other than a Multiemployer Plan) maintained by the Borrower, any of its Subsidiaries or any ERISA Affiliate.

“Prime Rate” shall mean at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Programming Obligations” shall mean all direct or indirect monetary liabilities, contingent or otherwise, with respect to contracts for television broadcast rights relating to television series or other programs produced or distributed for television release, including, without limitation, any such liabilities with respect to (a) the Notice of Award of Price Contract dated as of October 1, 2004 among the University of Kentucky, Gray and IMG Worldwide, Inc. (as successor in interest to Host Communication, Inc.) and (b) the Amended and Restated Rights Sharing Agreement dated as of July 1, 2006 between Gray Television Group, Inc. and IMG Worldwide, Inc. (as successor in interest to Host Communication, Inc.).

“Public Lender” shall have the meaning ascribed thereto in Section 6.5.

“Qualified Joint Venture” shall mean a Person with respect to which the Borrower or a Restricted Subsidiary owns less than all of the Capital Stock of such Person where the remaining Capital Stock of such Person is issued to a Person who is not affiliated with the Borrower or any of its Restricted Subsidiaries in consideration of the contribution primarily consisting of cash or assets used or useful in a Permitted Business.

“Qualified VIE” shall mean, at any time, any “variable interest entity” under GAAP if, as of the applicable time, any of the following applies:

(a)      such variable interest entity has no Indebtedness of the type described in clause (a) of the definition of Indebtedness;

(b)     (i) any Indebtedness of such variable interest entity of the type described in clause (a) of the definition of Indebtedness is, at such time, Guaranteed by one or more Credit Parties pursuant to a Guaranty that is (A) permitted hereunder; and (B) in accordance with all Applicable Laws (including, without limitation, the Communications Laws), in each case as certified by an Authorized Signatory of the Borrower; and (ii) all Necessary Authorizations with respect to such Guaranty and the applicable Station Servicing Arrangement (including, without limitation, any consent of the FCC to such transactions required under Applicable Laws) have been obtained, are in full force and effect and are not subject to any pending reversal or cancellation; or

(c)     such variable interest entity is an EAT Restricted Subsidiary.

“Real Property” shall mean any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower or any of its Restricted Subsidiaries or any of their respective predecessors or Affiliates. The Real Property as of the Closing Date (after giving effect to the Transactions occurring on the Closing Date) is set forth on Schedule 10.

“Recipient” shall mean (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank, as applicable.

“Reference Period” shall mean, as to any applicable date of determination of any applicable financial ratio, the most recent eight (8) consecutive fiscal quarter period then ended or most recently ended for which financial statements have been made available to the Administrative Agent and the Lenders.

“Refinancing Indebtedness” shall mean with respect to any Indebtedness permitted to be incurred by the Borrower or any Restricted Subsidiary hereunder that is permitted to be refinanced, renewed, refunded or extended hereunder in accordance with Section 7.1(p) (such Indebtedness, the “Refinanced Indebtedness”), any other Indebtedness incurred solely to refinance, renew, refund or extend such Refinanced Indebtedness; provided that such refinancing, renewal, refunding and extension shall (a) if the Refinanced Indebtedness is subordinated to the Loan Obligations, be subordinated to the Loan Obligations to at least the same extent as the Refinanced Indebtedness; (b) mature no earlier than, or have a Weighted Average Life to Maturity no shorter than, the Refinanced Indebtedness; (c) be in an aggregate principal amount that does not exceed the principal amount of the Refinanced Indebtedness at the time of such refinancing, renewal, refunding or extension, except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized under the Refinanced Indebtedness; (d) not be secured by Liens having a higher priority than the Liens, if any, securing the Refinanced Indebtedness at the time of such refinancing, renewal, refunding or extension; and (e) not be guaranteed, secured or otherwise recourse to any Person or assets other than the Person(s) to whom the Refinanced Indebtedness is recourse and the assets securing such Refinanced Indebtedness, in each case as of the time of such refinancing, refunding, renewal or extension. In addition, in connection with the incurrence of any such Refinancing Indebtedness the Borrower shall have delivered to the Administrative Agent a certificate from an Authorized Signatory of the Borrower certifying that such Refinancing Indebtedness (i) complies with the requirements of clauses (a) through (e) of the prior sentence and (ii) either (A) does not have terms that, when taken as a whole, are more restrictive on the Borrower and its Restricted Subsidiaries than the Refinanced Indebtedness at the time of such refinancing, renewal, refunding or extension or (B) solely in the case of a refinancing of any Indebtedness incurred under Section 7.1(l), contains market terms (as determined by the Borrower in good faith as of the time of the incurrence of such Refinancing Indebtedness).

“Register” shall have the meaning ascribed thereto in Section 11.5(c).

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Reportable Event” shall mean, with respect to any Plan, an event described in Section 4043(c) of ERISA, other than those events as to which the 30 day notice period is waived.

“Request for Advance” shall mean a certificate designated as a “Request for Advance,” signed by an Authorized Signatory of the Borrower requesting an Advance, Continuation or Conversion hereunder, which shall be in substantially the form of Exhibit D attached hereto, and shall, among other things, (i) specify the date of such Advance, Continuation or Conversion, which shall be a Business Day, the amount and type of Advance (LIBOR or Base Rate), and, with respect to LIBOR Advances, the Interest Period selected by the Borrower, (ii) state that there shall not exist, on the date of the requested Advance and after giving effect thereto, a Default or Event of Default and (iii) designate the amount of the Initial Revolving Loans, Swingline Loans, Term Loans, and Additional Revolving Loans, as applicable, being drawn.

“Request for Issuance of Letter of Credit” shall mean any application or other documents signed by an Authorized Signatory of the Borrower requesting that the Issuing Bank issue a Letter of Credit hereunder, which application or other documents shall be in such form as may be approved from time to time by the Issuing Bank and shall, among other things, specify (a) the stated amount of the Letter of Credit, (b) the effective date for the issuance of the Letter of Credit (which shall be a Business Day), (c) the date on which the Letter of Credit is to expire (which shall be a Business Day), (d) the Person for whose benefit such Letter of Credit is to be issued, and (e) other relevant terms of such Letter of Credit.

“Required Additional Revolving Lenders” shall mean, at any time, the Lenders holding more than fifty percent (50%) of the then aggregate Additional Revolving Loan Commitments, or, if no Additional Revolving Loan Commitments are then outstanding, the Lenders holding more than fifty percent (50%) of the aggregate unpaid principal amount of the Additional Revolving Loans then outstanding; provided that the Additional Revolving Loan Commitment of, and the portion of the Additional Revolving Loans, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Additional Revolving Lenders; provided further, that if at any time any one Lender holds fifty percent (50%) or more of the Additional Revolving Loan Commitments or fifty percent (50%) or more of the then outstanding Additional Revolving Loans, Required Additional Revolving Lenders shall require at least two (2) such Lenders.

“Required Initial Revolving Lenders” shall mean, at any time, the Lenders holding more than fifty percent (50%) of the then aggregate Initial Revolving Loan Commitments, or, if no Initial Revolving Loan Commitments are then outstanding, the Lenders holding more than fifty percent (50%) of the aggregate unpaid principal amount of the Initial Revolving Loans then outstanding; provided that the Initial Revolving Loan Commitment of, and the portion of the Initial Revolving Loans, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Initial Revolving Lenders; provided further, that if at any time any one Lender holds fifty percent (50%) or more of the Initial Revolving Loan Commitments or fifty percent (50%) or more of the then outstanding Initial Revolving Loans, Required Initial Revolving Lenders shall require at least two (2) such Lenders.

“Required Lenders” shall mean, at any time, the Lenders holding more than fifty percent (50%) of the sum of (a) the aggregate amount of the Initial Revolving Loan Commitments or, if no Initial Revolving Loan Commitments are then outstanding, the aggregate unpaid principal amount of the Initial Revolving Loans and participations in any Swingline Loans and Letter of Credit Obligations then outstanding plus (b) if applicable, the aggregate amount of the Additional Revolving Loan Commitments or, if no Additional Revolving Loan Commitments are then outstanding, the aggregate unpaid principal amount of the Additional Revolving Loans then outstanding plus (c) the aggregate outstanding principal amount of the Term Loans, as applicable; provided that the Initial Revolving Loan Commitment and, if applicable, the Additional Revolving Loan Commitment of, and the portion of the Loans, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” shall mean, at any time, the Lenders holding more than fifty percent (50%) of the sum of (a) the aggregate amount of Initial Revolving Loan Commitments or, if no Initial Revolving Loan Commitments are then outstanding, the aggregate unpaid principal amount of the Initial Revolving Loans then outstanding and participations (or other credit exposure) in Swingline Loans and Letter of Credit Obligations then outstanding plus (b) if applicable, the aggregate amount of the Additional Revolving Loan Commitments or, if no Additional Revolving Loan Commitments are then outstanding, the aggregate unpaid principal amount of the Additional Revolving Loans then outstanding; provided that the Initial Revolving Loan Commitment and, if applicable, the Additional Revolving Loan Commitment of, and the portion of the Loans, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders; provided further, that if at any time any one Lender holds fifty percent (50%) or more of the Initial Revolving Loan Commitments and, if applicable, the Additional Revolving Loan Commitments or fifty percent (50%) or more of the then outstanding Initial Revolving Loans and participations (or other credit exposure) in outstanding Swingline Loans and Letter of Credit Obligations, and, if applicable, the then outstanding Additional Revolving Loans, Required Revolving Lenders shall require at least two (2) such Lenders.

“Restatement Agreement” shall mean that certain Restatement Agreement, dated as of February 7, 2017, executed in connection with this Agreement.

“Restatement Effective Date” shall mean February 7, 2017.

“Restricted Payment” shall mean (a) any direct or indirect distribution, dividend or other payment to any Person (other than to the Borrower or any of its Restricted Subsidiaries) on account of any Capital Stock of the Borrower or any of its Restricted Subsidiaries (other than dividends payable solely in Capital Stock of such Person and splits thereof), (b) any payment (including any prepayment or installment payment) of principal of, or interest on, or payment into a sinking fund for the retirement of, or any defeasance of Subordinated Indebtedness of the Borrower and its Restricted Subsidiaries or Junior Securities, or any loan advance, release or forgiveness of Indebtedness by the Borrower or any of its Restricted Subsidiaries to any partner, shareholder or Affiliate (other than to the Borrower or any of its Restricted Subsidiaries) of any such Person, (c) any management, consulting or similar fees, or any interest thereon, payable by the Borrower or any of its Restricted Subsidiaries to any of their respective Affiliates (other than such fees and interest payable to the Borrower or any of its Restricted Subsidiaries) or (d) any direct or indirect purchase, redemption, or other acquisition or retirement (or payment into a sinking fund for the purchase, redemption, acquisition or retirement) of any Capital Stock of the Borrower or any of its Restricted Subsidiaries, including, without limitation, any warrants or other rights or options to acquire shares of Capital Stock of the Borrower or of any of its Restricted Subsidiaries.

“Restricted Subsidiary” shall mean any Subsidiary that has not been designated as an Unrestricted Subsidiary in accordance with this Agreement (including, without limitation, Section 5.13).

“Revolving Loan Notes” shall mean, collectively, those promissory notes issued to each Lender requesting a note pursuant to Section 2.7 by the Borrower with respect to the Initial Revolving Loan Commitment or Additional Revolving Loan Commitment, as applicable, of such Lender, each one substantially in the form of Exhibit E-1 attached hereto, any other promissory note issued by the Borrower to evidence the Initial Revolving Loans and Initial Revolving Loan Commitments or Additional Revolving Loans and Additional Revolving Loan Commitments, as the case may be, of any Lender requesting such note pursuant to this Agreement, and any extensions, renewals or amendments to, or replacements of, any of the foregoing.

“S&P” shall mean Standard & Poor’s Financial Services LLC, a part of McGraw-Hill Financial and any successor thereto.

“Sanctioned Country” shall mean at any time, a country or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” shall mean (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the United States Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b) above.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States government (including those administered by OFAC), the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Schurz Acquisition” shall have the meaning assigned thereto in the Second Amendment.

“Second Amended and Restated Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement dated as of June 13, 2014 by and among the Borrower, the lenders party thereto and Wells Fargo, as administrative agent, as amended, restated, supplemented or otherwise modified prior to the Restatement Effective Date.

“Second Amendment” shall mean that certain Second Amendment and Incremental Facility Agreement, dated as of January 21, 2016, to the Second Amended and Restated Credit Agreement by and among, inter alia, the Credit Parties, the Administrative Agent, the Incremental Lenders party thereto and certain Lenders party thereto.

“Secured Cash Management Agreement” shall mean any Cash Management Agreement between or among any Credit Party and any Cash Management Bank.

“Secured Hedge Agreement” shall mean any Hedge Agreement between or among any Credit Party and any Hedge Bank.

“Secured Leverage Ratio” shall mean the ratio of (a) as of any date of determination, the difference between (i) total amount of Indebtedness of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis, as of such date, that is secured by a Lien on any asset or property of the Borrower or any of its Restricted Subsidiaries (excluding any Indebtedness of the type described in clause (b) of the definition of Obligations from the amount determined pursuant to this clause (a)(i)) minus (ii) the aggregate amount of Unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries then on hand (other than the proceeds of Indebtedness incurred substantially concurrently with the determination of such amount), not to exceed $150,000,000 to (b) Operating Cash Flow for the then applicable Reference Period divided by two (2).

“Secured Parties” shall mean, collectively, (a) the Administrative Agent, (b) the Lenders, (c) each Hedge Bank and (d) each Cash Management Bank.

“Security Documents” shall mean, collectively, the Collateral Agreement, the Subsidiary Guaranty, any parent guaranty, any intercreditor agreement entered into in connection with the incurrence of any Indebtedness permitted under this Agreement and any other agreement or instrument providing for the guarantee of or Collateral for the Obligations whether now or hereafter in existence, and any filings, instruments, agreements and documents related thereto or to this Agreement, and providing the Administrative Agent, for the benefit of the Secured Parties, with Collateral for the Obligations.

“Security Interest” shall mean, collectively, all Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, created hereunder or under any of the Security Documents to secure the Obligations.

“Senior Notes” shall mean, collectively, the Borrower’s (i) 5.125% senior unsecured notes due 2024 and (ii) 5.875% senior unsecured notes due 2026.

“Shared Services Agreement” shall mean a shared services arrangement or other similar arrangement pursuant to which two Persons (who are not Affiliates of each other) owning separate television broadcast stations agree to share the costs of certain services and procurements which they individually require in connection with the ownership and operation of one television broadcast station, whether through the form of joint or cooperative buying arrangements or the performance of certain functions relating to the operation of one television broadcast station by employees of the owner and operator of the other television broadcast station, including, but not limited to, the co-location of the studio, non-managerial administrative and/or master control and technical facilities of such television broadcast station and/or the sharing of maintenance, security and other services relating to such facilities.

“Sharing Arrangement” shall mean any Station Servicing Arrangement or Station Sharing Arrangement.

“Specified Acquisitions” shall mean (a) the acquisitions of certain assets (or the Capital Stock of the applicable Person that owns such assets) that are used in the operation of each of (i) television station KHAS in Hastings, Nebraska, (ii) television station KXJB in Fargo-Valley City, North Dakota and (iii) television station KAQY in Monroe, Louisiana, including, without limitation, the acquisition of the right to assign the Capital Stock of the Person that owns the FCC License with respect to any such television station and (b) the entry into (including by way of assignment and assumption of) each Station Servicing Arrangement and any related option or put/call agreements with respect to any of the respective television stations referred to clause (a) above, in each case as more particularly set forth in the applicable Acquisition Documents with respect thereto.

“Specified Servicing Amendment” shall mean, any amendment, waiver, modification or other change to any agreement or instrument in respect of a Specified Servicing Arrangement.

“Specified Servicing Arrangement” shall mean, any Station Servicing Arrangement with respect to a television broadcast station, the acquisition of which television broadcast station was financed with the proceeds of Indebtedness that is (a) provided by one or more of the Lenders with an Initial Revolving Loan Commitment or an Additional Revolving Loan Commitment and (b) not Guaranteed by the Credit Parties.

“Specified Servicing Provider Sale” shall mean, any Asset Sale of (a) the Capital Stock of, or any of the assets or properties of, the Borrower or any Restricted Subsidiary that provides services or has obtained the right to provide programming to, or sell advertising availabilities on, a television broadcast station of another Person under a Specified Servicing Arrangement or (b) the FCC License or any of the assets or properties of the Station identified as the “service provider station” (or any similar or equivalent term or designation) in any agreement or instrument in respect of a Specified Servicing Arrangement.

“Specified Transaction Costs and Expenses” shall mean (a) reasonable and customary transaction costs (including without limitation, all reasonable and customary fees and expenses of attorneys, accountants and other consultants, all reasonable and customary investment banking, underwriting or placement agent or similar fees, and reasonable and customary fees and expenses of any trustee, registrar or transfer agent) to the extent incurred and paid in cash in connection with and directly related to (i) this Agreement (including all such amounts incurred in connection with the granting of Liens on Collateral pursuant to the terms hereof) and all such amounts incurred in connection with any amendment, modification, consent or waiver in respect thereof (in each case, whether or not successful) and (ii) Acquisitions, Investments, Asset Sales, incurrences or repayments (excluding premiums, make whole or penalty payments) of Indebtedness and Equity Issuances (in each case, whether or not successful) and (b) any premiums, make whole or penalty payments in connection with the repayment of Indebtedness, in the case of each of clauses (a) and (b), paid or otherwise recognized prior to the date that is six (6) months after the completion or abandonment of the applicable transaction.

“Spectrum Tender” shall mean the entry by the Borrower or any of its Restricted Subsidiaries into any agreement or arrangement alienating, relinquishing, surrendering or otherwise transferring the right to use all or a material portion of the spectrum associated with any FCC License of any Station (including, without limitation, pursuant to an auction of such spectrum, conducted by a Governmental Authority, but excluding any involuntary reorganization of such spectrum by the FCC pursuant to 47 U.S.C. §1452(b)).

“Station” shall mean, collectively (a) each of the television stations owned and operated by the Borrower and its Restricted Subsidiaries on the Closing Date (after giving effect to the Transactions occurring on the Closing Date) as set forth in Schedule 2 attached hereto and (b) any television station acquired after the Closing Date by the Borrower or any of its Restricted Subsidiaries in accordance herewith.

“Station Servicing Arrangement” shall mean any arrangement or transaction evidenced by any Joint Sales Agreement, Local Marketing Agreement, Shared Services Agreement or similar agreement or instrument under which the Borrower or any of its Restricted Subsidiaries, provides services or obtains the right to provide programming to, or sells advertising availabilities on, a television broadcast station of another Person (other than the Borrower or any of its Restricted Subsidiaries).

“Station Sharing Arrangement” shall mean any arrangement or transaction evidenced by any Joint Sales Agreement, Local Marketing Agreement, Shared Services Agreement or similar agreement or instrument under which a Person, other than the Borrower or any of its Restricted Subsidiaries, provides services or obtains the right to provide programming to, or sells advertising availabilities on, a Station.

“Subordinated Indebtedness” shall mean, as of any date, any Indebtedness of the Borrower and its Restricted Subsidiaries the repayment of which is subordinated in right of payment to the Loan Obligations pursuant to a subordination agreement in form and substance satisfactory to the Administrative Agent, in each case, as of such date.

“Subsidiary” shall mean, as applied to any Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. “Subsidiaries” as used herein shall mean the Subsidiaries of the Borrower unless otherwise specified.

“Subsidiary Guarantors” shall mean each Restricted Subsidiary (other than any Immaterial Subsidiary) in existence on the Closing Date and each Restricted Subsidiary that becomes a guarantor pursuant to Section 5.13.

“Subsidiary Guaranty” shall mean that certain Amended and Restated Guaranty Agreement dated as of the Closing Date, in favor of the Administrative Agent and the Secured Parties, given by the Subsidiary Guarantors, substantially in the form of Exhibit F attached hereto, as reaffirmed, amended, restated, supplemented or otherwise modified from time to time.

“Suspension Period” shall mean any time during which no Initial Revolving Loans, Swingline Loans, Additional Revolving Loans or Letters of Credit are then outstanding (other than (a) undrawn Letters of Credit in an aggregate amount of up to $15,000,000 and (b) Letters of Credit which have been Cash Collateralized in a manner and on terms and pursuant to documentation that, in each case, is reasonably satisfactory to each of the Administrative Agent and the Issuing Bank).

“Swap Obligation” shall mean, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” shall mean the lesser of (a) $5,000,000 and (b) the Initial Revolving Loan Commitment.

“Swingline Lender” shall mean Wells Fargo in its capacity as swingline lender hereunder or any successor thereto.

“Swingline Loan” shall mean, collectively, those amounts advanced by the Swingline Lender to the Borrower under the Swingline Commitment.

“Swingline Note” shall mean a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit E-4, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Term B-2 Loan Commitment” shall mean (a) as to any Lender, the several obligation of such Lender to advance to the Borrower its respective portion of the Term B-2 Loan, in accordance with its respective Term B-2 Loan Commitment Ratio and (b) as to all Lenders, the aggregate commitments of such Lenders to make Term B-2 Loans. The aggregate Term B-2 Loan Commitment of all the Lenders is $556,437,500 as of the Restatement Effective Date.

“Term B-2 Loan Commitment Ratio” shall mean, with respect to any Lender, the percentage equivalent of the ratio which such Lender’s unfunded Term B-2 Loan Commitment bears to the aggregate Term B-2 Loan Commitments of all Lenders.

“Term B-2 Loan Maturity Date” shall mean the earlier to occur of (a) February 7, 2024, or (b) such date as payment of the Term B-2 Loan shall be due (whether by acceleration or otherwise).

“Term B-2 Loan” shall mean the term loan advanced to the Borrower on the Restatement Effective Date in accordance with Section 2.1(b) and the Restatement Agreement.

“Term Loan Notes” shall mean, collectively, those promissory notes issued to each Lender requesting a note pursuant to Section 2.7 by the Borrower with respect to a Class of Term Loans of such Lender, each one substantially in the form of Exhibit E-2 hereto, any other promissory note issued by the Borrower to evidence any Class of Term Loan of any Lender requesting such note pursuant to this Agreement, and any extensions, renewals, or amendments to, or replacements of, any of the foregoing.

“Term Loans” shall mean the collective reference to (a) the Term B-2 Loans and (b) if applicable, the Incremental Term Loans and “Term Loan” shall mean any of such Term Loans.

“Transactions” shall mean, collectively, (a) the Hoak Acquisition and the Specified Acquisitions, (b) the refinancing of existing Indebtedness of the Borrower and its Restricted Subsidiaries on the Closing Date, (c) the entry into the credit facility established by this Agreement and (d) the payment of premiums, fees and expenses incurred in connection with the transactions described in clauses (a) through (c) of this definition.

“Treasury Stock” shall mean any Capital Stock of the Borrower held by the Borrower as treasury stock.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State of New York.

“United States” shall mean the United States of America.

“Unrestricted” shall mean, when referring to cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries, that such cash and Cash Equivalents (a) do not appear or would not be required to appear as “restricted” on the financial statements of the Borrower or any such Restricted Subsidiary (unless related to the Loan Documents or the Liens created thereunder), (b) are not subject to a Lien in favor of any Person other than the Administrative Agent under the Loan Documents, (c) are assets of the Borrower or a Restricted Subsidiary that is a Domestic Subsidiary and are held in bank accounts or securities accounts located in the United States or (d) are not otherwise unavailable to the Borrower or such Restricted Subsidiary.

“Unrestricted Subsidiary” shall mean any Subsidiary formed or acquired after the Closing Date that is designated as such by the board of directors of the Borrower in accordance with Section 5.13 and each Subsidiary of such designated Subsidiary, in each case, until such Person ceases to be an Unrestricted Subsidiary of the Borrower in accordance with Section 5.13 or ceases to be a Subsidiary of the Borrower.

“Upstream Dividends” shall have the meaning ascribed thereto in Section 7.10.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning ascribed thereto in Section 2.12(g).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness, in each case of clauses (a) and (b), without giving effect to the application of any prior prepayment to such installment, sinking fund, serial maturity or other required payment of principal.

“Wells Fargo” shall mean Wells Fargo Bank, National Association, a national banking association, and any successor thereto.

“Withholding Agent” shall mean the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2     Interpretation(a)     . Except where otherwise specifically restricted, reference to a party to this Agreement or any other Loan Document includes that party and its successors and assigns. All capitalized terms used herein which are defined in Article 9 of the Uniform Commercial Code on the Closing Date and which are not otherwise defined herein shall have the same meanings herein as set forth therein. All terms defined in this Agreement in the singular shall have comparable meanings when used in the plural and vice versa. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 1.3     Cross References(a)     . Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause in such Article, Section or definition.

Section 1.4     Accounting Provisions.

(a)     All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 6.2, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, (i) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Restricted Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and (ii) all references herein to consolidated financial statements of the Borrower and its Subsidiaries or the Borrower and its Restricted Subsidiaries or to the determination of any amount or calculation for the Borrower and its Subsidiaries or the Borrower and its Restricted Subsidiaries that is to be provided, made or determined on a consolidated basis (or any similar reference) shall, in each case, be deemed to exclude each Excluded VIE (and the Indebtedness and results of operations thereof) notwithstanding that the Borrower is required or permitted to consolidate such Excluded VIE pursuant to FASB ASC 810 or any similar accounting principle having the effect of requiring or permitting the consolidation of any variable interest entity.

(b)     If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the generality of the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements of the Borrower with respect to the fiscal year ended December 31, 2015 for all purposes, notwithstanding any change in GAAP relating thereto (provided that, in connection with all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of such accounting change, the Borrower shall provide to the Administrative Agent a summary of the aggregate adjustments in a form reasonably acceptable to the Administrative Agent to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change, which schedule may be included in the Officer’s Compliance Certificate).

Section 1.5     Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.6     References to Agreement and Laws. Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including, without limitation, the Code, the Commodity Exchange Act, ERISA, the Securities Exchange Act of 1934, the Act, the Uniform Commercial Code, the Investment Company Act of 1940, or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

Section 1.7     Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.8     Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Request for Issuance of Letter of Credit therefor (at the time specified therefor in such applicable Letter of Credit or Request for Issuance of Letter of Credit and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

Section 1.9     Guaranty. Unless otherwise specified, the amount of any Guaranty shall be the lesser of (a) the stated or determinable amount of the primary obligations guaranteed and still outstanding and (b) the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable in which case the amount of such Guaranty shall be the guaranteeing person’s anticipated liability in respect thereof as determined by such person in good faith.

Section 1.10     Limited Condition Acquisition. In the event that the Borrower notifies the Administrative Agent in writing that any proposed Acquisition is a Limited Condition Acquisition and that the Borrower wishes to test the conditions to such Acquisition and the availability of the Indebtedness that is to be used to finance such Acquisition in accordance with this Section, then, so long as reasonably agreed to by the Administrative Agent, the following provisions shall apply:

(a)     any condition to such Acquisition or such Indebtedness that requires that no Default or Event of Default shall have occurred and be continuing at the time of such Acquisition or the incurrence of such Indebtedness (including, without limitation, Section 3.2 hereof), shall be satisfied if (i) no Default or Event of Default shall have occurred and be continuing at the time of the execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Acquisition and (ii) no Event of Default under any of Sections 8.1(b), 8.1(g), 8.1(h) or 8.1(k) shall have occurred and be continuing both before and after giving effect to such Acquisition and any Indebtedness incurred in connection therewith (including such additional Indebtedness);

(b)     any condition to such Acquisition or such Indebtedness that the representations and warranties in this Agreement and the other Loan Documents shall be true and correct at the time of such Acquisition or the incurrence of such Indebtedness (including, without limitation, Section 3.2 hereof) shall be subject to customary “SunGard” or other customary applicable “certain funds” conditionality provisions (including, without limitation, a condition that the representations and warranties under the relevant agreements relating to such Limited Condition Acquisition as are material to the lenders providing such Indebtedness shall be true and correct, but only to the extent that the Borrower or its applicable Subsidiary has the right to terminate its obligations under such agreement as a result of a breach of such representations and warranties or the failure of those representations and warranties to be true and correct), so long as all representations and warranties in this Agreement and the other Loan Documents are true and correct at the time of execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Acquisition;

(c)     any financial ratio test or condition to such Acquisition or the incurrene of such Indebtedness, may upon the written election of the Borrower delivered to the Administrative Agent prior to the execution of the definitive agreement for such Acquisition, be tested either (i) upon the execution of the definitive agreement with respect to such Limited Condition Acquisition or (ii) upon the consummation of the Limited Condition Acquisition and related incurrence of Indebtedness, in each case, after giving effect to the relevant Limited Condition Acquisition and related incurrence of Indebtedness, on a pro forma basis; provided that the failure to deliver a notice under this Section 1.10(c) prior to the date of execution of the definitive agreement for such Limited Condition Acquisition shall be deemed an election to test the applicable financial ratio under subcluase (ii) of this Section 1.10(c); and

(d)       if the Borrower has made an election with respect to any Limited Condition Acquisition to test a financial ratio test or condition at the time specified in clause (c)(i) of this Section, then in connection with any subsequent calculation of any ratio (excluding any ratio used in determining the Applicable Margin or compliance with the covenant in Section 7.7) or basket on or following the relevant date of execution of the definitive agreement with respect to such Limited Condition Acquisition and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have been consummated, except that Operating Cash Flow, Net Earnings and Consolidated Total Assets of any target of such Limited Condition Acquisition shall not be included in the determination of the relevant ratios and baskets for any purposes other than the incurrence test under which such Limited Condition Acquisition (and any Indebtedness incurred to finance such Limited Condition Acquisition) is being made unless and until such Limited Condition Acquisition is consummated.

The foregoing provisions shall apply with similar effect during the pendency of multiple Limited Condition Acquisitions such that each of the possible scenarios is separately tested.

Section 1.11     EAT Transactions.

(a)       Any election by the Borrower to treat an Investment in an EAT Subsidiary as a Permitted Acquisition shall be conditioned upon the satisfaction of the requirements of the definition of Permitted Acquisition on the date of such Investment as if the Investment, the related exchange and the related EAT Completion Event were all being made directly as an Acquisition by the Borrower or a Restricted Subsidiary on such date.

(b)       Notwithstanding any election to treat an Investment in an EAT Subsidiary as a Permitted Acquisition, if within the earlier of (i) 180 days and (ii) such shorter period as required by Applicable Law, including the Code (such earlier period, the “EAT Completion Period”) one of the following (each, an “EAT Completion Event”) has not occurred:

(A)      the subsequent acquisition by the Borrower or one of its Restricted Subsidiaries of all of the assets of the applicable EAT Subsidiary or Capital Stock issued by such EAT Subsidiary;

(B)      the subsequent merger, consolidation or amalgamation of the applicable EAT Subsidiary with and into the Borrower or a Restricted Subsidiary; or

(C)      the subsequent re-designation of the applicable EAT Subsidiary as a Restricted Subsidiary in accordance with Section 5.13,

then such Investment shall cease to be a Permitted Acquisition and the initial amount of such Investment less the amount repaid as provided above shall cease to be accounted for as a Permitted Acquisition and shall thereafter be deemed to have utilized the Available Amount as if originally made under Section 7.5(k).

(c)       Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (i) the initial Investment made on January 17, 2017 by the Borrower or one of its Restricted Subsidiaries into Gray Midwest EAT, LLC (“Gray Midwest”) (such initial Investment, the “Gray Midwest Investment”) and any EAT Completion Event in respect of Gray Midwest shall, in each case, be deemed to be a Permitted Acquisition and shall not be considered to be a utilization of the Available Amount; provided that if an EAT Completion Event in respect of Gray Midwest shall not have been completed on or prior to July 17, 2017 (or such earlier date required by Applicable Law) then the Gray Midwest Investment shall cease to be a Permitted Acquisition and shall, from and after such date, be a utilization of the Available Amount as if made under Section 7.5(k) and (ii) as of the Restatement Effective Date, Gray Midwest is an Unrestricted Subsidiary.

ARTICLE 2

Loans and Letters of Credit

Section 2.1     The Loans.

(a)       Initial Revolving Loans. The Lenders with an Initial Revolving Loan Commitment agree, severally, in accordance with their respective Initial Revolving Loan Commitment Ratios and not jointly, upon the terms and subject to the conditions of this Agreement and the other Loan Documents to lend to the Borrower, prior to the Initial Revolving Loan Maturity Date, amounts not at any one time outstanding to exceed, the aggregate of the Initial Revolving Loan Commitments of all the Lenders as then in effect less the aggregate amount of all Letter of Credit Obligations and Swingline Loans then outstanding. Subject to the terms and conditions hereof, the Borrower may from time to time (i) Convert a Base Rate Advance into a LIBOR Advance or a LIBOR Advance into a Base Rate Advance or (ii) Continue a LIBOR Advance as a LIBOR Advance.

(b)       Term B-2 Loan. The Lenders with the Term B-2 Loan Commitment agree severally, in accordance with their respective Term B-2 Loan Commitment Ratios, and not jointly, upon the terms and subject to the conditions of this Agreement and the other Loan Documents, to lend to the Borrower in a single draw on the Restatement Effective Date an aggregate principal amount of $556,437,500 (net of any amount that is subject to a cashless roll in accordance with the Restatement Agreement). Subject to the terms and conditions hereof, the Borrower may from time to time (x) Convert from a Base Rate Advance into a LIBOR Advance or from a LIBOR Advance into a Base Rate Advance; or (y) Continue a LIBOR Advance as a LIBOR Advance.

(c)       The Letters of Credit. Subject to the terms and conditions of this Agreement, the Issuing Bank agrees to issue Letters of Credit for the account of the Borrower (for itself and on behalf of its Restricted Subsidiaries) pursuant to Section 2.13; provided that no Letter of Credit shall be issued in an amount exceeding the Available Letter of Credit Commitment determined immediately prior to giving effect to the issuance thereof.

(d)       Swingline Loans.

(i)     Subject to the terms and conditions of this Agreement, the Swingline Lender shall make Swingline Loans to the Borrower from time to time from the Closing Date through, but not including, the Initial Revolving Loan Maturity Date; provided, that (A) such requested Swingline Loan shall not exceed the Available Revolving Loan Commitment and (B) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the Swingline Commitment.

(ii)     Swingline Loans shall be refunded by the Lenders with an Initial Revolving Loan Commitment on demand by the Swingline Lender. Such refundings shall be made by such Lenders in accordance with their respective Initial Revolving Loan Commitment Ratios and shall thereafter be reflected as Initial Revolving Loans of such Lenders on the books and records of the Administrative Agent. Each Lender with an Initial Revolving Loan Commitment shall fund its respective Initial Revolving Loan Commitment Ratio of Initial Revolving Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 2:00 p.m. on the next succeeding Business Day after such demand is made. No Lender’s obligation to fund its respective Initial Revolving Loan Commitment Ratio of a Swingline Loan shall be affected by any other Lender’s failure to fund its Initial Revolving Loan Commitment Ratio of a Swingline Loan, nor shall any Lender’s Initial Revolving Loan Commitment Ratio be increased as a result of any such failure of any other Lender to fund its Initial Revolving Loan Commitment Ratio of a Swingline Loan.

(iii)     The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Lenders with an Initial Revolving Loan Commitment are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from such Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders with an Initial Revolving Loan Commitment in accordance with their respective Initial Revolving Loan Commitment Ratios (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 6.5 and which such Event of Default has not been waived by the Required Initial Revolving Lenders, the Required Lenders or the Lenders, as applicable).

(iv)     Each Lender with an Initial Revolving Loan Commitment acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article 3. Further, each such Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section, one of the events described in Section 8.1(g) or (h) shall have occurred, such Lender will, on the date the applicable Initial Revolving Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Initial Revolving Loan Commitment Ratio of the aggregate amount of such Swingline Loan. Each Lender with an Initial Revolving Loan Commitment will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Lender with an Initial Revolving Loan Commitment such Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).

(v)     Notwithstanding anything to the contrary contained in this Agreement, this Section 2.1(d) shall be subject to the terms and conditions of Sections 2.15 and 2.16.

Section 2.2     Manner of Borrowing and Disbursement.

(a)       Choice of Interest Rate, Etc. Any (i) Advance (other than an Advance in the form of a Swingline Loan) shall, at the option of the Borrower, be made as a Base Rate Advance or a LIBOR Advance (ii) Advance in the form of a Swingline Loan shall be made only as a Base Rate Advance; provided, however, that at such time as there shall have occurred and be continuing a Default or Event of Default hereunder, the Borrower shall not have the right to receive, Convert an Advance to, or Continue an Advance as, a LIBOR Advance. Any notice given to the Administrative Agent in connection with a Request for Advance hereunder shall be given to the Administrative Agent prior to 11:00 a.m. on any Business Day in order for such Business Day to count toward the minimum number of Business Days required.

(b)       Base Rate Advances.

(i)     Advances; Conversion. The Borrower shall give the Administrative Agent, (A) in the case of a request for a Base Rate Advance, irrevocable telephonic notice on the date of such Advance and (B) in the case of a request to Convert a Base Rate Advance (other than an Advance in the form of a Swingline Loan) to a LIBOR Advance, at least three (3) Business Days’ irrevocable prior telephonic notice, in each case, followed immediately by a Request for Advance; provided, however, that the Borrower’s failure to confirm any telephonic notice with a Request for Advance shall not invalidate any notice so given if acted upon by the Administrative Agent. Upon receipt of such notice from the Borrower, the Administrative Agent shall promptly notify each Lender by telephone or telecopy of the contents thereof.

(ii)     Repayments and Reborrowings. Subject to Section 2.1, the Borrower may repay or prepay a Base Rate Advance without regard to its Payment Date and, (A) upon irrevocable telephonic notice on the date of such repayment or prepayment, as applicable, followed immediately by a Request for Advance, reborrow all or a portion of the principal amount of any Initial Revolving Loans and/or Swingline Loans previously repaid or prepaid as a Base Rate Advance, (B) upon at least three (3) Business Days’ irrevocable prior telephonic notice followed immediately by a Request for Advance, reborrow all or a portion of the principal of any Initial Revolving Loan previously repaid or prepaid as one or more LIBOR Advances, or (C) not reborrow all or any portion of such Base Rate Advance. On the date indicated by the Borrower, such Base Rate Advance shall be so repaid and, as applicable, reborrowed. The failure to give timely notice hereunder with respect to the Payment Date of any Base Rate Advance shall be considered a request for a Base Rate Advance.

(c)        LIBOR Advances.

(i)     Advances. Upon request, the Administrative Agent, whose determination in absence of manifest error shall be conclusive, shall determine the available LIBOR Basis and shall notify the Borrower of such LIBOR Basis. The Borrower shall give the Administrative Agent in the case of LIBOR Advances at least three (3) Business Days’ irrevocable prior telephonic notice followed immediately by a Request for Advance; provided, however, that the Borrower’s failure to confirm any telephonic notice with a Request for Advance shall not invalidate any notice so given if acted upon by the Administrative Agent. Upon receipt of such notice from the Borrower, the Administrative Agent shall promptly notify each Lender by telephone or telecopy of the contents thereof.

(ii)     Repayments; Conversion; Continuation. Subject to Section 2.1, at least three (3) Business Days prior to the last Business Day of each Interest Period for each LIBOR Advance, the Borrower shall give the Administrative Agent telephonic notice followed immediately by a Request for Advance specifying whether all or a portion of such LIBOR Advance (A) is to be Continued in whole or in part as one or more LIBOR Advances, (B) is to be Converted in whole or in part to a Base Rate Advance (other than a Swingline Loan), or (C) is to be repaid and not Continued or Converted. The failure to give such notice shall preclude the Borrower from Continuing such Advance as a LIBOR Advance on such day and shall be considered a request for a Conversion to a Base Rate Advance (other than a Swingline Loan). Upon the last Business Day of the applicable Interest Period such LIBOR Advance will, subject to the provisions hereof, be so repaid, Continued or Converted, as applicable.

(d)       Notification of Lenders. Upon receipt of a Request for Advance, or a notice from the Borrower with respect to any outstanding Advance prior to last Business Day of each Interest Period for such Advance, the Administrative Agent shall promptly, but no later than, (i) with respect to LIBOR Advances, the close of business on the day of such notice, and (ii) with respect to Base Rate Advances (other than a Swingline Loan), 12:30 p.m. on the date of such notice, notify each applicable Lender (including, in the case of an Incremental Term Loan, each Lender having an Incremental Term Loan Commitment) by telephone or telecopy of the contents thereof and the amount of such Lender’s portion of the Advance. With respect to each Request for Advance, each applicable Lender (including, in the case of an Incremental Term Loan, each Lender having an Incremental Term Loan Commitment) shall, not later than 2:00 p.m. on the date of borrowing specified in such Request for Advance, make available to the Administrative Agent at the Administrative Agent’s Office, or at such account as the Administrative Agent shall designate, the amount of its portion of any Advance which represents an additional borrowing hereunder in immediately available funds.

(e)        Disbursement.

(i)     Subject to the satisfaction of the conditions set forth in Article 3, prior to 3:00 p.m. on the date of (A) an Advance (other than an Advance in the form of a Swingline Loan) hereunder, the Administrative Agent shall disburse the amounts made available to the Administrative Agent by the Lenders in like funds and (B) an Advance hereunder in the form of a Swingline Loan, the Administrative Agent shall disburse the amounts made available to the Administrative Agent by the Swingline Lender in like funds, in each case, by (1) transferring the amounts so made available by wire transfer pursuant to the Borrower’s instructions or (2) in the absence of such instructions, crediting the amounts so made available to the account of the Borrower maintained with the Administrative Agent and identified in the most recent Notice of Account Designation received from the Borrower. Advances in the form of Initial Revolving Loans to be made for the purpose of refunding Swingline Loans shall be made by the Lenders with an Initial Revolving Loan Commitment as provided in Sections 2.1(d)(ii) through (iv).

(ii)     Unless the Administrative Agent shall have received notice from a Lender prior to 2:00 p.m. on the date of any Advance that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Advance, the Administrative Agent may assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Advance and the Administrative Agent may in its sole discretion and in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent the Lender does not make such ratable portion available to the Administrative Agent, such Lender agrees to repay to the Administrative Agent on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate.

(iii)     If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s portion of the applicable Advance for purposes of this Agreement. If such Lender does not repay such corresponding amount immediately upon the Administrative Agent’s demand therefor, the Administrative Agent shall notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent, with interest at the Federal Funds Rate, without prejudice to Borrower’s claims against such Lender. The failure of any Lender to fund its portion of any Advance shall not relieve any other Lender of its obligation, if any, hereunder to fund its respective portion of the Advance on the date of such borrowing, but no Lender shall be responsible for any such failure of any other Lender.

Section 2.3     Interest.

(a)     On Base Rate Advances. Interest on each Base Rate Advance based on the rate of interest quoted by the Administrative Agent as its Prime Rate shall be computed on the basis of a 365/366-day year for the actual number of days elapsed. Interest on each Base Rate Advance based on the Federal Funds Rate or LIBOR shall be computed on the basis of a 360-day year for the actual number of days elapsed. All interest on Base Rate Advances shall be payable at the Base Rate Basis for such Advance, in arrears on the applicable Payment Date. Interest on Base Rate Advances then outstanding shall also be due and payable on the applicable Maturity Date.

(b)     On LIBOR Advances. Interest on each LIBOR Advance and all fees payable hereunder shall be computed on the basis of a 360-day year for the actual number of days elapsed and shall be payable at the LIBOR Basis for such Advance, in arrears on the applicable Payment Date, and, in addition, if the Interest Period for a LIBOR Advance exceeds three (3) months, interest on such LIBOR Advance shall also be due and payable in arrears on every three-month anniversary of the beginning of such Interest Period. Interest on LIBOR Advances then outstanding shall also be due and payable on the applicable Maturity Date.

(c)     Interest if No Notice of Selection of Interest Rate Basis. If the Borrower fails to give the Administrative Agent timely notice of its selection of a LIBOR Basis, or if for any reason a determination of a LIBOR Basis for any Advance is not timely concluded, the Base Rate Basis shall apply to such Advance. If the Borrower fails to give the Administrative Agent timely notice of its selection of an Interest Period for any LIBOR Advance then an Interest Period of one (1) month shall apply to such LIBOR Advance.

(d)        Interest Upon Default.

(i)     (A) automatically upon the occurrence and during the continuation of any Event of Default under Section 8.1(b), (g) or (h), or (B) at the discretion of the Administrative Agent, or as directed by the Required Lenders, upon the occurrence and during the continuance of an Event of Default not described in subclause (A) above, (1) all outstanding LIBOR Advances shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to LIBOR Advances until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Advances and (2) all outstanding Base Rate Advances and other Loan Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Advances or such other Loan Obligations arising hereunder or under any other Loan Document. Such interest shall be payable on demand by the Required Lenders and shall accrue until the earlier of (x) waiver or cure of the applicable Event of Default, (y) agreement by the Required Lenders to rescind the charging of interest at the Default Rate or (z) payment in full of the Loan Obligations. Interest shall continue to accrue on the Loan Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(ii)     upon and during the continuance any Default or Event of Default, the Borrower shall no longer have the option to request, Convert any Advance to, or Continue an Advance as, a LIBOR Advance or request Letters of Credit.

(e)        LIBOR Contracts. At no time may the number of outstanding LIBOR Advances hereunder exceed eight (8) in the aggregate.

(f)        Applicable Margin.

(i)     Initial Revolving Loans. The Applicable Margin with respect to the Initial Revolving Loans shall be based on the First Lien Leverage Ratio as set forth below:

Level	First Lien Leverage Ratio	Applicable Margin for LIBOR Advances	Applicable Margin for Base Rate Advances	Revolving Commitment Fee
I	Greater than or equal to 2.50 to 1.00	2.00%	1.00%	0.500%
II	Greater than or equal to 1.50 to 1.00 but less than 2.50 to 1.00	1.75%	0.75%	0.375%
III	Less than 1.50 to 1.00	1.50%	0.50%	0.375%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) five (5) Business Days after the day by which the Borrower provides an Officer’s Compliance Certificate pursuant to Section 6.3 for the most recently ended fiscal quarter of the Borrower; provided that (A) the Applicable Margin shall be based on Pricing Level III until the Calculation Date with respect to the first full fiscal quarter ending after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the First Lien Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (B) if the Borrower fails to provide the Officer’s Compliance Certificate as required by Section 6.3 for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level I until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the First Lien Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date. The applicable Pricing Level shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Pricing Level shall be applicable to all Initial Revolving Loans, Swingline Loans and Letters of Credit then outstanding or subsequently made or issued. Notwithstanding the foregoing, the Applicable Margin in respect of any tranche of Extended Revolving Loan Commitments or any Initial Revolving Loans or Additional Revolving Loans, as applicable, made pursuant to any Extended Revolving Loan Commitments shall be the applicable percentages per annum set forth in the relevant Extension Offer with respect to such tranche.

(ii)     Term B-2 Loan. The Applicable Margin with respect to the Term B-2 Loan shall initially be 2.50% for all LIBOR Advances and 1.50% for all Base Rate Advances until the Calculation Date that is five (5) Business Days after the Administrative Agent’s receipt of the Officer’s Compliance Certificate with respect to the fiscal quarter ending September 30, 2017 and, thereafter such Applicable Margin shall be determined by reference to the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date as follows: (A) if such Leverage Ratio is greater than 5.25 to 1.00, such Applicable Margin shall be 2.50% for all LIBOR Advances and 1.50% for all Base Rate Advances and (B) if such Leverage Ratio is less than or equal to 5.25 to 1.00, such Applicable Margin shall be 2.25% for all LIBOR Advances and 1.25% for all Base Rate Advances; provided that if the Borrower fails to provide the Officer’s Compliance Certificate as required by Section 6.3 for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, such Applicable Margin from such Calculation Date shall be 2.50% for all LIBOR Advances and 1.50% for all Base Rate Advances until such time as an appropriate Officer’s Compliance Certificate is provided, at which time such Applicable Margin shall be determined by reference to the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date. Such Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Term B-2 Loans then outstanding or subsequently made or issued.

(iii)     Notwithstanding the foregoing, for purposes of determining the Applicable Margins under clauses (i) and (ii) above, in the event that any financial statement or Officer’s Compliance Certificate delivered pursuant to Sections 6.1, 6.2 or 6.3 is shown to be inaccurate (regardless of whether (A) this Agreement is in effect, (B) any Commitments are in effect, or (C) any Loan is outstanding when such inaccuracy is discovered or such financial statement or Officer’s Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (1) the Borrower shall immediately deliver to the Administrative Agent a corrected Officer’s Compliance Certificate for such Applicable Period, (2) the Applicable Margins for such Applicable Period shall be determined as if the First Lien Leverage Ratio and the Leverage Ratio in the corrected Officer’s Compliance Certificate were applicable for such Applicable Period and (3) the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.10. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 2.3(d) and 8.2 nor any of their other rights under this Agreement or any other Loan Document. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Loan Obligations hereunder.

(iv)     Swingline Loans. The Applicable Margin with respect to Swingline Loans shall be equal to the Applicable Margin for Base Rate Advances in the form of Initial Revolving Loans.

Section 2.4      Fees.

(a)        Revolving Commitment Fees.

(i)     Subject to Section 2.16(a)(iii)(A), the Borrower agrees to pay to the Administrative Agent for the account of each of the Lenders with an Initial Revolving Loan Commitment, in accordance with such Lender’s respective Initial Revolving Loan Commitment Ratio, commitment fees (“Revolving Commitment Fees”) on the unused Initial Revolving Loan Commitment for each day from the Closing Date through the Initial Revolving Loan Maturity Date. The Revolving Commitment Fee shall initially be an amount equal to the product of the unused Initial Revolving Loan Commitment times a rate per annum equal to 0.375% until the Calculation Date with respect to the first full fiscal quarter ending after the Closing Date and thereafter the Revolving Commitment Fee shall be an amount equal to the product of the unused Initial Revolving Loan Commitment times a rate per annum equal to the applicable percentage set forth under the heading “Revolving Loan Commitment Fee” in the table set forth in Section 2.3(f)(i); provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Initial Revolving Loan Commitment for the purposes of calculating the Revolving Commitment Fee.

(ii)     The Revolving Commitment Fees shall be computed on the basis of a year of 360 days for the actual number of days elapsed, shall be payable quarterly in arrears on the last Business Day of each fiscal quarter commencing September 30, 2014, and shall be fully earned when due and non-refundable when paid. A final payment of all Revolving Commitment Fees then payable shall also be due and payable on the Initial Revolving Loan Maturity Date.

(b)       Letter of Credit Fees. Subject to Section 2.16(a)(iii)(B), the Letters of Credit shall be issued for a fee equal to the Applicable Margin for LIBOR Advances for Initial Revolving Loans on a per annum basis as in effect as of the date of issuance, times the face amount of each Letter of Credit, payable quarterly in arrears. The fee shall be payable to the Administrative Agent for the benefit of the Lenders with an Initial Revolving Loan Commitment in accordance with their respective Initial Revolving Loan Commitment Ratios. If any Letter of Credit is drawn upon prior to its expiration date, the Lenders shall reimburse to the Borrower that portion of the fee allocable to the period from the date of the draw to the expiration date, calculated in accordance with the Issuing Bank’s standard letter of credit procedures. In addition, the Borrower shall pay to the Issuing Bank for its own account (i) a fronting fee as set forth in the Administrative Agent Fee Letter, payable quarterly in arrears and (ii) its standard charges for the issuance, transfer or other administration of letters of credit and for draws upon letters of credit.

(c)       Other Fees. The Borrower shall pay such other fees as are set forth in the Administrative Agent Fee Letter.

Section 2.5     Voluntary Commitment Reductions. The Borrower shall have the right, at any time and from time to time after the Closing Date, upon at least three (3) Business Days’ prior written notice to the Administrative Agent, without premium or penalty, to cancel or reduce permanently all or a portion of the Initial Revolving Loan Commitment on a pro rata basis among the Lenders with an Initial Revolving Loan Commitment; provided, however, that any such partial reduction shall be made in an amount not less than $5,000,000 and in integral multiples of not less than $1,000,000. Each permanent reduction of the Initial Revolving Loan Commitment permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Initial Revolving Loans, Swingline Loans and Letter of Credit Obligations, as applicable, after such reduction to the Initial Revolving Loan Commitment as so reduced, and if the aggregate amount of all outstanding Letters of Credit exceeds the Initial Revolving Loan Commitment as so reduced, the Borrower shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Administrative Agent in an amount equal to such excess. Such Cash Collateral shall be applied in accordance with Section 8.2(b). Any reduction of the Initial Revolving Loan Commitment to zero shall be accompanied by payment of all outstanding Initial Revolving Loans and Swingline Loans (and furnishing of Cash Collateral satisfactory to the Administrative Agent for all Letter of Credit Obligations) and shall result in the termination of the Initial Revolving Loan Commitment and the Swingline Commitment. If the reduction of the Initial Revolving Loan Commitment requires the repayment of any LIBOR Advance, such repayment shall be accompanied by any amount required to be paid pursuant to Section 2.9 hereof.

Section 2.6     Prepayments and Repayments.

(a)         Prepayments.

(i)     The principal amount of any Base Rate Advance may be prepaid in full or ratably in part at any time without premium (except as provided in clause (a)(ii) of this Section) or penalty and without regard to the Payment Date for such Advance (in the case of any Base Rate Advance) upon written notice, or telephonic notice followed immediately by written notice, to the Administrative Agent on the date of such prepayment; provided, however, that the Borrower’s failure to confirm any telephonic notice with a written notice shall not invalidate any notice so given if acted upon by the Administrative Agent. LIBOR Advances may be prepaid prior to the applicable Payment Date, upon three (3) Business Days’ prior written notice, or telephonic notice followed immediately by written notice, to the Administrative Agent; provided, however, that the Borrower shall reimburse the Lenders and the Administrative Agent, on the earlier of demand by the applicable Lender or the applicable Maturity Date, for any loss or reasonable out-of-pocket expense incurred by any Lender or the Administrative Agent in connection with such prepayment, as set forth in Section 2.9; provided further, however, that the Borrower’s failure to confirm any telephonic notice with a written notice shall not invalidate any notice so given if acted upon by the Administrative Agent. Any partial prepayment hereunder shall be in amounts of not less than $500,000 and in integral multiples of $250,000. Initial Revolving Loans and Swingline Loans prepaid pursuant to this Section 2.6(a) may be reborrowed, subject to the terms and conditions hereof. Any Term B-2 Loan or Incremental Term Loan, as applicable, prepaid pursuant to this Section 2.6(a) may not be reborrowed. Amounts prepaid shall be paid together with accrued interest on the amount so prepaid accrued through the date of such prepayment. Repayments under this Section 2.6(a) shall be applied to the remaining scheduled principal installments of the applicable Term Loans as the Borrower shall direct. Notwithstanding the foregoing, any notice of prepayment delivered in connection with any refinancing of all of the Loans with the proceeds of such refinancing or of any other incurrence of Indebtedness may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence and may be revoked by the Borrower in the event such refinancing is not consummated; provided that the delay or failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 2.9.

(ii)     In the event that, during the six month period following the Restatement Effective Date, the Borrower (A) makes any prepayment of the Term B-2 Loan in connection with any Repricing Transaction (as defined below) or (B) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Lender with the Term B-2 Loan, a fee in an amount equal to, (1) in the case of clause (A), a prepayment premium of 1.0% of the amount of the Term B-2 Loan being prepaid and (2) in the case of clause (B), a payment equal to 1.0% of the aggregate principal amount of the applicable Term B-2 Loan outstanding immediately prior to such amendment. Such amounts shall be due and payable within three (3) Business Days of the date of the effectiveness of such Repricing Transaction.  For the purpose of this Section 2.6(a)(ii), “Repricing Transaction” shall mean (x) any prepayment or repayment of the Term B-2 Loan with the proceeds of, or any conversion of the Term B-2 Loan into, any new or replacement Indebtedness with an “effective yield” that is less than the “effective yield” applicable to the Term B-2 Loan (in each case with such comparative “effective yields” to be determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices taking into account, for example, upfront fees, interest rate margins, interest rate benchmark floors and original issue discount, but excluding the effect of any arrangement, structuring, commitment, syndication, underwriting or other fees payable in connection therewith that are not shared with all lenders or holders of the Term B-2 Loan or such new or replacement Indebtedness, as the case may be) and (y) any amendment to the pricing terms of the Term B-2 Loan which reduces the “effective yield” (determined in accordance with clause (x) above) applicable to the Term B-2 Loan.

(b)         Repayments. The Borrower shall repay the Loans as follows:

(i)     Term B-2 Loan. The Borrower shall, on the last day of each fiscal quarter, commencing March 31, 2017, repay the outstanding principal amount of the Term B-2 Loan in consecutive quarterly principal installments in an amount for each quarter that is equal to $1,391,093.75 (as adjusted, if applicable, to give effect to any prepayments as set forth herein). The final principal repayment installment of the Term B-2 Loan shall be repaid on the Term B-2 Loan Maturity Date in an amount equal to the aggregate principal amount of all Term B-2 Loan outstanding on such date.

(ii)     Initial Revolving Loans and Swingline Loans in Excess of Initial Revolving Loan Commitment. If, at any time, the sum of the aggregate amount of the Initial Revolving Loans, Swingline Loans and Letter of Credit Obligations outstanding shall exceed the Initial Revolving Loan Commitment, the Borrower shall make a prepayment thereof on such date in an aggregate amount equal to such excess, together with any accrued interest with respect thereto, with each such prepayment applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Initial Revolving Loans and third, with respect to any Letters of Credit then outstanding, a payment of Cash Collateral into a Controlled Account in an amount equal to such excess (such Cash Collateral to be applied in accordance with Section 8.2(b)).

(iii)     Repayments From Net Proceeds of Asset Sales or Insurance or Condemnation Proceedings. Within three (3) Business Days following the date of receipt by the Borrower or any of its Restricted Subsidiaries of any Net Proceeds (Asset Sales) in connection with Asset Sales to the extent made in reliance upon Section 7.4(a)(ii), (iii), (xii) or (xiv) and Asset Sales not otherwise permitted hereunder, the Borrower shall prepay the Loans in an amount equal to, in the aggregate, one-hundred percent (100%) of any Net Proceeds (Asset Sales) to the extent that the aggregate amount of such Net Proceeds (Asset Sales) exceed $20,000,000 during the term of this Agreement; provided, however, that no prepayment under this Section 2.6(b)(iii) shall be required if such Net Proceeds (Asset Sales) are reinvested in assets customarily used or useful in a Permitted Business within the two hundred seventy (270) day period following the receipt of Net Proceeds (Asset Sales) of any such Asset Sale (or if, within such two hundred seventy (270) day period, the Borrower or such Restricted Subsidiary enters into a legally binding commitment to reinvest the Net Proceeds (Asset Sales), the date that is the earlier of (1) three hundred fifty five (355) days after the date of the receipt of Net Proceeds (Asset Sales) of such Asset Sale or (2) five (5) Business Days prior to any date of payment of, or requirement to offer to purchase, any Junior Securities with such proceeds). Repayments under this Section 2.6(b)(iii) shall be applied first, pro rata, to the principal of the Term B-2 Loan and, if applicable, the Incremental Term Loans (applied to reduce the next four scheduled principal installments of the Term B-2 Loan and, if applicable, the Incremental Term Loans in direct order of maturity, then to the remaining scheduled principal installments on a pro rata basis (other than the payment of principal due on the Maturity Date of the applicable Term Loan) and then to the payment of principal due on the Maturity Date of the applicable Term Loan) and, second pro rata to the outstanding principal amount of the Initial Revolving Loans and Swingline Loans and, if applicable, Additional Revolving Loans (in each case without a reduction in the related Commitments). Accrued interest on the principal amount of the Loans being repaid pursuant to this Section 2.6(b)(iii) to the date of such repayment (together with any additional amount owing under Section 2.9) will be paid by the Borrower concurrently with such principal repayment. Notwithstanding the forgoing, if any New Securities are secured by a pari passu Lien on any Collateral, then the Borrower may, to the extent required pursuant to the documentation governing such New Securities, prepay Term Loans and purchase such New Securities (at a purchase price no greater than par plus accrued and unpaid interest) on a pro rata basis in accordance with the respective outstanding principal amounts of the Term Loans and such New Securities as of the time of the applicable Net Cash Proceeds (Asset Sales).

(iv)     Excess Cash Flow. With respect to each fiscal year, commencing with the fiscal year ending December 31, 2014, on or prior to April 15 of the following year (commencing with April 15, 2015), the Loans shall be repaid in an amount equal to the ECF Prepayment Amount for such fiscal year less (1) the aggregate amount of all Term Loans prepaid during such fiscal year pursuant to Section 2.6(a), (2) the cash amount paid with respect to all Term Loans prepaid during such fiscal year pursuant to Section 2.17, (3) any optional prepayments of any New Securities that are secured by a pari passu Lien on any Collateral (to the extent not otherwise prohibited under this Agreement or the other Loan Documents) and (4) any prepayments of Initial Revolving Loans or Additional Revolving Loans made during such fiscal year which result in a permanent reduction of the Initial Revolving Loan Commitments or Additional Revolving Loan Commitments, as applicable (in each case of such clauses (1) through (4) above, only to the extent not made with the proceeds of Indebtedness (other than any Indebtedness incurred pursuant to any Initial Revolving Loan, Additional Revolving Loan and/or Swingline Loan), any Equity Issuance, Asset Sale or other proceeds that would not be included in calculating Operating Cash Flow for such fiscal year). For the purposes of this clause (iv), “ECF Prepayment Amount” shall mean:

(A)     if the First Lien Leverage Ratio as of the end of the fiscal year ended on the immediately preceding December 31 is greater than 4.50 to 1.00, an amount equal to fifty percent (50%) of Excess Cash Flow for such fiscal year;

(B)     if the First Lien Leverage Ratio as of the end of the fiscal year ended on the immediately preceding December 31 is less than or equal to 4.50 to 1.00 and greater than 3.75 to 1.00, an amount equal to twenty-five percent (25%) of Excess Cash Flow for such fiscal year; and

(C)     if the First Lien Leverage Ratio as of the end of the fiscal year ended on the immediately preceding December 31 is less than or equal to 3.75 to 1.00, 0% of Excess Cash Flow for such fiscal year.

Repayments under this Section 2.6(b)(iv) shall be applied first, pro rata, to the principal of the Term B-2 Loan and, if applicable, the Incremental Term Loans (applied to reduce the next four scheduled principal installments of the Term B-2 Loan and, if applicable, the Incremental Term Loans in direct order of maturity, then to the remaining scheduled principal installments on a pro rata basis (other than the payment of principal due on the Maturity Date of the applicable Term Loan) and then to the payment of principal due on the Maturity Date of the applicable Term Loan) and, second, pro rata, to the outstanding principal amount of the Initial Revolving Loans and Swingline Loans and, if applicable, Additional Revolving Loans (in each case without a reduction in the related Commitments). Accrued interest on the principal amount of the Loans being repaid pursuant to this Section 2.6(b)(iv) to the date of such repayment (together with any additional amount owing under Section 2.9) will be paid by the Borrower concurrently with such principal repayment.

(v)     Issuance of Indebtedness. Within three (3) Business Days following the date of receipt by any Holding Company, any Intermediate Holding Company, the Borrower or any of its Restricted Subsidiaries of any Net Proceeds (Indebtedness) arising from the issuance of Indebtedness by any such Person after the Closing Date not otherwise permitted pursuant to Section 7.1, the Loans shall be repaid in an amount equal to one hundred percent (100%) of the Net Proceeds (Indebtedness) related thereto.

Repayments under this Section 2.6(b)(v) shall be applied first, pro rata, to the principal of the Term B-2 Loan and, if applicable, the Incremental Term Loans (applied to reduce, on a pro rata basis, the next four scheduled principal installments of the Term B-2 Loan and, if applicable, the Incremental Term Loans in direct order of maturity, then to the remaining scheduled principal installments (other than the payment of principal due on the Maturity Date of the applicable Term Loan) and then to the payment of principal due on the Maturity Date of the applicable Term Loan) and, second, pro rata, to the outstanding principal amount of the Initial Revolving Loans and Swingline Loans and, if applicable, Additional Revolving Loans. Accrued interest on the principal amount of the Loans being repaid pursuant to this Section 2.6(b)(v) to the date of such repayment (together with any additional amount owing under Section 2.9) will be paid by the Borrower concurrently with such principal repayment.

(vi)      [Reserved]

(vii)     Initial Revolving Loan Maturity Date. In addition to the foregoing, a final payment of all Initial Revolving Loans and Swingline Loans, together with accrued interest and fees with respect thereto, shall be due and payable on the Initial Revolving Loan Maturity Date.

(viii)    Term B-2 Loan Maturity Date. In addition to the foregoing, a final payment of the Term B-2 Loan, together with accrued interest and fees with respect thereto, shall be due and payable on the Term B-2 Loan Maturity Date.

(ix)      Incremental Term Loan Maturity Date. If applicable, each Incremental Term Loan, together with accrued interest and fees with respect thereto, shall be due and payable on the applicable Incremental Term Loan Maturity Date.

(c)     Term Loans. Any Term B-2 Loan or Incremental Term Loan, as applicable, repaid pursuant to Section 2.6(b) may not be reborrowed.

(d)     Interest Rate Hedge Agreements. No repayment or prepayment pursuant to this Section 2.6 shall affect any of the Borrower’s obligations under any Interest Rate Hedge Agreement.

Section 2.7     Evidence of Indebtedness; Loan Accounts.

(a)     Extensions of Credit. The Loans made by each Lender and the Letters of Credit issued by the Issuing Bank shall be evidenced by one or more accounts or records maintained by such Lender or the Issuing Bank and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent, the Issuing Bank and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower or the amounts of Letters of Credit issued by the Issuing Bank for the account of the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loan Obligations. In the event of any conflict between the accounts and records maintained by any Lender or the Issuing Bank and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Loan Note, a Swingline Note or a Term Loan Note, as applicable, which shall evidence such Lender’s Initial Revolving Loans, Swingline Loans, Additional Revolving Loans, Term B-2 Loans and/or applicable Incremental Term Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b)     Participations. In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.8     Manner of Payment.

(a)     Each payment (including any prepayment) by the Borrower on account of the principal of or interest on the Loans, Revolving Commitment Fees and any other amount owed to the Lenders or the Administrative Agent or any of them under this Agreement or the Notes shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office, for the account of the Lenders entitled to such payment or the Administrative Agent, as the case may be, in Dollars in immediately available funds. Any payment received by the Administrative Agent after 1:00 p.m. shall be deemed received on the next Business Day. Receipt by the Administrative Agent of any payment intended for any Lender or Lenders hereunder prior to 1:00 p.m. on any Business Day shall be deemed to constitute receipt by such Lender or Lenders on such Business Day. In the case of a payment for the account of a Lender, the Administrative Agent will promptly, but no later than the close of business on the date such payment is deemed received, thereafter distribute the amount so received in like funds to such Lender. If the Administrative Agent shall not have received any payment from the Borrower as and when due, the Administrative Agent will promptly notify the Lenders accordingly. In the event that the Administrative Agent shall fail to make distribution to any Lender as required under this Section 2.8, the Administrative Agent agrees to pay such Lender interest from the date such payment was due until paid at the Federal Funds Rate.

(b)     The Borrower agrees to pay principal, interest, fees and all other amounts due hereunder or under the Notes without set-off or counterclaim or any deduction whatsoever.

(c)     Subject to any contrary provisions in the definition of Interest Period, if any payment under this Agreement or any of the other Loan Documents is specified to be made on a day which is not a Business Day, it shall be made on the next Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

(d)     Notwithstanding the foregoing clause (a), if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 2.16(a)(ii).

Section 2.9     Reimbursement.

(a)     Whenever any Lender shall sustain or incur any losses or reasonable out-of-pocket expenses in connection with (i) failure by the Borrower to borrow, Continue or Convert any LIBOR Advance after having given notice of its intention to borrow, Continue or Convert such Advance in accordance with Section 2.2 (whether by reason of the Borrower’s election not to proceed or the non-fulfillment of any of the conditions set forth in Article 3 or for any other reason other than the failure of such Lender to fund its portion of such Advance), or (ii) prepayment (or failure to prepay after giving notice thereof) of any LIBOR Advance in whole or in part for any reason, the Borrower agrees to pay to such Lender, upon the earlier of such Lender’s demand or the Maturity Date, an amount sufficient to compensate such Lender for all such losses and out-of-pocket expenses. Such Lender’s good faith determination of the amount of such losses or out-of-pocket expenses, as set forth in writing and accompanied by calculations in reasonable detail demonstrating the basis for its demand, shall be presumptively correct absent manifest error.

(b)     Losses subject to reimbursement hereunder shall include, without limitation, expenses incurred by any Lender or any participant of such Lender permitted hereunder in connection with the re-employment of funds prepaid, paid, repaid, not borrowed, or not paid, as the case may be, and will be payable whether the Maturity Date is changed by virtue of an amendment hereto (unless such amendment expressly waives such payment) or as a result of acceleration of the Loan Obligations.

Section 2.10     Pro Rata Treatment.

(a)       Advances. Each Advance under the Initial Revolving Loan Commitment from the Lenders hereunder made on or after the Closing Date, shall be made pro rata on the basis of the respective Initial Revolving Loan Commitment Ratios of the Lenders. On the Restatement Effective Date, each Advance from the Lenders under the Term B-2 Loan shall be made pro rata on the basis of the respective Term B-2 Loan Commitment Ratios of the Lenders.

(b)       Payments. Except as provided in Section 2.17, each payment and prepayment of principal of the Loans, and, except as provided in each of Section 2.2(e) and Article 10, each payment of interest on the Loans, shall be made to the Lenders pro rata on the basis of their respective unpaid principal amounts outstanding immediately prior to such payment or prepayment.

(c)       Adjustments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 2.9, 2.12, 5.11, 10.3 or 11.2) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that

(i)     if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii)     the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including, without limitation, Section 2.17 hereof), (y) or the application of Cash Collateral provided for in Section 2.15 (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower and each Subsidiary consent to the foregoing and agree, to the extent they may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower and each Subsidiary rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower and each Subsidiary in the amount of such participation.

Section 2.11     Capital Adequacy. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Bank the Borrower shall promptly pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered. Notwithstanding the foregoing, the Borrower shall only be obligated to compensate such Lender or the Issuing Bank for any amount under this Section arising or occurring during (i) in the case of each such request for compensation, any time or period commencing not more than ninety (90) days prior to the date on which such Lender or the Issuing Bank submits such request and (ii) any other time or period during which, because of the unannounced retroactive application of such law, regulation, interpretation, request or directive, such Lender or Issuing Bank could not reasonably have known that the resulting reduction in return might arise.

Section 2.12     Taxes.

(a)     Defined Terms. For purposes of this Section 2.12, the term “Lender” includes the Issuing Bank and the term “Applicable Law” includes FATCA.

(b)     Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)     Payments of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)     Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e)       Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.5(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)       Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.12, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)       Status of Lenders.

(i)     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender

(ii)          Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)                       Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(B)                       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)     executed originals of IRS Form W-8ECI;

(3)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4)     to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)       if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)      Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)     Survival. Each party’s obligations under this Section 2.12 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.13     Letters of Credit.

(a)     Subject to the terms and conditions hereof, the Issuing Bank, on behalf of the Lenders, and in reliance on the agreements of the Lenders set forth in Section 2.13(d), hereby agrees to issue one or more Letters of Credit in an aggregate face amount not to exceed the Available Letter of Credit Commitment determined immediately prior to giving effect to the issuance thereof; provided, however, that the Issuing Bank shall not issue any Letter of Credit unless the conditions precedent to the issuance thereof set forth in Section 3.2 have been satisfied, and shall have no obligation to issue any Letter of Credit if any Default then exists or would be caused thereby or if, after giving effect to such issuance, the Available Revolving Loan Commitment or the Available Letter of Credit Commitment would be less than zero; and provided further, however, that at no time shall the total Letter of Credit Obligations outstanding hereunder exceed $30,000,000. Each Letter of Credit shall (i) be denominated in Dollars, and (ii) expire no later than the earlier to occur of (A) the fifth (5th) Business Day prior to the Initial Revolving Loan Maturity Date or (B) one (1) year after its date of issuance (but may contain provisions for automatic renewal; provided that no Default or Event of Default exists on the renewal date or would be caused by such renewal). Each Letter of Credit shall be subject to the International Chamber of Commerce Publication No. 500 and, to the extent not inconsistent therewith, the laws of the State of New York. The Issuing Bank shall not at any time be obligated to issue, or cause to be issued, any Letter of Credit if such issuance would conflict with, or cause the Issuing Bank to exceed any limits imposed by, any Applicable Law.

(b)     The Borrower may from time to time request the issuance of, and be provided with by the Issuing Bank, Letters of Credit. The Borrower shall execute and deliver to the Administrative Agent and the Issuing Bank a Request for Issuance of Letter of Credit for each Letter of Credit to be issued by the Issuing Bank, not later than 12:00 noon on the fifth (5th) Business Day preceding the date on which the requested Letter of Credit is to be issued, or such shorter notice as may be acceptable to the Issuing Bank and the Administrative Agent. Upon receipt of any such Request for Issuance of Letter of Credit, subject to satisfaction of all conditions precedent thereto as set forth in Section 3.2, the Issuing Bank shall process such Request for Issuance of Letter of Credit and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby. The Issuing Bank shall furnish a copy of such Letter of Credit to the Borrower and the Administrative Agent following the issuance thereof. The Borrower shall pay or reimburse the Issuing Bank for normal and customary costs and expenses incurred by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering the Letters of Credit.

(c)     At such time as the Administrative Agent shall be notified by the Issuing Bank that the beneficiary under any Letter of Credit has drawn on the same, the Administrative Agent shall promptly notify the Borrower and each Lender with an Initial Revolving Loan Commitment, by telephone or telecopy, of the amount of the draw and, in the case of each Lender with an Initial Revolving Loan Commitment, such Lender’s portion of such draw amount as calculated in accordance with its Initial Revolving Loan Commitment Ratio.

(d)     The Borrower hereby agrees to immediately reimburse the Issuing Bank for amounts paid by the Issuing Bank in respect of draws under a Letter of Credit issued at the Borrower’s request. In order to facilitate such repayment, the Borrower hereby irrevocably requests the Lenders having an Initial Revolving Loan Commitment, and such Lenders hereby severally agree, on the terms and conditions of this Agreement (other than as provided in Article 2 with respect to the amounts of, the timing of requests for, and the repayment of Advances hereunder and in Section 3.2 with respect to conditions precedent to Advances hereunder), with respect to any drawing under a Letter of Credit prior to the occurrence of an event described in Sections 8.1(g) or (h), to make an Advance (which Advance may be a LIBOR Advance if the Borrower so requests in a timely manner or may be Converted to a LIBOR Advance as provided in this Agreement) to the Borrower on each day on which a draw is made under any Letter of Credit and in the amount of such draw, and to pay the proceeds of such Advance directly to the Issuing Bank to reimburse the Issuing Bank for the amount paid by it upon such draw. Each Lender having an Initial Revolving Loan Commitment shall pay its share of such Advance by paying its portion of such Advance to the Administrative Agent in accordance with Article 2 and its Initial Revolving Loan Commitment Ratio, without reduction for any set-off or counterclaim of any nature whatsoever and regardless of whether any Default or Event of Default (other than with respect to an event described in Sections 8.1(g) or (h)) then exists or would be caused thereby. If at any time that any Letters of Credit are outstanding, any of the events described in Sections 8.1(g) or (h) shall have occurred and be continuing, then each Lender having an Initial Revolving Loan Commitment shall, automatically upon the occurrence of any such event and without any action on the part of the Issuing Bank, the Borrower, the Administrative Agent or such Lender, be deemed to have purchased an undivided participation in the face amount of all Letters of Credit then outstanding in an amount equal to such Lender’s Initial Revolving Loan Commitment Ratio of such Letters of Credit, and each Lender having an Initial Revolving Loan Commitment shall, notwithstanding such Default or Event of Default, upon a drawing under any Letter of Credit, immediately pay to the Administrative Agent for the account of the Issuing Bank, in immediately available funds, the amount of such Lender’s participation in such drawn amount (and the Issuing Bank shall deliver to such Lender a loan participation certificate dated the date of the occurrence of such event and in the amount of such Lender’s Initial Revolving Loan Commitment Ratio). The disbursement of funds in connection with a draw under a Letter of Credit pursuant to this Section 2.13(d) shall be subject to the terms and conditions of Article 2. The obligation of each Lender having an Initial Revolving Loan Commitment to make payments to the Administrative Agent, for the account of the Issuing Bank, in accordance with this Section 2.13 shall be absolute and unconditional and no such Lender shall be relieved of its obligations to make such payments by reason of noncompliance by any other Person with the terms of the Letter of Credit or for any other reason. The Administrative Agent shall promptly remit to the Issuing Bank the amounts so received from the other Lenders. Any overdue amounts payable by the Lenders having an Initial Revolving Loan Commitment to the Issuing Bank in respect of a draw under any Letter of Credit shall bear interest, payable on demand, at the Federal Funds Rate.

(e)       The Borrower agrees that any action taken or omitted to be taken by the Issuing Bank in connection with any Letter of Credit, except for such actions or omissions as shall constitute gross negligence or willful misconduct on the part of the Issuing Bank, shall be binding on the Borrower as between the Borrower and the Issuing Bank, and shall not result in any liability of the Issuing Bank to the Borrower. The obligation of the Borrower to reimburse the Lenders for Advances made to reimburse the Issuing Bank for draws under the Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation, the following circumstances:

(i)        any lack of validity or enforceability of any Loan Document;

(ii)       any amendment or waiver of or consent to any departure from any or all of the Loan Documents;

(iii)      any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith;

(iv)     the existence of any claim, set-off, defense or any right which the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or Persons for whom any such beneficiary or any such transferee may be acting) or any Lender (other than the defense of payment to such Lender in accordance with the terms of this Agreement) or any other Person, whether in connection with any Letter of Credit, any transaction contemplated by any Letter of Credit, this Agreement or any other Loan Document, or any unrelated transaction;

(v)      any statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(vi)     the insolvency of any Person issuing any documents in connection with any Letter of Credit;

(vii)     any breach of any agreement between the Borrower and any beneficiary or transferee of any Letter of Credit, provided that the same shall not have resulted from the gross negligence or willful misconduct of the Issuing Bank;

(viii)     any irregularity in the transaction with respect to which any Letter of Credit is issued, including, without limitation, any fraud by the beneficiary or any transferee of such Letter of Credit, provided that the same shall not be the result of the gross negligence or willful misconduct of the Issuing Bank;

(ix)      any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, wireless or otherwise, whether or not they are in code, provided that the same shall not be the result of the gross negligence or willful misconduct of the Issuing Bank;

(x)       any act, error, neglect, default, omission, insolvency or failure of business of any of the correspondents of the Issuing Bank, provided that the same shall not have constituted gross negligence or willful misconduct of the Issuing Bank;

(xi)      any other circumstances arising from causes beyond the control of the Issuing Bank;

(xii)     payment by the Issuing Bank under any Letter of Credit against presentation of a sight draft or a certificate which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct of the Issuing Bank; and

(xiii)     any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that such other circumstances or happenings shall not have been the result of gross negligence or willful misconduct of the Issuing Bank.

(f)       Each Lender having an Initial Revolving Loan Commitment shall be responsible for its pro rata share (based on such Lender’s Initial Revolving Loan Commitment Ratio) of any and all reasonable out-of-pocket costs, expenses (including, without limitation, reasonable legal fees) and disbursements which may be incurred or made by the Issuing Bank in connection with the collection of any amounts due under, the administration of, or the presentation or enforcement of any rights conferred by any Letter of Credit, the Borrower’s or any guarantor’s obligations to reimburse or otherwise. In the event the Borrower shall fail to pay such expenses of the Issuing Bank within ten (10) days after demand for payment by the Issuing Bank, each Lender having an Initial Revolving Loan Commitment shall thereupon pay to the Issuing Bank its pro rata share (based on such Lender’s Initial Revolving Loan Commitment Ratio) of such expenses within five (5) days from the date of the Issuing Bank’s notice to the Lenders having an Initial Revolving Loan Commitment of the Borrower’s failure to pay; provided, however, that if the Borrower or any guarantor shall thereafter pay such expense, the Issuing Bank will repay to each Lender having an Initial Revolving Loan Commitment Ratio the amounts received from such Lender hereunder.

(g)       The Borrower agrees that each Advance by the Lenders having an Initial Revolving Loan Commitment to reimburse the Issuing Bank for draws under any Letter of Credit, shall, for all purposes hereunder, be deemed to be an Advance under the Initial Revolving Loan Commitment to the Borrower and shall be payable and bear interest in accordance with all other Initial Revolving Loans to the Borrower.

(h)       Notwithstanding anything to the contrary contained in this Agreement, this Section 2.13 shall be subject to the terms and conditions of Section 2.15 and Section 2.16.

Section 2.14     Incremental Increases.

(a)       Request for Increase. At any time, upon written notice to the Administrative Agent, the Borrower may, from time to time, request (i) one or more incremental term loans or increases in the outstanding amount of any Class of Term Loans (each, an “Incremental Term Loan”) or (ii) a single additional revolving credit facility tranche (the “Additional Revolving Loan Facility”) and one or more increases in the Commitments with respect to such Additional Revolving Loan Facility (each, an “Additional Revolving Loan Commitment Increase” and, collectively with the Additional Revolving Loan Facility and the Incremental Term Loans, the “Incremental Increases”); provided that (A) the initial aggregate principal amount for all prior Incremental Increases together with the requested Incremental Increase, when added to the aggregate principal amount of all New Securities incurred after the Restatement Effective Date, shall not exceed the Incremental Indebtedness Limit and (B) any such request shall be in a minimum amount of $25,000,000 for any Incremental Term Loan or $5,000,000 for any Additional Revolving Loan Facility or Additional Revolving Loan Commitment Increase or, in each case if less, the remaining amount permitted pursuant to this clause (a); provided further that the Initial Revolving Loan Commitments may not be increased under this Section 2.14.

(b)       Incremental Lenders. Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Increases. Incremental Increases may be provided by any existing Lender (but no existing Lender will have an obligation to make a portion of any Incremental Increase) or by any other Persons (each, an “Incremental Lender”); provided that the Administrative Agent, the Issuing Bank and the Swingline Lender, as applicable, shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) to such Incremental Lender’s providing such Incremental Increase to the extent any such consent would be required under Section 11.5(b) for an assignment of Loans or Commitments, as applicable, to such Incremental Lender. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Incremental Lender is requested to respond, which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the proposed Incremental Lenders (or such shorter period as agreed to by the Administrative Agent in its sole discretion). Each proposed Incremental Lender may elect or decline, in its sole discretion, and shall notify the Administrative Agent within such time period whether it agrees, to provide an Incremental Increase and, if so, whether by an amount equal to, greater than or less than requested. Any Person not responding within such time period shall be deemed to have declined to provide an Incremental Increase.

(c)       Incremental Increase Effective Date and Allocations. The Administrative Agent and the Borrower shall determine the effective date (each, an “Incremental Increase Effective Date”) and the final allocation of such Incremental Increase. The Administrative Agent shall promptly notify the Borrower and the Incremental Lenders of the final allocation of such Incremental Increase (limited in the case of the Incremental Lenders to their own respective allocations thereof) and the Incremental Increase Effective Date.

(d)       Conditions and Terms Applicable to Each Incremental Increase. Any Incremental Increase shall become effective as of the applicable Incremental Increase Effective Date; provided that the following terms and conditions shall apply to each Incremental Increase, subject, in the case of any Incremental Increase the proceeds of which will be used to fund a substantially concurrent Limited Condition Acquisition, to the provisions of Section 1.10:

(i)     no Default or Event of Default shall exist on such Incremental Increase Effective Date immediately prior to or after giving effect to (A) such Incremental Increase or (B) the making of any extension of credit pursuant thereto;

(ii)     after giving effect to the incurrence of such Incremental Increase (and assuming that such Incremental Increase is fully funded), the Borrower shall be in compliance with the Debt Incurrence Test;

(iii)     all of the representations and warranties of the Borrower under this Agreement and the other Loan Documents (including, without limitation, all representations and warranties with respect to the Restricted Subsidiaries) shall be true and correct at such time (or to the extent related specifically to a specific prior date, as of such date) in all material respects (except to the extent that any such representation and warranty is qualified by materiality or Materially Adverse Effect, in which case such representation and warranty shall be true and correct in all respects), both before and after giving effect to such Incremental Increase, and after giving effect to any updates to information provided to the Lenders in accordance with the terms of such representations and warranties;

(iv)     no Incremental Increase may have a stated maturity date that is earlier than the then applicable latest maturity date applicable to the Initial Revolving Loan Facility (including, without limitation, the maturity date of any Extended Revolving Loan Commitment);

(v)     each Incremental Increase shall constitute Loan Obligations and shall rank (A) with respect to the Additional Revolving Loan Facility and any Additional Revolving Loan Commitment Increase, pari passu with the existing Loan Obligations consisting of Term B-2 Loans and (B) with respect to each Incremental Term Loan, (1) pari passu or junior in right of payment and (2) pari passu or junior with respect to Liens with the existing Loan Obligations with respect to the Term B-2 Loans;

(vi)     the Incremental Lenders shall be included in any determination of the Required Lenders and, if applicable, Required Additional Revolving Lenders and Required Revolving Lenders; and

(vii)     each such Incremental Increase shall be effected pursuant to (A) an amendment (each, an “Incremental Increase Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, the Administrative Agent and the applicable Incremental Lenders, which Incremental Increase Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.14 and (B) to the extent that any Incremental Increase ranks junior in right or payment or junior with respect to Liens, an intercreditor agreement executed by the Borrower, the Administrative Agent and the applicable Lenders.

(e)       Terms of Incremental Term Loans. All of the terms and conditions applicable to an Incremental Term Loan shall be set forth in the relevant Incremental Increase Amendment and, to the extent not consistent with the Term B-2 Loans, be satisfactory to the Administrative Agent, the Borrower and the applicable Incremental Lenders; provided that in the case of an Incremental Institutional Term Loan:

(i)     such Incremental Institutional Term Loan will not have (A) a stated maturity date prior to the Term B-2 Maturity Date or (B) a shorter Weighted Average Life to Maturity than the remaining Weighted Average Life to Maturity of the Term B-2 Loan; and

(ii)     the Effective Yield for such Incremental Institutional Term Loan (at each applicable pricing level with respect thereto) may not exceed by more than 0.50% the Effective Yield for the Term B-2 Loan unless the Effective Yield for the Term B-2 Loan is adjusted to equal the Effective Yield applicable to such Incremental Institutional Term Loan (at each applicable pricing level with respect thereto) minus 0.50%.

(f)       Terms of Additional Revolving Loan Facility. All of the terms and conditions applicable to the Additional Revolving Loan Facility shall be set forth in the relevant Incremental Increase Amendment and, to the extent not consistent with the Initial Revolving Loan Facility, be satisfactory to the Administrative Agent, the Borrower and the applicable Incremental Lenders; provided that:

(i)     such Additional Revolving Loan Facility shall require no scheduled amortization or mandatory commitment reduction prior to the then applicable latest maturity date applicable to the Initial Revolving Loan Facility (including, without limitation, the maturity date of any Extended Revolving Loan Commitment); and

(ii)     such Additional Revolving Loan Facility (and all Additional Revolving Loans made thereunder) shall, for purposes of Section 8.3 hereof, rank pari passu in right of payment with the Term B-2 Loans.

(g)       Terms of Additional Revolving Loan Commitment Increases. All of the terms and conditions applicable to the Additional Revolving Loan Commitment Increase shall be set forth in the relevant Incremental Increase Amendment and shall be consistent with those applicable to the Additional Revolving Loan Facility; provided that in connection with any such Additional Revolving Loan Commitment Increase:

(i)     all outstanding Additional Revolving Loans and the Additional Revolving Loan Commitment Ratios will be reallocated by the Administrative Agent on the applicable Incremental Increase Effective Date among the Lenders with an Additional Revolving Loan Commitment (including the Incremental Lenders providing any portion of such Additional Revolving Loan Commitment Increase) in accordance with their revised Additional Revolving Loan Commitment Ratios (and the applicable Lenders (including the Incremental Lenders providing any portion of such Additional Revolving Loan Commitment Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 2.9 in connection with such reallocation as if such reallocation were a repayment); and

(ii)     any Incremental Lender providing any portion of an Additional Revolving Loan Commitment Increase shall be entitled to the same voting rights as the existing Lenders with Additional Revolving Loan Commitments and any extensions of credit made in connection with each Additional Revolving Loan Commitment Increase shall receive proceeds of prepayments on the same basis as the other Additional Revolving Loans made hereunder.

(h)     Conflicting Provisions. This Section shall supersede any provisions in Sections 2.10 or 11.12 to the contrary.

Section 2.15     Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, the Issuing Bank or the Swingline Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of the Issuing Bank and/or the Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)     Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Swingline Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations and Swingline Loans, to be applied pursuant to subsection (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the Issuing Bank and the Swingline Lender as herein provided (other than Liens referred to in clause (a) of the definition of Permitted Liens), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)     Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.15 or Section 2.16 in respect of Letters of Credit and Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations and Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)     Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the Issuing Bank and/or the Swingline Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 2.15 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the Issuing Bank and the Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 2.16, the Person providing Cash Collateral, the Issuing Bank and the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

Section 2.16     Defaulting Lenders.

(a)         Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)      Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders, Required Revolving Lenders, Required Initial Revolving Lenders, Required Additional Revolving Lenders and Section 11.12.

(ii)     Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank and the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Bank and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and Swingline Loans issued under this Agreement, in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Initial Revolving Loan Commitments without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)         Certain Fees.

(A)     No Defaulting Lender shall be entitled to receive any Revolving Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)     Each Defaulting Lender shall be entitled to receive letter of credit commissions pursuant to Section 2.4(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Initial Revolving Loan Commitment Ratio of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.

(C)     With respect to any Revolving Commitment Fee or letter of credit commission not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv)       Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Initial Revolving Loan Commitment Ratios (calculated without regard to such Defaulting Lender’s Initial Revolving Loan Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate principal amount at such time of any Non-Defaulting Lender’s outstanding Initial Revolving Loans and such Non-Defaulting Lender’s participation in Letter of Credit Obligations and Swingline Loans at such time to exceed such Non-Defaulting Lender’s Initial Revolving Loan Commitment. Subject to Section 11.26, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)        Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.15.

(b)       Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.17     Reverse Dutch Auction Prepayments.

(a)        Notwithstanding anything to the contrary contained in this Agreement, the Borrower may at any time and from time to time conduct reverse Dutch auctions in order to prepay Term Loans below par value on a non-pro rata basis (each, an “Auction”, and each such Auction to be managed exclusively by the Administrative Agent or another investment bank of recognized standing selected by the Borrower and acceptable to the Administrative Agent (in such capacity, the “Auction Manager”)), so long as the following conditions are satisfied:

(i)       each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section and the Auction Procedures;

(ii)      no Default or Event of Default shall have occurred and be continuing on the date of the delivery of each Auction Notice and at the time of prepayment of any Term Loans in connection with any Auction and after giving effect to any Indebtedness incurred in connection therewith;

(iii)     the cash amount that the Borrower offers to pay in any such Auction shall be no less than $10,000,000 and whole increments of $1,000,000 in excess thereof (unless another amount is agreed to by the Administrative Agent and Auction Manager);

(iv)     after giving effect to any prepayment of Term Loans pursuant to this Section and any Indebtedness incurred in connection therewith (A) Liquidity shall not be less than $20,000,000 and (B) the aggregate amount of outstanding Initial Revolving Loans, Swingline Loans, Letter of Credit Obligations and Additional Revolving Loans on such date shall not be greater than $10,000,000;

(v)       the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so prepaid by the Borrower shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant prepayment;

(vi)      no more than one Auction may be ongoing at any one time;

(vii)     the aggregate principal amount (calculated on the face amount thereof) of all Term Loans prepaid pursuant to this Section shall not exceed $125,000,000;

(viii)    no more than three (3) such prepayments shall be made in any consecutive twelve (12) month period;

(ix)      the Borrower represents and warrants that, at the time of each such Auction and at the time of any prepayment of Term Loans pursuant to such Auction, neither the Borrower nor any of its Subsidiaries shall have any material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower and its Subsidiaries or with respect to the Loans or any securities of the Borrower and its Subsidiaries that has not been previously disclosed in writing to the Administrative Agent and the Lenders (other than because such Lender does not wish to receive MNPI) prior to such time and could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to participate in the Auction;

(x)       at the time of each prepayment of Term Loans through the Auction the Borrower shall have delivered to the Administrative Agent and the Auction Manager an officer’s certificate executed by an Authorized Signatory of the Borrower certifying as to compliance with the preceding clauses (ii), (iv) and (ix);

(xi)      any Auction shall be offered to all Lenders with a Commitment or outstanding Loans of the applicable tranche of Term Loans that are to be prepaid on a pro rata basis; and

(xii)     the Borrower shall only use (A) Excess Cash Flow that it is permitted to retain pursuant to Section 2.6(b)(iv) or (B) one time in any consecutive six (6) month period, the proceeds of Equity Issuances consisting solely of Capital Stock (other than Disqualified Stock) of the Borrower, in each case for such prepayment (it being acknowledged and agreed that, for the avoidance of doubt, no prepayment of any Term Loans pursuant to this Section 2.17 shall be made from the proceeds of any Initial Revolving Loan or any Additional Revolving Loan).

(b)     The Borrower must terminate an Auction if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of prepayment of Term Loans pursuant to the respective Auction. If the Borrower commences any Auction (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of the respective Auction have in fact been satisfied), and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the prepayment of Term Loans pursuant to such Auction shall be satisfied, then the Borrower shall have no liability to any Lender for any termination of the respective Auction as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of prepayment of Term Loans pursuant to the respective Auction, and any such failure shall not result in any Default hereunder. With respect to all prepayments of Term Loans made by the Borrower pursuant to this Section, (i) the Borrower shall pay on the settlement date of each such prepayment all accrued and unpaid interest and fees (except to the extent otherwise set forth in the relevant offering documents), if any, on the prepaid Term Loans up to the settlement date of such prepayment and (ii) such prepayments shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement, including, without limitation, Section 2.6.

(c)     The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section (provided that no Lender shall have an obligation to participate in any such Auctions) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.6 and 2.10), it being understood and acknowledged that prepayments of the Term Loans by the Borrower contemplated by this Section shall not constitute Investments by the Borrower) that may otherwise prohibit any Auction or any other transaction contemplated by this Section. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Section 5.11 and Article 9 mutatis mutandis as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.

Section 2.18     Extensions of Term Loans and Revolving Loan Commitments.

(a)     Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of any tranche of Term Loans with a like maturity date or Initial Revolving Loan Commitments or Additional Revolving Loan Commitments, as applicable, with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective tranche of Term Loans or Initial Revolving Loan Commitments or Additional Revolving Loan Commitments, as applicable, with a like maturity date, as the case may be) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans of such tranche and/or Initial Revolving Loan Commitments or Additional Revolving Loan Commitments, as applicable, of such tranche and otherwise modify the terms of such Term Loans and/or Initial Revolving Loan Commitments or Additional Revolving Loan Commitments, as applicable, pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or Initial Revolving Loan Commitments or Additional Revolving Loan Commitments, as applicable (and related outstandings) and/or modifying the amortization schedule in respect of such Term Loans) (each, an “Extension”, and each group of Term Loans, Initial Revolving Loan Commitments or Additional Revolving Loan Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Initial Revolving Loan Commitments or Additional Revolving Loan Commitments, as applicable (in each case not so extended), being a separate “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted, and any Extended Revolving Loan Commitments shall constitute a separate tranche of Commitments from the tranche of Initial Revolving Loan Commitments or Additional Revolving Loan Commitments, as applicable, from which they were converted), so long as the following terms are satisfied:

(i)     no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders or immediately prior to the effectiveness of such Extension;

(ii)     except as to interest rates, fees and final maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer), the Initial Revolving Loan Commitment or Additional Revolving Loan Commitments, as applicable, of any Lender that agrees to an Extension with respect to such Initial Revolving Loan Commitment or Additional Revolving Loan Commitment, as applicable, extended pursuant to an Extension (an “Extended Revolving Loan Commitment”), and the related outstandings, shall be an Initial Revolving Loan Commitment or Additional Revolving Loan Commitment, as applicable (or related outstandings, as the case may be) with the same terms as the original Initial Revolving Loan Commitments or Additional Revolving Loan Commitment, as applicable (and related outstandings); provided that:

(A)          the borrowing and repayment (except for (1) payments of interest and fees at different rates on Extended Revolving Loan Commitments (and related outstandings), (2) repayments required upon the maturity date of the non-extending Initial Revolving Loan Commitments or Additional Revolving Loan Commitment, as applicable, and (3) repayment made in connection with a permanent repayment and termination of commitments in accordance with clause (C) below) of Initial Revolving Loans or Additional Revolving Loans, as applicable, with respect to Extended Revolving Loan Commitments after the applicable Extension date shall be made on a pro rata basis with all other Initial Revolving Loan Commitments or Additional Revolving Loan Commitments, as applicable;

(B)          all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Initial Revolving Loan Commitments in accordance with their applicable Initial Revolving Loan Commitment Ratio;

(C)          the permanent repayment of Initial Revolving Loans or Additional Revolving Loans, as applicable, with respect to, and termination of, Extended Revolving Loan Commitments after the applicable Extension date shall be made on a pro rata basis with all other Initial Revolving Loan Commitments or Additional Revolving Loan Commitments, as applicable, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such tranche on a better than pro rata basis as compared to any other tranche with a later maturity date than such tranche; and

(D)          assignments and participations of Extended Revolving Loan Commitments and extended Initial Revolving Loans or Additional Revolving Loans, as applicable, shall be governed by the same assignment and participation provisions applicable to Initial Revolving Loan Commitments or Additional Revolving Loan Commitments, as applicable, and Initial Revolving Loans or Additional Revolving Loans, as applicable;

(iii)     except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi) below, be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Lender that agrees to an Extension with respect to such Term Loans extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer;

(iv)     the final maturity date of any Extended Term Loans shall be no earlier than the latest Maturity Date hereunder;

(v)     the weighted average life to maturity of any Extended Term Loans shall be no shorter than the remaining weighted average life to maturity of the applicable tranche of Term Loans extended thereby;

(vi)     any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer;

(vii)     if the aggregate principal amount of Term Loans (calculated on the face amount thereof), Initial Revolving Loan Commitments or Additional Revolving Loan Commitments, as the case may be, in respect of which Lenders who have issued such Term Loans, Initial Revolving Loan Commitments and/or Additional Revolving Loan Commitments, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans, Initial Revolving Loan Commitments or Additional Revolving Loan Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans, Initial Revolving Loan Commitments or Additional Revolving Loan Commitments, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;

(viii)    all documentation in respect of such Extension shall be consistent with the foregoing; and

(ix)      at no time shall there be more than (A) two (2) different tranches of Initial Revolving Loan Commitments hereunder, (B) two (2) different tranches of Additional Revolving Loan Commitments hereunder or (C) four (4) different tranches of Term Loans hereunder.

(b)     With respect to all Extensions consummated by the Borrower pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.6 and (ii) unless otherwise agreed to by the Administrative Agent, each Extension Offer shall be in a minimum principal amount (to be specified in the relevant Extension Offer) for the applicable tranche to be extended of (A) $100,000,000 with respect to Term Loans and (B) $20,000,000 with respect to Initial Revolving Loan Commitments or Additional Revolving Loan Commitments (in each case, or, if less, the remaining amount of such tranche). The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Loan Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c)     No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (i) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans, Initial Revolving Loan Commitments and/or Additional Revolving Loan Commitments (or a portion thereof) and (ii) with respect to any Extension of the Initial Revolving Loan Commitments, the consent of the Issuing Bank and the Swingline Lender, which consent shall not be unreasonably withheld, delayed or conditioned. All Extended Term Loans, Extended Revolving Loan Commitments and all obligations in respect thereof shall be Loan Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Loan Obligations with respect to the tranche from which they were extended. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Initial Revolving Loan Commitments, Additional Revolving Loan Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section. In addition, if so provided in such amendment and with the consent of the Issuing Bank, participations in Letters of Credit expiring on or after the Initial Revolving Loan Maturity Date shall be re-allocated from Lenders holding Initial Revolving Loan Commitments to Lenders holding Extended Revolving Loan Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Initial Revolving Loan Commitments, be deemed to be participation interests in respect of such Initial Revolving Loan Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(d)     In connection with any Extension, the Borrower shall provide the Administrative Agent at least ten (10) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section.

ARTICLE 3

Conditions Precedent

Section 3.1     Conditions Precedent to Effectiveness of Agreement. The obligation of the Lenders to undertake the Commitments and make the Term Loan B on the Closing Date and the effectiveness of this Agreement are subject to the prior or contemporaneous fulfillment of each of the following conditions:

(a)         The Administrative Agent shall have received each of the following:

(i)       this Agreement duly executed;

(ii)      duly executed Notes in favor of each Lender requesting a Note;

(iii)     duly executed Security Documents;

(iv)     the loan certificate of the Borrower dated as of the Closing Date, in substantially the form attached hereto as Exhibit G-1, including a certificate of incumbency with respect to each Authorized Signatory of such Person that is executing the Loan Documents, together with the following items: (A) a true, complete and correct copy of the articles of incorporation of the Borrower as in effect on the Closing Date, (B) a true, complete and correct copy of the by-laws of the Borrower as in effect on the Closing Date, (C) a certificate of good standing for the Borrower issued by the Secretary of State or similar state official for the state of incorporation of the Borrower, (D) a true, complete and correct copy of the corporate resolutions of the Borrower authorizing the Borrower to execute, deliver and perform this Agreement and the other Loan Documents and (E) a true, complete and correct copy of any shareholders’ agreements or voting agreements in effect with respect to the Capital Stock of the Borrower;

(v)     a loan certificate of each Subsidiary Guarantor (including all License Subs existing as of the Closing Date) dated as of the Closing Date, in substantially the form attached hereto as Exhibit G-2, including a certificate of incumbency with respect to each Authorized Signatory of such Person that is executing the Loan Documents, together with the following items: (A) a true, complete and correct copy of the articles or certificate of incorporation or formation (or the equivalent) of such Person as in effect on the Closing Date, (B) a true, complete and correct copy of the by-laws or operating agreement (or the equivalent) of such Person as in effect on the Closing Date, (C) a certificate of good standing for such Person issued by the Secretary of State or similar state official for the state of incorporation, organization or formation of such Person, (D) a true, complete and correct copy of the resolutions of such Person (or another appropriate Person) authorizing such Person to execute, deliver and perform the Loan Documents to which it is a party and (E) a true, complete and correct copy of any shareholders’ agreements or voting agreements in effect with respect to the Capital Stock of such Person;

(vi)     copies of insurance certificates covering the assets of the Borrower and its Restricted Subsidiaries, and otherwise meeting the requirements of Section 5.5 (including, without limitation, endorsements naming the Administrative Agent as lender’s loss payee and additional insured, as applicable);

(vii)     legal opinions of (A) Jones Day, corporate counsel to the Borrower and its Restricted Subsidiaries, (B) FCC counsel to the Borrower and its Subsidiaries, and (C) such other legal opinions as may be reasonably requested by the Administrative Agent (which shall include customary reliance by successors and/or assigns of each Lender and the Administrative Agent) in each case, addressed to each Lender and the Administrative Agent and dated as of the Closing Date which shall be in form and substance reasonably acceptable to the Administrative Agent;

(viii)     a duly executed Certificate of Financial Condition for the Borrower and its Restricted Subsidiaries on a consolidated basis as to the financial condition, solvency and related matters after giving effect to the Transactions occurring on the Closing Date (including, without limitation, demonstrating that the Secured Leverage Ratio as of the Closing Date and after giving effect to the Transactions occurring on the Closing Date does not exceed 3.00 to 1.00), in form and substance reasonably satisfactory to the Administrative Agent;

(ix)      projected financial statements and calculations of the Borrower and its Restricted Subsidiaries covering the period through the Revolving Loan Maturity Date and giving effect to the Transactions occurring on the Closing Date, in form and substance satisfactory to the Administrative Agent and the Lead Arrangers; provided that any updates or modifications to the projected financial statements of the Borrower and its Restricted Subsidiaries previously received by the Administrative Agent shall be in form and substance reasonably satisfactory to the Administrative Agent;

(x)      Uniform Commercial Code Lien, tax Lien, bankruptcy, judgment and intellectual property searches with respect to the Credit Parties, the applicable television stations, applicable targets, applicable purchased assets (including any rights of assignment) and the applicable sellers with respect to the Hoak Acquisition and each Specified Acquisition, in form and substance satisfactory to the Administrative Agent;

(xi)      evidence reasonably satisfactory to the Administrative Agent and the Lenders that concurrently with the initial Extensions of Credit there exist no Indebtedness for borrowed money of the Borrower or its Restricted Subsidiaries (other than Indebtedness permitted under Section 7.1) and no Liens except for Permitted Liens and delivery to the Administrative Agent of pay-off letters and other documents requested by the Administrative Agent in form and substance reasonably satisfactory to it evidencing repayment, termination, reconveyance and release of such Indebtedness or Liens (including, without limitation, evidence of the payoff of the existing Indebtedness of Parker Broadcasting, Inc. and the release of all Liens securing such Indebtedness);

(xii)     subject to the proviso to this subclause, all filings and recordations that are necessary to perfect (or continue to perfect) the security interests of the Administrative Agent, on behalf of the Secured Parties, in the Collateral and all actions reasonably requested by the Administrative Agent or required to be taken on the Closing Date under the Loan Documents in order to create and perfect such security interests (including without limitation, delivery to the Administrative Agent of all possessory collateral, including, without limitation, any pledged notes or pledged stock, together with the undated stock powers or note powers endorsed in blank, as applicable) shall have been taken and the Administrative Agent shall have received evidence reasonably satisfactory to it that upon such filings and recordations and the taking of such actions such security interests constitute valid, perfected first priority (subject to Permitted Liens) Liens thereof; provided that subject to the approval of the Administrative Agent in its sole discretion, one or more of the requirements of this subclause may be completed on a post-funding basis; and

(xiii)     all such other documents as the Administrative Agent may reasonably request, in each case certified by an appropriate governmental official or an Authorized Signatory if so requested.

(b)     The Administrative Agent shall have received evidence reasonably satisfactory to it that all Necessary Authorizations relating to the (i) execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Hoak Acquisition and each Specified Acquisition (but only to the extent of the portions thereof that are to be consummated on the Closing Date (including, without limitation, all asset purchases, Station Servicing Arrangements and/or option agreements, put/call agreements and agreements evidencing rights to assign any assets, in each case related to such Specified Acquisition)) and (ii) granting of Liens in all Operating Agreements and other material contracts and leases of the Borrower and its Restricted Subsidiaries that are included in the Collateral (including, without limitation those acquired in the Hoak Acquisition and each Specified Acquisition (but only to the extent of the portions thereof that are to be consummated on the Closing Date (including, without limitation, all asset purchases, Station Servicing Arrangements and/or option agreements, put/call agreements and agreements evidencing rights to assign any assets, in each case related to such Specified Acquisition)), each of which shall be in form and substance satisfactory to the Administrative Agent, have been obtained or made, are in full force and effect and are not subject to any pending or, to the knowledge of the Borrower, overtly threatened reversal or cancellation.

(c)     The Borrower shall certify to the Administrative Agent and the Lenders that the conditions set forth in Section 3.2(a) are satisfied as of the Closing Date.

(d)     (i) There shall not exist as of the Closing Date any action, suit, proceeding or investigation pending, or, to the knowledge of the Borrower, threatened, to enjoin, restrain or prohibit or to obtain substantial damages in respect of, or which is related to, the consummation of the Transactions and (ii) no event shall have occurred that has had or could reasonably be expected to have a Materially Adverse Effect.

(e)     The Borrower shall have paid (i) to the Administrative Agent, the Lead Arrangers and the Lenders the fees set forth or referenced in Section 2.4 that are due on the Closing Date and any other accrued and unpaid fees or commissions due on the Closing Date, (ii) all reasonable and invoiced fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent accrued and unpaid prior to or on the Closing Date, plus such estimate of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent) and (iii) to any other Person such amount as may be due thereto on the Closing Date in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any Loan Documents.

(f)     The Borrower shall, concurrently with the initial extensions of credit hereunder, have paid in full all principal, interest and other amounts due and outstanding in connection with the Existing Credit Agreement.

(g)     The Administrative Agent shall have received a Notice of Account Designation duly completed and executed by an Authorized Signatory of the Borrower.

(h)     The Borrower shall have received a recent Debt Rating from S&P and Moody’s.

(i)     The Borrower, on behalf of itself and each of its Restricted Subsidiaries, shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent, the Lead Arrangers or any Lender with respect to the PATRIOT Act, applicable “know your customer” and anti-money laundering rules and regulations.

(j)     The Administrative Agent shall have received the Acquisition Documents with respect to the Hoak Acquisition and each of the Specified Acquisitions and such Acquisition Documents shall be (i) certified by an Authorized Signatory of GTG to be true, correct and complete and (ii) in form and substance reasonably satisfactory to the Administrative Agent.

(k)     the Hoak Acquisition and each Specified Acquisition (but only to the extent of the portions of such Specified Acquisitions that are to be consummated on the Closing Date (including, without limitation, all asset purchases, Station Servicing Arrangements and/or option agreements, put/call agreements and agreements evidencing rights to assign any assets, in each case related to such Specified Acquisition)) shall be consummated substantially concurrently with the initial extensions of credit hereunder in accordance with all Applicable Laws and on the terms and conditions set forth in Acquisition Documents with respect thereto without giving effect to any amendment, modification, waiver or consent thereto that is materially adverse to the Lenders (as reasonably determined by the Administrative Agent) unless approved in writing by the Administrative Agent.

Section 3.2     Conditions Precedent to Each Advance, Swingline Loan and Letter of Credit. The obligation of (x) the Lenders to make, Convert or Continue each Advance, on or after the Closing Date, (y) the Swingline Lender to fund each Swingline Loan and (z) the Issuing Bank to issue, increase, extend or renew each Letter of Credit hereunder is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with such Advance and/or issuance subject, in the case of any Loan or Advance in connection with a Limited Condition Acquisition, to Section 1.10:

(a)     All of the representations and warranties of the Borrower under this Agreement and the other Loan Documents (including, without limitation, all representations and warranties with respect to the Restricted Subsidiaries), which, pursuant to Section 4.2, are made at and as of the time of such Advance, Swingline Loan or issuance, increase, extension or renewal of a Letter of Credit, shall be true and correct at such time in all material respects (except to the extent that any such representation and warranty is qualified by materiality or Materially Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) at such time (or to the extent related specifically to a specific prior date, as of such date), both before and after giving effect to the funding of such Advance or Swingline Loan and/or the issuance, increase, extension or renewal of the Letter of Credit, as applicable, and the application of the proceeds thereof, and after giving effect to any updates to information provided to the Lenders in accordance with the terms of such representations and warranties, and no Default or Event of Default hereunder shall then exist or be caused thereby.

(b)     The Administrative Agent shall have received a duly executed Request for Advance and/or Request for Issuance of Letter of Credit, as applicable.

(c)     [Reserved].

(d)     On the date of, and after giving effect to, any Advance, Conversion or Continuation of any Initial Revolving Loan, Swingline Loan or Additional Revolving Loan (unless, in the case of the Additional Revolving Loans, otherwise agreed to by the Administrative Agent and each Incremental Lender holding an Additional Revolving Loan Commitment) and/or increase, extension, renewal or issuance of any Letter of Credit (except, solely with respect to any increase, extension, renewal or issuance of any Letter of Credit, if a Suspension Period would otherwise be in effect both before and after giving effect thereto), the Borrower shall be in compliance on a pro forma basis with the covenant set forth in Section 7.7.

The acceptance of proceeds of any Advance which would increase the aggregate principal amount of Loans outstanding shall be deemed to be a representation and warranty by the Borrower as to compliance with this Section 3.2 on the date any such Loan is made.

ARTICLE 4

Representations and Warranties

Section 4.1     Representations and Warranties. The Borrower hereby represents and warrants, in favor of the Administrative Agent and each Lender, that:

(a)     Organization; Ownership; Power; Qualification. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. The Borrower has the corporate power and authority to own its properties and to carry on its business as now being and as proposed hereafter to be conducted. Each Restricted Subsidiary of the Borrower is a Person duly organized, validly existing and in good standing under the laws of the state of its incorporation, organization or formation and has the power and authority to own its properties and to carry on its business as now being and as proposed hereafter to be conducted. The Borrower and its Restricted Subsidiaries are duly qualified, in good standing and authorized to do business in each jurisdiction in which the character of their respective properties or the nature of their respective businesses requires such qualification or authorization, except where failure to be so qualified, in the aggregate, could not reasonably be expected to have a Materially Adverse Effect.

(b)     Borrower: Authorization; Enforceability. The Borrower has the corporate power and has taken all necessary corporate action to authorize it to borrow hereunder, and the Borrower has the corporate power and has taken all necessary corporate action to execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms, and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the other Loan Documents to which the Borrower is a party have been duly executed and delivered by the Borrower and is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower, in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (the “Bankruptcy Exception”).

(c)     Subsidiaries: Authorization; Enforceability. The Borrower’s Subsidiaries, and the Borrower’s direct and indirect ownership thereof, in each case as of the Closing Date, are as set forth on Schedule 4 attached hereto, and the Borrower, directly or indirectly, has the unrestricted right to vote the issued and outstanding Capital Stock of the Subsidiaries shown thereon; such Capital Stock of such Subsidiaries has been duly authorized and issued and is fully paid and nonassessable. Each Restricted Subsidiary of the Borrower has the power and has taken all necessary action to authorize it to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated by this Agreement and by such Loan Documents. Each of the Loan Documents to which any Restricted Subsidiary of the Borrower is a party has been duly executed and delivered by such Restricted Subsidiary and is a legal, valid and binding obligation of such Restricted Subsidiary enforceable against such Restricted Subsidiary in accordance with its terms, subject, as to enforcement of remedies, to the Bankruptcy Exception. The Borrower’s Capital Stock in each of its Restricted Subsidiaries represents a direct or indirect controlling interest of such Restricted Subsidiary for purposes of directing or causing the direction of the management and policies of each Restricted Subsidiary.

(d)     Compliance with Other Loan Documents and Contemplated Transactions. The execution, delivery and performance, in accordance with their respective terms, by the Borrower of this Agreement and by the Borrower and its Restricted Subsidiaries of each of the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) require any consent or approval, governmental or otherwise, not already obtained, (ii) violate any Communications Laws or any other material Applicable Law respecting the Borrower or any of its Restricted Subsidiaries, (iii) conflict with, result in a breach of, or constitute a default under the certificate or articles of incorporation or by-laws or partnership agreements or operating agreements or trust agreements (or the equivalents thereof), as the case may be, as amended, of the Borrower or of any of its Restricted Subsidiaries, (iv) conflict with, result in a breach of, or constitute a default under any Operating Agreement, or any other indenture, agreement, or other instrument, to which the Borrower or any of its Restricted Subsidiaries is a party or by which any of them or their respective properties may be bound which could, individually or in the aggregate, reasonably be expected to have a Materially Adverse Effect, or (v) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any of its Restricted Subsidiaries, except for Permitted Liens.

(e)     Business. The Borrower, together with its Restricted Subsidiaries, is engaged only in the Permitted Businesses.

(f)         Licenses; Operating Agreements.

(i)     Each of the Borrower and its Restricted Subsidiaries has all requisite power and authority, material Operating Agreements and Licenses to own and operate its properties and to carry on its businesses as now conducted and as proposed to be conducted (it being recognized that certain Stations may, from time to time, operate pursuant to Special Temporary Authority granted by the FCC or may have pending FCC License renewal applications and, as a result, may be operating under such FCC Licenses pursuant to provisions of the Communications Laws that keep such FCC Licenses in effect until the FCC has taken final action on such renewal applications). Schedule 2 correctly identifies the call letters and designated market area of each Station and sets forth all of the material Operating Agreements and Licenses of the Borrower and its Restricted Subsidiaries with respect to such Station and correctly sets forth the termination date, if any, of each such Operating Agreements and License. To the extent requested by the Administrative Agent, a true, correct and complete copy of each material Operating Agreement and License set forth in Schedule 2 has been made available to the Administrative Agent. Each material Operating Agreement and License was duly and validly issued pursuant to procedures which comply in all material respects with all requirements of Applicable Law. As of the Closing Date and at all times thereafter, the Borrower and its Restricted Subsidiaries have the right to use all material Licenses required in the ordinary course of business for all Stations and any Permitted Business, and each such License is in full force and effect (it being recognized that certain Stations may, from time to time, operate pursuant to Special Temporary Authority granted by the FCC or may have pending FCC License renewal applications and, as a result, may be operating under such FCC Licenses pursuant to provisions of the Communications Laws that keep such FCC License in effect until the FCC has taken final action on such renewal applications). Each of the Borrower and its Restricted Subsidiaries has taken all material actions and performed all of its material obligations that are necessary to maintain all material Licenses without adverse modification or impairment. Except as shown on Schedule 2, no event has occurred which (A) has resulted in, or after notice or lapse of time or both would reasonably be expected to result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction or termination of or any order of forfeiture with respect to, any material License or (B) materially and adversely affects or could reasonably be expected in the future to materially and adversely affect the rights of the Borrower or any of its Restricted Subsidiaries thereunder. Except as set forth on Schedule 2, each FCC License is held by a License Sub. Except as set forth in Schedule 2, none of the FCC Licenses requires that any present stockholder, director, officer or employee of the Borrower or any of its Restricted Subsidiaries remain a stockholder or employee of such Person, or that any transfer of control of such Person must be approved by any public or governmental body other than the FCC.

(ii)     Except as shown on Schedule 2 and excluding any customary applications filed with the FCC seeking the renewal of a FCC License for so long as no Person has filed with the FCC a Petition to Deny such application, neither the Borrower nor any of its Restricted Subsidiaries is a party to or has knowledge of any investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before any court or regulatory body, including the FCC, or of any other proceedings (other than proceedings relating to the radio or television industries generally) which could in any manner materially threaten or adversely affect the validity or continued effectiveness of the material Licenses of any such Person. Except as shown on Schedule 2, neither the Borrower nor any of its Restricted Subsidiaries has any reason to believe that any material Licenses listed and described in Schedule 2 will not be renewed in the ordinary course. Each of the Borrower and its Restricted Subsidiaries, as applicable, (a) has duly filed in a timely manner all material filings, reports, applications, documents, instruments and information required to be filed by it under the Communication Act or pursuant to FCC Regulations or requests of any regulatory body having jurisdiction over any of its Licenses, (b) has submitted to the FCC on a timely basis all required equal employment opportunity reports, and (c) is in compliance with the Communications Laws, including all FCC Regulations relating to the broadcast of television signals, all FCC Regulations concerning the limits on the duration of advertising in children’s programming and the record keeping obligations relating to such advertising, the Children’s Television Act and all FCC Regulations promulgated thereunder and all equal employment opportunity-related FCC Regulations, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Materially Adverse Effect. The Borrower and its Restricted Subsidiaries maintain appropriate public files at the Stations and at any other Permitted Business in a manner that complies in all material respects with all FCC Regulations.

(iii)        The Ownership Reports filed by the Borrower and its Restricted Subsidiaries with the FCC are true, correct and complete in all material respects and there have been no material changes in the ownership of the Borrower or any Restricted Subsidiary of the Borrower since the filing of such Ownership Reports other than as described in information filed with the FCC.

Each of the representations and warranties made in this Section 4.1(f) or in any other provision of this Agreement or any other Loan Document that is qualified by reference to Schedule 2 shall be made as of the most recent date on which such schedule (or a restatement thereof) was delivered hereunder.

(g)     Compliance with Law. The Borrower and its Restricted Subsidiaries are in compliance with all Applicable Law, except where the failure to be in compliance would not individually or in the aggregate have a Materially Adverse Effect.

(h)     Title to Assets. The Borrower and its Restricted Subsidiaries have good, legal and marketable title to, or a valid leasehold interest in, all of their respective material assets. None of the properties or assets of the Borrower or any of its Restricted Subsidiaries is subject to any Liens, except for Permitted Liens. Except for financing statements evidencing Permitted Liens, neither the Borrower nor any of its Restricted Subsidiaries has authorized the filing of any financing statement under the Uniform Commercial Code as in effect in any jurisdiction or any other filing which names the Borrower or any of its Restricted Subsidiaries as debtor or which covers or purports to cover any of the assets of the Borrower or any of its Restricted Subsidiaries or signed any security agreement (or similar agreement or instrument) authorizing any secured party thereunder to file any such financing statement or filing.

(i)     Litigation. Except as set forth on Schedule 3 hereto, there is no action, suit, proceeding or investigation pending against, or, to the knowledge of the Borrower, overtly threatened against or in any other manner relating adversely to, the Borrower or any of its Restricted Subsidiaries or any of their respective properties, including, without limitation, the Licenses, in any court or before any arbitrator of any kind or before or by any governmental body which could reasonably be expected to have a Materially Adverse Effect. No action, suit, proceeding or investigation (i) calls into question the validity of this Agreement or any other Loan Document, or (ii) individually or collectively involves the possibility of any judgment or liability not fully covered by insurance which would reasonably be expected to have a Materially Adverse Effect.

(j)         Taxes. All federal, state and other material tax returns of the Borrower, each of its Restricted Subsidiaries required by law to be filed have been duly filed and all federal, state and other taxes, including, without limitation, withholding taxes, assessments and other governmental charges or levies required to be paid by the Borrower or by any of its Restricted Subsidiaries or imposed upon the Borrower or any of its Restricted Subsidiaries or any of their respective properties, income, profits or assets, which are due and payable, have been paid, except any such taxes (i) (A) the payment of which the Borrower or any of its Restricted Subsidiaries is diligently contesting in good faith by appropriate proceedings, (B) for which adequate reserves have been provided on the books of the Borrower or the Restricted Subsidiary of the Borrower involved, and (C) as to which no Lien other than a Permitted Lien has attached and no foreclosure, distraint, sale or similar proceedings have been commenced, or (ii) which may result from audits not yet conducted. The charges, accruals and reserves on the books of the Borrower and each of its Restricted Subsidiaries in respect of taxes are, in the reasonable judgment of the Borrower, adequate.

(k)         Financial Statements; Projections.

(i)     The Borrower has furnished or caused to be furnished to the Administrative Agent and the Lenders a Form 10-K for the Borrower and its Restricted Subsidiaries on a consolidated basis for the fiscal year ended December 31, 2013 and a Form 10-Q for the Borrower and its Restricted Subsidiaries on a consolidated basis for the fiscal quarter ended March 31, 2014 which, together with other financial statements furnished to the Lenders subsequent to the Closing Date have been prepared in accordance with GAAP and present fairly in all material respects the financial position of the Borrower and its Restricted Subsidiaries on a consolidated basis on and as at such dates and the results of operations for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end and audit adjustments).

(ii)     The Borrower has delivered to the Administrative Agent and the Lenders projections for fiscal years 2014 through 2019. Such projections were prepared by the Borrower in good faith on the basis of assumptions the Borrower believes were reasonable in light of the conditions existing at the time of preparation thereof and remain reasonable as of the Closing Date, and as of the Closing Date there are no facts which are known to the Borrower which the Borrower believes would cause a material adverse change in such projections. It is acknowledged and understood that the projections as they relate to future events are not to be viewed as representations and warranties that such events will occur and actual results may differ significantly and materially from the projected results.

(l)        No Material Adverse Change. There has occurred no event since December 31, 2013 which has or which could reasonably be expected to have a Materially Adverse Effect.

(m)     ERISA. The Borrower and each of its Restricted Subsidiaries and each of their respective Plans are in material compliance with ERISA and the Code, and neither the Borrower nor any of its ERISA Affiliates, including its Restricted Subsidiaries, has incurred any material accumulated funding deficiency with respect to any such Plan within the meaning of Section 302(a) of ERISA or Section 412(a) of the Code. Neither the Borrower nor any of its Restricted Subsidiaries has made any promises of retirement or other benefits to employees, except as set forth in the Plans, in written agreements with such employees, or in the Borrower’s employee handbook and memoranda to employees, in each case other than any such promises required or reasonably necessary to transition employees acquired in connection with an Acquisition permitted hereunder. Neither the Borrower nor any of its ERISA Affiliates, including its Restricted Subsidiaries, has incurred any material liability to PBGC (other than premium payments) in connection with any such Plan. Except as set forth in the Borrower’s annual report on Form 10-K for fiscal year ended December 31, 2013, the present value of all “benefit liabilities” (within the meaning of Section 4001(a)(16) of ERISA) based on the actuarial assumptions used for accounting purposes specified in FASB ASC 715 using the methodology under FASB ASC 715 to calculate the accumulated benefit obligation, did not exceed as of the most recent Pension Plan actuarial valuation date the then current fair market value of the assets of such Pension Plan. No Reportable Event has occurred and is continuing with respect to any such Plan. No such Plan or trust created thereunder, or party in interest (as defined in Section 3(14) of ERISA), or any fiduciary (as defined in Section 3(21) of ERISA), has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject such Plan or any other Plan of the Borrower or any of its Restricted Subsidiaries, any trust created thereunder, or any such party in interest or fiduciary, or any party dealing with any such Plan or any such trust, to a material tax or penalty on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code. Neither the Borrower nor any of its ERISA Affiliates, including its Restricted Subsidiaries, is or has been obligated to make any payment to a Multiemployer Plan.

(n)     Compliance with Regulations T, U and X. Neither the Borrower nor any of its Restricted Subsidiaries is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying, and neither the Borrower nor any of its Restricted Subsidiaries owns or presently intends to acquire, any “margin security” or “margin stock” (the “Margin Stock”) as defined in Regulations T, U, and X (12 C.F.R. Parts 220, 221 and 224) of the Board of Governors of the Federal Reserve System (the “Fed Regulations”) which would result in any violation of the Fed Regulations. None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry Margin Stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of said Regulations, in each case which would result in any violation of the Fed Regulations. The Borrower has not taken, caused or authorized to be taken, and will not take any action which might cause this Agreement to violate any Fed Regulation or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as now in effect or as the same may hereafter be in effect. If so requested by the Administrative Agent, the Borrower will furnish the Administrative Agent with (i) a statement or statements in conformity with the requirements of the applicable Federal Reserve Forms referred to in Regulation U of said Board of Governors and (ii) other documents evidencing its compliance with the margin regulations, reasonably requested by the Administrative Agent. Neither the making of the Loans nor the use of proceeds thereof will violate, or be inconsistent with, the provisions of any Fed Regulation. Following the application of the proceeds of each Loan and Letter of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Restricted Subsidiaries on a consolidated basis) subject to the provisions of Section 7.2 or Section 7.4 or subject to any similar restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness subject to Section 8.1(k) will be “Margin Stock”.

(o)     Investment Company Act. Neither the Borrower nor any of its Restricted Subsidiaries is required to register under the provisions of the Investment Company Act of 1940, as amended, and neither the entering into or performance by the Borrower and its Restricted Subsidiaries of this Agreement and the Loan Documents violates any provision of such Act or requires any consent, approval or authorization of, or registration with, the United States Securities and Exchange Commission or any other governmental or public body or authority pursuant to any provisions of such Act.

(p)     Governmental Regulation. Neither the Borrower nor any of its Restricted Subsidiaries is required to obtain any consent, approval, authorization, permit or license which has not already been obtained from, or effect any filing or registration which has not already been effected with, any federal, state or local regulatory authority in connection with the execution, delivery and performance of this Agreement, any other Loan Document, except for (i) the filing with the FCC of a copy of this Agreement as required by Section 73.3613 of the FCC’s regulations and (ii) the filing of appropriate Uniform Commercial Code financing statements.

(q)     Absence of Default, Etc. The Borrower and its Restricted Subsidiaries are in compliance in all material respects with all of the provisions of their respective partnership agreements, operating agreements, certificates or articles of incorporation and by-laws (or the equivalents thereof), as the case may be, and no event has occurred or failed to occur (including, without limitation, any matter which could create a Default hereunder by cross default) which has not been remedied or waived, the occurrence or non-occurrence of which constitutes, (i) a Default or (ii) a material default by the Borrower or any of its Restricted Subsidiaries under any indenture, agreement or other instrument relating to Indebtedness of the Borrower or any of its Restricted Subsidiaries in the amount of $20,000,000 or more in the aggregate, any material license, or any judgment, decree or order to which the Borrower or any of its Restricted Subsidiaries is a party or by which the Borrower or any of its Restricted Subsidiaries or any of their respective properties may be bound or affected.

(r)     Accuracy and Completeness of Information. All material information, reports, prospectuses and other papers and data relating to the Borrower or any of its Restricted Subsidiaries and furnished by or on behalf of the Borrower or any of its Restricted Subsidiaries to the Administrative Agent or the Lenders, taken as a whole, were, at the time furnished, true, complete and correct in all material respects to the extent necessary to give the Administrative Agent and the Lenders true and accurate knowledge in all material respects of the subject matter. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Borrower to be reasonable and attainable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may materially differ from the projected results.

(s)     Agreements with Affiliates. As of the Closing Date, neither the Borrower nor any of its Restricted Subsidiaries provides services to, or has any agreements with, Affiliates except for those forth on Schedule 5 attached hereto.

(t)     Payment of Wages. The Borrower and each of its Restricted Subsidiaries are in compliance with the Fair Labor Standards Act, as amended, in all material respects, and to the knowledge of the Borrower and each of its Restricted Subsidiaries, such Persons have paid all minimum and overtime wages required by law to be paid to their respective employees.

(u)     Priority. The Security Interest is a valid and, in accordance with the terms of the Loan Documents, perfected first priority security interest (subject to Permitted Liens) in the Collateral in favor of the Administrative Agent, for the benefit of itself and the Secured Parties, securing in accordance with the terms of the Security Documents, the Obligations, and the Collateral is subject to no Liens other than Permitted Liens. The Liens created by the Security Documents are enforceable as security for the Obligations in accordance with their terms with respect to the Collateral subject, as to enforcement of remedies, to the following qualifications: (i) an order of specific performance and an injunction are discretionary remedies and, in particular, may not be available where damages are considered an adequate remedy at law, and (ii) enforcement may be limited by the Bankruptcy Exception (insofar as it relates to the bankruptcy, insolvency or similar event of the Borrower or any of its Restricted Subsidiaries, as the case may be).

(v)     [Reserved]

(w)     Solvency. As of the Closing Date and after giving effect to the transactions contemplated by the Loan Documents and calculated on a consolidated basis (i) the property of the Credit Parties, at a fair valuation, will exceed their debts; (ii) the capital of the Credit Parties will not be unreasonably small to conduct their business; (iii) the Credit Parties will not have incurred debts, or have intended to incur debts, beyond their ability to pay such debts as they mature; and (iv) the present fair salable value of the assets of the Credit Parties will be greater than the amount that will be required to pay their probable liabilities (including debts) as they become absolute and matured. For purposes of this Section 4.1(w), “debt” shall mean any liability on a claim, and “claim” shall mean (x) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, undisputed, legal, equitable, secured or unsecured, or (y) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, undisputed, secured or unsecured.

(x)     Patents, Trademarks, Franchises, etc. The Borrower and each of its Restricted Subsidiaries owns, possesses, or has the right to use all necessary patents, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights and franchises, and rights with respect thereof, necessary to conduct its respective business as now conducted, without known conflict with any patent, trademark, trade name, service mark, franchise, or copyright of any other Person, and in each case, subject to no mortgage, pledge, Lien, lease, encumbrance, charge, security interest, title retention agreement or option, other than Permitted Liens. All such patents, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights, and franchises are listed as of the Closing Date on Schedule 7 attached hereto and are in full force and effect, the holder thereof is in compliance in all material respects with all of the provisions thereof, and no such asset or agreement is subject to any pending or, to the Borrower’s knowledge, threatened attack or revocation.

(y)        Collective Bargaining. As of the Closing Date, none of the employees of the Borrower or any of its Restricted Subsidiaries is a party to any collective bargaining agreement with the Borrower or any of its Restricted Subsidiaries except as set forth on Schedule 8 attached hereto. To the knowledge of the Borrower and its officers, there are no material grievances, disputes, or controversies with any union or any other organization of the employees of the Borrower or any of its Restricted Subsidiaries or threats of strikes, work stoppages, or any asserted pending demands for collective bargaining by any union or other organization except as set forth on Schedule 8 attached hereto.

(z)        Environmental Protection.

(i)       Except as set forth in Schedule 9 attached hereto, neither the Borrower nor any of its Restricted Subsidiaries nor any of their respective Real Property or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (A) any Environmental Law, (B) any Environmental Claim or (C) any Hazardous Materials Activity;

(ii)      Neither the Borrower nor any of its Restricted Subsidiaries has received any letter or written request for information under Section 104 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9604) or any comparable state law;

(iii)     There are no and, to the Borrower’s knowledge, have been no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Restricted Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Materially Adverse Effect;

(iv)     Neither the Borrower nor any of its Restricted Subsidiaries, nor, to the Borrower’s knowledge, any predecessor of the Borrower or any of its Restricted Subsidiaries has filed any notice under any Environmental Law indicating past or present Release of Hazardous Materials on any Real Property, and neither the Borrower nor any of its Restricted Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste (other than hazardous waste generated in the ordinary course of business, and which is not reasonably likely to materially adversely affect the Real Property or have a Materially Adverse Effect), as defined under 40 C.F.R. Parts 260-270 or any state equivalent; and

(v)     Compliance with all current requirements pursuant to or under Environmental Laws will not, individually or in the aggregate, have a reasonable possibility of giving rise to a Materially Adverse Effect.

Notwithstanding anything in this Section 4.1(z) to the contrary, to the knowledge of Borrower or any of its Restricted Subsidiaries, no event or condition has occurred or is occurring with respect to the Borrower or any of its Restricted Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had or could reasonably be expected to have a Materially Adverse Effect.

(aa)     Sanctions, Anti-Corruption Generally. None of (i) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers, employees or Affiliates, or (ii) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established by this Agreement, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country, (C) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons or (D) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws. The Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees, agents and Controlled Affiliates with the Anti-Corruption Laws. Each of the Borrower and its Subsidiaries, and to the knowledge of Borrower, each director, officer, employee, agent and Affiliate of the Borrower and each such Subsidiary, is in compliance with the Anti-Corruption Laws in all material respects.

(bb)     Anti-Corruption and Use of Proceeds. No proceeds of any Loan or Letter of Credit have been used, directly or indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in each case in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, including any payments (directly or indirectly) to a Sanctioned Person or a Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(cc)     EEA Financial Institutions. No Credit Party is an EEA Financial Institution.

Section 4.2     Survival of Representations and Warranties, etc. All representations and warranties made under this Agreement and any other Loan Document shall be deemed to be made, and shall be true and correct in all material respects (except, to the extent that any such representation and warranty is qualified by materiality or Materially Adverse Effect, in which case such representation and warranty shall be true and correct in all respects), at and as of the Closing Date and on the date of the making, Continuation or Conversion of each Advance or issuance, increase, extension or renewal of each Letter of Credit, except to the extent relating specifically to the Closing Date or an earlier date which shall be true and correct in all material respects (or, if qualified by materiality or Materially Adverse Effect, in all respects) as of the Closing Date or such earlier date, as the case may be. All representations and warranties made under this Agreement and the other Loan Documents shall survive, and not be waived by, the execution hereof by the Lenders and the Administrative Agent, any investigation or inquiry by any Lender or the Administrative Agent, or the making, Continuation or Conversion of any Advance or issuance, increase, extension or renewal of any Letter of Credit under this Agreement.

ARTICLE 5

General Covenants

So long as any of the Loan Obligations is outstanding and unpaid (other than contingent indemnity and expense reimbursement obligations for which no claim has been made) or any of the Lenders have an obligation to fund Advances hereunder (whether or not the conditions to borrowing have been or can be fulfilled), and unless the Required Lenders, or such greater number of Lenders as may be expressly provided herein, shall otherwise consent in writing:

Section 5.1     Preservation of Existence and Similar Matters. Except as permitted under Section 7.4, the Borrower will, and will cause each of its Restricted Subsidiaries to:

(a)     preserve and maintain its existence, and its material rights, franchises, Licenses and privileges; and

(b)     qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except for such failure to so qualify and be so authorized as could not reasonably be expected to have a Materially Adverse Effect.

Section 5.2     Business; Compliance with Applicable Law. The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) engage only in Permitted Businesses and (b) comply with the requirements of all Applicable Law, except in the case of this clause (b), where the failure to so comply, individually or in the aggregate, could not reasonably be expected to have a Materially Adverse Effect.

Section 5.3     Maintenance of Properties. The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in the ordinary course of business in good repair, working order and condition (reasonable wear and tear excepted) all properties necessary to conduct, or material to, their respective businesses (whether owned or held under lease), other than obsolete equipment or unused assets, and from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, betterments and improvements thereto.

Section 5.4     Accounting Methods and Financial Records. The Borrower will, and will cause each of its Restricted Subsidiaries on a consolidated basis to, maintain a system of accounting established and administered in accordance with GAAP, keep adequate records and books of account in which complete entries will be made in accordance with GAAP and reflecting all transactions required to be reflected by GAAP and keep accurate and complete records of their respective properties and assets (which shall be true and correct in all material respects). The Borrower and its Restricted Subsidiaries will maintain a fiscal year ending on December 31st.

Section 5.5     Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to:

(a)     maintain insurance, including, without limitation, business interruption coverage and public liability coverage insurance from responsible companies in such amounts and against such risks to the Borrower and each of its Restricted Subsidiaries as is prudent for similarly situated companies engaged in the television broadcast industry or same industry as any other Permitted Business, as applicable;

(b)     [Reserved]; and

(c)     unless waived by the Administrative Agent in its sole discretion, require that each insurance policy provide for at least thirty (30) days’ prior written notice to the Administrative Agent of any termination of or proposed cancellation or nonrenewal of such policy, and name the Administrative Agent as additional named lender loss payee and, as appropriate, additional insured, to the extent of the Obligations.

Section 5.6     Payment of Taxes and Claims. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay and discharge all taxes, including, without limitation, withholding taxes, assessments and governmental charges or levies required to be paid by them or imposed upon them or their income or profits or upon any properties belonging to them, prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien or charge upon any of their properties except where the failure to pay and discharge the same could not, individually or in the aggregate, reasonably be expected to have a Materially Adverse Effect; provided, however, that no such tax, assessment, charge, levy or claim need be paid which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the appropriate books, but only so long as such tax, assessment, charge, levy or claim does not become a Lien or charge other than a Permitted Lien and no foreclosure, distraint, sale or similar proceedings shall have been commenced. The Borrower will, and will cause each of its Restricted Subsidiaries to, timely file all information returns required by federal, state or local tax authorities.

Section 5.7     Compliance with ERISA. The Borrower will, and will cause each of its Restricted Subsidiaries and ERISA Affiliates to comply with the requirements of the Code and ERISA with respect to the operation of all Plans, except the extent that the failure to so comply, individually or in the aggregate, could not reasonably be expected to have a Materially Adverse Effect.

Section 5.8     Visits and Inspections. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit representatives of the Administrative Agent and any of the Lenders, prior to the occurrence of an Event of Default upon reasonable prior notice and at any time upon the occurrence and during the continuance of an Event of Default, to (a) visit and inspect the properties of the Borrower or any of its Restricted Subsidiaries during business hours, (b) inspect and make extracts from and copies of their respective books and records, and (c) discuss with their respective principal officers and independent public accountants their respective businesses, assets, liabilities, financial positions, results of operations and business prospects. Notwithstanding the foregoing, with respect to environmental inspections of the properties of the Borrower or any of its Restricted Subsidiaries, representatives of the Administrative Agent shall only have the right to inspect twice in every twelve (12) consecutive months, unless the Administrative Agent has a reasonable basis to believe that a condition exists or an event has occurred which reasonably could give rise to material liability to the Borrower or its Restricted Subsidiaries under applicable Environmental Laws, or an Event of Default has occurred.

Section 5.9     [Reserved].

Section 5.10     Use of Proceeds. The Borrower will use the aggregate proceeds of (a) the Term B-2 Loan funded on the Restatement Effective Date to refinance the Existing Term Loans; and (b) the Initial Revolving Loans and Swingline Loans for working capital and general corporate purposes of the Borrower and its Restricted Subsidiaries, including, without limitation, Investments permitted hereunder and Permitted Acquisitions.

Section 5.11     Indemnity.

(a)     Indemnification by the Borrower. The Borrower shall indemnify the Lead Arrangers, Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related expenses (including reasonable and documented fees, charges and disbursements of (x) one counsel to the Administrative Agent and its Affiliates, one additional FCC counsel to the Administrative Agent and its Affiliates and, if reasonably necessary, a single specialty or local counsel for the Administrative Agent and its Affiliates in each relevant specialty or jurisdiction, as applicable and (y) one counsel to all Indemnitees taken as a whole (other than the Administrative Agent and its Affiliates), one FCC counsel to all Indemnitees taken as a whole (other than the Administrative Agent and its Affiliates) and, if reasonably necessary, a single specialty or local counsel for all Indemnitees taken as a whole (other than the Administrative Agent and its Affiliates) in each relevant specialty or jurisdiction, as applicable; provided that in each case, in the case of an actual or perceived conflict of interest with respect to any of the foregoing counsel, one additional such counsel to each group of affected Indemnitees similarly situated and taken as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any of its Subsidiaries arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Transactions), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Restricted Subsidiaries, or any Environmental Claim related in any way to the Borrower or any of its Restricted Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto, or (v) any claim, investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby (including, without limitation, the Transactions) or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Restricted Subsidiary against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Restricted Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) any dispute solely among the Indemnitees (other than any claims (i) against an Indemnitee in its capacity as or in fulfilling its role as an agent or arranger or any similar role under this Agreement or any other Loan Document or (ii) arising out of any act or omission of the Borrower or any Subsidiary of the Borrower or any of their respective Affiliates).

(b)     Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby (including, without limitation, the Transactions) or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby (including, without limitation, the Transactions) or thereby, unless such use of information or other materials by unintended recipients is determined by a court of competent jurisdiction, by a final nonappealable judgment, to have resulted from the gross negligence or willful misconduct of such Indemnitee.

Section 5.12     Compliance with Anti-Corruption Laws and Sanctions. The Borrower will maintain in effect and enforce policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.13     Covenants Regarding Formation of Subsidiaries and Acquisitions; Partnership, Subsidiaries; Designation of Subsidiaries.

(a)     No later than thirty (30) days (or such later time as determined by the Administrative Agent in its sole discretion) after (i) any Acquisition permitted hereunder, (ii) any Restricted Subsidiary that was an Immaterial Subsidiary ceasing to be an Immaterial Subsidiary and (iii) the formation of any new Subsidiary of the Borrower or any of its Restricted Subsidiaries which is permitted under this Agreement, the Borrower will, and will cause its Restricted Subsidiaries, as appropriate, to: (A) notify the Administrative Agent of the acquisition, purchase or formation of such Subsidiary or such Subsidiary ceasing to be an Immaterial Subsidiary, as the case may be; (B) in the case of clauses (i) or (iii) above, indicate whether such Subsidiary is an Immaterial Subsidiary; (C) in accordance with clause (b) below, indicate whether such Subsidiary is to be designated as an Unrestricted Subsidiary; (D) in the case of any Domestic Subsidiary (other than an Immaterial Subsidiary) that is not designated as an Unrestricted Subsidiary, (1) provide to the Administrative Agent an executed supplement to the Collateral Agreement and the other applicable Security Documents for such new Subsidiary, which shall authorize the filing of appropriate Uniform Commercial Code financing statements, as well as an executed supplement to the Subsidiary Guaranty for such new Subsidiary, which shall constitute both Security Documents and Loan Documents for purposes of this Agreement, as well as a loan certificate for such new Subsidiary, substantially in the form of Exhibit G-2 attached hereto, together with appropriate attachments; (2) deliver to the Administrative Agent such original Capital Stock or other certificates and stock or other transfer powers evidencing the Capital Stock of such Person (if any), (3) deliver to the Administrative Agent an updated Schedule 4 to this Agreement and such other updated Schedules to the Loan Documents as may be necessary to make the representations and warranties contained in the Loan Documents true and correct as of the date such Person is joined to any applicable Loan Document, and (4) unless waived by the Administrative Agent in its sole discretion, provide to the Administrative Agent all other documentation as reasonably requested by the Administrative Agent, including one or more opinions of counsel, which are satisfactory to the Administrative Agent and which in its opinion is appropriate with respect to such Acquisition (if applicable) and such Person; and (E) in the case of any First Tier Foreign Subsidiary (that is not designated as an Unrestricted Subsidiary), to the extent requested by the Administrative Agent, cause (1) the applicable Credit Party to deliver to the Administrative Agent Security Documents pledging sixty-five percent (65%) of the total outstanding voting Capital Stock (and one hundred percent (100%) of the non-voting Capital Stock) of any such new First Tier Foreign Subsidiary and a consent thereto executed by such new First Tier Foreign Subsidiary (including, without limitation, if applicable, original certificates (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Capital Stock of such new First Tier Foreign Subsidiary, together with an appropriate undated stock or other transfer power for each certificate duly executed in blank by the registered owner thereof), (2) such First Tier Foreign Subsidiary to deliver to the Administrative Agent such documents and certificates of the type referred to in Section 3.1 as may be reasonably requested by the Administrative Agent, (3) such Person to deliver to the Administrative Agent an updated Schedule 4 to this Agreement and such other updated Schedules to the Loan Documents as may be necessary to make the representations and warranties contained in the Loan Documents true and correct as of the date such Person’s Capital Stock is pledged, and (4) unless waived by the Administrative Agent in its sole discretion, provide to the Administrative Agent all other documentation, including one or more opinions of counsel, which are satisfactory to the Administrative Agent and which in its opinion is appropriate with respect to such Acquisition (if applicable) and such Person. Any document, agreement or instrument executed or issued pursuant to this Section 5.13 shall be a “Loan Document” for purposes of this Agreement.

(b)     The board of directors of the Borrower may at any time designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Borrower or any other Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided that (i) before and after such designation, no Default or Event of Default shall have occurred and be continuing; (ii) before and after giving pro forma effect to such designation, the Borrower shall be in compliance with Section 7.7 (regardless of whether a Suspension Period is in effect at such time); (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of, the Senior Notes or any other Indebtedness of the Borrower or any of its Restricted Subsidiaries; (iv) either (A) the applicable Subsidiary to be so designated has total assets of $1,000,000 or less or (B) immediately after giving effect to such designation, the Borrower shall be in compliance with the Debt Incurrence Test; and (v) once an Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, such Restricted Subsidiary may not be further re-designated as an Unrestricted Subsidiary.  The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value, as determined by the Borrower in good faith, of the Borrower’s or its Subsidiary’s (as applicable) Investment therein.  The board of directors of the Borrower may at any time designate or re-designate any Unrestricted Subsidiary of the Borrower to be a Restricted Subsidiary, so long as (x) such designation or re-designation would not result in a Default or Event of Default, (y) before and after giving pro forma effect to such designation or re-designation, the Borrower shall be in compliance with Section 7.7 (regardless of whether a Suspension Period is in effect at such time); and (z) all of the Indebtedness and Liens of such Unrestricted Subsidiary could be incurred at the time of such designation or re-designation under Sections 7.1 and 7.2.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness and Liens of such Subsidiary existing at such time and a return on any Investment by the Borrower in such Unrestricted Subsidiary pursuant to the preceding sentence in an amount equal to the fair market value as determined by the Borrower in good faith at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.  Notwithstanding the foregoing, if, at any time, any Unrestricted Subsidiary shall guarantee or otherwise provide credit support or otherwise be designated as a “Restricted Subsidiary” (or equivalent term) under the Senior Notes or any other Indebtedness of the Borrower or any of its Restricted Subsidiaries, such Unrestricted Subsidiary shall automatically and without further action be re-designated as a Restricted Subsidiary hereunder.

Section 5.14     Payment of Wages. The Borrower will, and will cause each of its Restricted Subsidiaries to, at all times comply in all material respects, with the material requirements of the Fair Labor Standards Act, as amended, including, without limitation, the provisions of such Act relating to the payment of minimum and overtime wages as the same may become due from time to time.

Section 5.15     Further Assurances. The Borrower will, and will cause each of its Restricted Subsidiaries to, promptly cure, or cause to be cured, defects in the execution and delivery of the Loan Documents (including this Agreement), resulting from any acts or failure to act by the Borrower or any of its Restricted Subsidiaries or any employee or officer thereof. The Borrower, at its expense, will promptly execute and deliver to the Administrative Agent and the Lenders, or cause to be executed and delivered to the Administrative Agent and the Lenders, all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of the Borrower and its Restricted Subsidiaries in the Loan Documents, including, without limitation, this Agreement, or to correct any omissions in the Loan Documents, or more fully to state the obligations set out herein or in any of the Loan Documents, or to obtain any consents, all as may be necessary or appropriate in connection therewith and as may be reasonably requested.

Section 5.16     License Subs. At the time of any Acquisition permitted hereunder, the Borrower shall cause each of the FCC Licenses being acquired by the Borrower or any of its Restricted Subsidiaries to be transferred to one or more License Subs, each of which License Subs shall have as its sole asset or assets the FCC Licenses of the Borrower or any of its Restricted Subsidiaries and a management agreement with the Borrower and such of its Restricted Subsidiaries subject to such FCC License or FCC Licenses, such that from and after such applicable date neither the Borrower nor its Restricted Subsidiaries (other than License Subs) shall hold any FCC Licenses other than through one or more duly created and existing License Subs. The Borrower shall not permit the License Subs to have any business activities, operations, assets, Indebtedness, Guaranties or Liens (other than holding FCC Licenses, being a party to network affiliation agreements and owning the Capital Stock of other License Subs, and pursuant to the Loan Documents, any Guaranties to the extent otherwise permitted hereunder or any Permitted Liens). Promptly after the transfer of the FCC Licenses to the License Subs, the Borrower shall, upon the request of the Administrative Agent, provide to the Administrative Agent copies of any required consents to such transfer from the FCC and any other governmental authority which such consents shall be in full force and effect and not subject to any pending reversal or cancellation. Notwithstanding the foregoing, this Section 5.16 shall not apply to any FCC Licenses held by an EAT Restricted Subsidiary during the applicable EAT Completion Period unless at any time, the aggregate Operating Cash Flow for the most recent Reference Period that is attributable to all of the EAT Restricted Subsidiaries holding FCC Licenses, taken as a whole, as of the last day of the Borrower’s most recently ended fiscal quarter shall be greater than ten percent (10%) of the Operating Cash Flow of the Borrower and its Restricted Subsidiaries for the most recent Reference Period, taken as whole, as of such date, in which case the Borrower shall take all actions necessary (including designating an EAT Restricted Subsidiary as an Unrestricted Subsidiary in accordance with Section 5.13) to ensure that the FCC Licenses held by EAT Restricted Subsidiaries are held by EAT Restricted Subsidiaries that, taken as a whole, comprise ten percent (10%) or less of the Operating Cash Flow of the Borrower and its Restricted Subsidiaries, taken as a whole, for the most recent Reference Period.

Section 5.17     Maintenance of Network Affiliations; Operating Agreements. The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain one or more network affiliations with any of ABC, CBS, NBC, FOX, the CW, ION, MyNetworkTV, Telemundo or other network reasonably satisfactory to the Administrative Agent at all times for each Station except where the failure to maintain such network affiliation could not, individually or in the aggregate, reasonably be expected to result in a Materially Adverse Effect. The Borrower will, and will cause each of its Restricted Subsidiaries to comply with any and all Operating Agreements except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Materially Adverse Effect.

Section 5.18     Ownership Reports. The Borrower will file Ownership Reports for any Station acquired after the Closing Date (reflecting such Acquisition by the Borrower) with the FCC within the time frames required under Applicable Law.

Section 5.19     Environmental Compliance.

(a)     The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all applicable Environmental Laws, including, without limitation, all applicable Environmental Laws in jurisdictions in which the Borrower or any of its Restricted Subsidiaries owns or operates a facility or site, arranges for disposal or treatment of Hazardous Materials, accepts for transport any Hazardous Materials, or holds any interest in real property, except where the failure to so comply could not reasonably be expected to have a Materially Adverse Effect. Neither the Borrower nor any of its Restricted Subsidiaries shall cause or allow the release of Hazardous Materials, solid waste or other wastes on, under or to any Real Property in which the Borrower or such Restricted Subsidiary holds any interest or performs any of its operations, in violation of any applicable Environmental Law, if such release could reasonably be expected to have a Materially Adverse Effect. The Borrower shall notify the Lenders promptly after its receipt of notice thereof, of any Environmental Claim which the Borrower receives involving any potential or actual material liability of the Borrower or any of its Restricted Subsidiaries arising in connection with any noncompliance with or violation of the requirements of any Environmental Law or a material Release or threatened Release of any Hazardous Materials, into the environment in violation of applicable Environmental Law. The Borrower shall promptly notify the Lenders (i) of any material Release of Hazardous Material on, under or from the Real Property in which the Borrower or any of its Restricted Subsidiaries holds or has held an interest, upon the Borrower’s learning thereof by receipt of notice that the Borrower or any of its Restricted Subsidiaries is or may be liable to any Person as a result of such Release or that the Borrower or such Restricted Subsidiary has been identified as potentially responsible for, or is subject to investigation by any Governmental Authority relating to, such Release, and (ii) of the commencement or overt threat of any judicial or administrative proceeding alleging a material violation of any Environmental Laws.

(b)     If the Administrative Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Law by, or any liability arising thereunder of, the Borrower or any of its Restricted Subsidiaries or related to any real property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, which violation or liability could reasonably be expected to have a Materially Adverse Effect, then the Borrower shall, upon written request from the Administrative Agent, provide the Administrative Agent with such reports, certificates, engineering studies or other written material or data as the Administrative Agent reasonably may require so as to reasonably satisfy the Administrative Agent that the Borrower or such Restricted Subsidiary is in material compliance with all applicable Environmental Laws.

Section 5.20     Covenants Regarding Post-Closing Deliveries. The Borrower will, and will cause each of its Restricted Subsidiaries to, execute and deliver the documents and complete the tasks set forth on Schedule 11, in each case within the time limits specified on such schedule.

Section 5.21     Maintenance of Debt Ratings. The Borrower will use commercially reasonable efforts to maintain Debt Ratings from both Moody’s and S&P.

ARTICLE 6

Information Covenants

So long as any of the Loan Obligations is outstanding and unpaid (other than contingent indemnity and expense reimbursement obligations for which no claim has been made) or the Lenders have an obligation to fund Advances hereunder (whether or not the conditions to borrowing have been or can be fulfilled), and unless the Required Lenders shall otherwise consent in writing, the Borrower will furnish or cause to be furnished to the Administrative Agent (with, for the reports required under Sections 6.1, 6.2, and 6.3, sufficient copies for each Lender):

Section 6.1     Quarterly Financial Statements and Information. Within fifty (50) days (or five (5) days following such shorter period as required by Applicable Law) after the last day of each of the first three (3) quarters of each fiscal year of the Borrower (a) the balance sheets and the related statements of operations of the Borrower and its Subsidiaries on a consolidated basis as at the end of such quarter and for the elapsed portion of the year ended with the last day of such quarter and (b) the related statements of cash flows of the Borrower on a consolidated basis with its Subsidiaries for such quarter and for the elapsed portion of the year ended with the last day of such quarter, each of which shall set forth in comparative form the corresponding figures as of the end of and for the corresponding quarter in the preceding fiscal year and the elapsed portion of the preceding fiscal year ended with the last day of such corresponding quarter in the preceding fiscal year and shall be certified by the chief financial officer, chief accounting officer or controller of the Borrower to have been prepared in accordance with GAAP and to present fairly in all material respects the financial position of the Borrower on a consolidated basis with its Subsidiaries, as at the end of such period and the results of operations for such period, and for the elapsed portion of the year ended with the last day of such period, subject only to normal year-end and audit adjustments.

Section 6.2     Annual Financial Statements and Information. Within ninety-five (95) days (or five (5) days following such shorter period as required by Applicable Law) after the end of each fiscal year of the Borrower, the audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related audited consolidated statements of operations for such fiscal year and for the previous fiscal year, the related audited consolidated statements of cash flow and members’ equity for such fiscal year and for the previous fiscal year, each of which shall be accompanied by an opinion of independent certified public accountants of recognized national standing acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of the audit).

Section 6.3     Officer’s Compliance Certificates. At the time the financial statements are furnished pursuant to Sections 6.1 and 6.2, a certificate of the president, chief financial officer, chief accounting officer or controller of the Borrower as to its financial performance, in substantially the form attached hereto as Exhibit H (each, a “Officer’s Compliance Certificate”):

(a)     setting forth as and at the end of such quarterly period or fiscal year, as the case may be, the arithmetical calculations required to establish (i) any adjustment to the Applicable Margins, as provided for in Section 2.3(f) or the Revolving Commitment Fees, as provided for in Section 2.4(a), (ii) the Leverage Ratio and (iii) except during a Suspension Period, whether or not the Borrower was in compliance with the requirements of Section 7.7);

(b)     stating that, to his or her knowledge, no Default has occurred as at the end of such quarterly period or year, as the case may be, or, if a Default has occurred, disclosing each such Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such Default;

(c)     containing a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted Subsidiary, Immaterial Subsidiary and/or Unrestricted Subsidiary as of the date of the applicable Officer’s Compliance Certificate or a confirmation that there has been no change in such information since the last such list provided pursuant to this Section;

(d)     so long as there is an Unrestricted Subsidiary or Excluded VIE, attaching the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) and such Excluded VIEs (if any) from such consolidated financial statements;

(e)     setting forth as and at the end of such quarterly period or fiscal year, as the case may be, reasonably detailed calculations of the amount of the Available Amount and specifying any applicable utilizations of the Available Amount during such quarterly period or fiscal year, as applicable; and

(f)     as and at the end of each fiscal year, a restatement of Schedule 2 hereto with respect to the following items: (i) the call letters and designated market area of each full power Station, (ii) all of the network affiliation agreements for the primary channel of such Station, (iii) the FCC Licenses of the Borrower and its Restricted Subsidiaries with respect to such full power Stations and (iv) the termination date, if any, of each such network affiliation agreement and FCC License.

Section 6.4     Copies of Other Reports.

(a)     Promptly upon receipt thereof, copies of all material reports, if any, submitted to the Borrower by the Borrower’s independent public accountants regarding the Borrower, including, without limitation, any management report submitted to the board of directors of the Borrower prepared in connection with the annual audit referred to in Section 6.2.

(b)     From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding the business, assets, liabilities, financial position, projections, results of operations or business prospects of the Borrower or any of its Restricted Subsidiaries, as the Administrative Agent may reasonably request.

(c)     Upon the reasonable request of the Administrative Agent, certificates of insurance indicating that the requirements of Section 5.5 remain satisfied for such fiscal year, together with, upon request, copies of any new or replacement insurance policies obtained during such year.

(d)     Within seventy-five (75) days of the beginning of each fiscal year, the annual budget for the Borrower and its Restricted Subsidiaries on a quarter by quarter basis.

(e)     Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower to its security holders or by any Restricted Subsidiary to its security holders other than the Borrower or another Restricted Subsidiary, (ii) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by the Borrower or any of its Restricted Subsidiaries with any securities exchange or with the United States Securities and Exchange Commission or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by the Borrower or any of its Restricted Subsidiaries to the public concerning material developments in the business of the Borrower or any of its Restricted Subsidiaries, (iv) any material non-routine correspondence or official notices received by the Borrower, or any of its Restricted Subsidiaries from the FCC or other communications regulatory authority, and (v) subject to Section 6.5, all material information filed by the Borrower or any of its Restricted Subsidiaries with the FCC.

(f)     Promptly upon receipt of notice of (A) any forfeiture, non-renewal, cancellation, termination, revocation, suspension, impairment or material modification of any material License held by the Borrower or any of its Restricted Subsidiaries, or any notice of default or forfeiture with respect to any such License, (B) any complaint or other matter filed with or communicated to the FCC or other Governmental Authority of which the Borrower and any of its Restricted Subsidiaries has knowledge which, individually or in the aggregate, could reasonably be expected to have a Materially Adverse Effect, or (C) any lapse, termination or relinquishment of any material License held by the Borrower or any of its Restricted Subsidiaries, or any refusal by any Governmental Authority or agency (including the FCC) to renew or extend any such License, a certificate specifying the nature of such event, the period of existence thereof, and what action the Borrower and its Restricted Subsidiaries are taking and propose to take with respect thereto.

Section 6.5     Notice of Litigation and Other Matters. Notice specifying the nature and status of any of the following events, promptly, but in any event not later than fifteen (15) days after the occurrence of any of the following events becomes known to the Borrower:

(a)     the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against the Borrower or any Restricted Subsidiary, which, in each case, could reasonably be expected to have a Materially Adverse Effect;

(b)     any material adverse change with respect to the business, assets, liabilities, financial position, annual budget, results of operations, business prospects or projections of the Borrower and its Restricted Subsidiaries, taken as a whole, other than changes in the ordinary course of business which have not had and would not reasonably be expected to have a Materially Adverse Effect and other than changes in the industry in which the Borrower or any of its Restricted Subsidiaries operate which would not reasonably be expected to have a Materially Adverse Effect;

(c)     any Default or the occurrence or non-occurrence of any event (i) which constitutes, or which with the passage of time or giving of notice or both would constitute a default by the Borrower or any of its Restricted Subsidiaries under any material agreement other than this Agreement and the other Loan Documents to which the Borrower or any Restricted Subsidiary is party or by which any of their respective properties may be bound, including, without limitation, the Senior Notes, any License, Operating Agreement or other material contract, or (ii) which could reasonably be expected have a Materially Adverse Effect, giving in each case a description thereof and specifying the action proposed to be taken with respect thereto;

(d)     the occurrence of an ERISA Event or the reasonable expectation that an ERISA Event is likely to occur; and

(e)     the occurrence of any event subsequent to the Closing Date which, if such event had occurred prior to the Closing Date, would have constituted an exception to the representation and warranty in Section 4.1(m) of this Agreement.

Documents required to be delivered pursuant to Section 6.1, 6.2 or 6.4(e) (to the extent any such documents are included in materials otherwise filed with the United States Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 11.1; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), including, without limitation, the website of the United States Securities and Exchange Commission at http://www.sec.gov; provided that: (x) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents, other than with respect to regular periodic quarterly and annual reporting and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Documents which are electronically filed with the FCC and are included within clause (c) of the definition of Acquisition Documents or are required to be delivered pursuant to Section 6.4(e) shall be deemed to have been delivered on the date on which (a) such documents are posted on the Borrower’s behalf and publicly available on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access and (b) other than with respect to periodic reporting in the ordinary course of business, the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents.

The Borrower hereby acknowledges that (A) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders and the Issuing Bank, subject to Section 11.1(d), materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak Online or another similar electronic system (the “Platform”) and (B) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (1) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.24); (3) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (4) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

ARTICLE 7

Negative Covenants

So long as any of the Loan Obligations is outstanding and unpaid (other than contingent indemnity and expense reimbursement obligations for which no claim has been made) or any of the Lenders have an obligation to fund Advances hereunder (whether or not the conditions to borrowing have been or can be fulfilled), and unless the Required Lenders, or such greater number of Lenders as may be expressly provided herein, shall otherwise give their prior consent in writing:

Section 7.1     Indebtedness. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness except:

(a)     the Loan Obligations;

(b)     (i) Hedge Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes and (ii) Cash Management Agreements entered into in the ordinary course of business;

(c)     unsecured Indebtedness; provided, that (i) the Borrower shall be in compliance with the Debt Incurrence Test; (ii) no Default or Event of Default has occurred and is continuing at the time of such incurrence or would exist after giving effect thereto); (iii) such Indebtedness shall rank no higher than pari passu in right of payment with the Loan Obligations; (iv) such Indebtedness is not subject to any scheduled amortization, mandatory redemption, mandatory repayment or mandatory prepayment, sinking fund or similar payment (other than, in each case, reasonable and customary offers to repurchase upon a change of control or asset sale and acceleration rights after an event of default or reasonable and customary AHYDO catchup payments) or have a final maturity date, in each case prior to the date occurring 180 days following the latest applicable Maturity Date (in effect as of the date such Indebtedness is incurred) (provided that any Indebtedness that automatically converts to, or is exchangeable into, notes or other Indebtedness that meet this clause (iv) shall be deemed to satisfy this condition so long as the Borrower irrevocably agrees at the time of the issuance thereof to take all actions necessary to convert or exchange such Indebtedness); (v) the indenture or other applicable agreement governing such Indebtedness (including any related guaranties and any other related documentation) shall not include any financial performance “maintenance” covenants (whether stated as a covenant, default or otherwise, although “incurrence-based” financial tests may be included) or cross-defaults (but may include cross-defaults at the final stated maturity thereof and cross-acceleration); (vi) the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Signatory certifying that the terms of such Indebtedness (including, without limitation, all covenants, defaults, guaranties and remedies, but excluding as to interest rate, call protection and redemption premiums) are no more restrictive or onerous, taken as a whole, than the terms applicable to the Borrower and its Restricted Subsidiaries under this Agreement and the other Loan Documents; (vii) such Indebtedness shall not be recourse to, or guaranteed by, any Person that is not a Credit Party and (viii) prior to the incurrence of such Indebtedness Borrower shall have delivered to the Administrative Agent a certificate from an Authorized Signatory of Borrower certifying as to compliance with the requirements of the preceding clauses (i) through (vii) above and containing calculations, in form and substance satisfactory to the Administrative Agent with respect to clause (i) above;

(d)         Indebtedness existing on the Closing Date and set forth on Schedule 6;

(e)         Indebtedness incurred in connection with Capitalized Lease Obligations, Permitted Purchase Money Indebtedness and mortgage financings in an aggregate amount not to exceed the greater of (i) $50,000,000 and (ii) two percent (2.0%) of Consolidated Total Assets (calculated at the time of incurrence thereof);

(f)         unsecured intercompany Indebtedness:

(i)      owed by any Credit Party to another Credit Party;

(ii)      owed by any Credit Party to any Non-Guarantor Subsidiary (provided that such Indebtedness shall be subordinated to the Loan Obligations in a manner reasonably satisfactory to the Administrative Agent); and

(iii)     owed by any Restricted Subsidiary that is not a Credit Party to any other Restricted Subsidiary; provided that the aggregate principal amount of Indebtedness owed at any time by a Non-Guarantor Subsidiary to a Subsidiary Guarantor shall not exceed $10,000,000;

(g)         Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is covered within ten Business Days;

(h)         Indebtedness under performance bonds, surety bonds, and completion guarantees provided by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(i)         Indebtedness incurred by the Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation, with respect to letters of credit in respect of workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided however that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within sixty (60) days following such drawing or incurrence;

(j)         Indebtedness consisting of customary indemnification, adjustments of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition of any business or assets permitted under this Agreement;

(k)     unsecured Indebtedness consisting of promissory notes issued to any then existing or former director, officer or employee of the Borrower or any of its Restricted Subsidiary (or their respective assigns, estates, heirs or current or former spouses) for the repurchase, redemption or other acquisition or retirement for value of any Capital Stock held by them that is permitted pursuant to Section 7.6; provided that the aggregate principal amount of all such Indebtedness shall not exceed $10,000,000 at any time outstanding;

(l)     Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 7.5, to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or the acquisition of such assets, (ii) neither the Borrower nor any Restricted Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness and (iii) the aggregate outstanding principal amount of such Indebtedness does not exceed $75,000,000 at any time outstanding;

(m)     Indebtedness consisting of the New Securities incurred in an aggregate principal amount of up to the Incremental Indebtedness Limit less the aggregate original principal amount of all Incremental Increases made pursuant to Section 2.14 so long as, subject in the case of a Limited Condition Acquisition, to Section 1.10, (i) no Default or Event of Default shall have occurred and be continuing at the time of incurrence or would result therefrom and (ii) the Borrower shall be in compliance with the Debt Incurrence Test;

(n)     Indebtedness in an aggregate amount outstanding at any time not to exceed the greater of (i) $50,000,000 and (ii) two percent (2.0%) of Consolidated Total Assets (calculated at the time of incurrence thereof);

(o)     (i) Guaranties by any Credit Party with respect to Indebtedness otherwise permitted pursuant to this Section 7.1; provided that any Guaranty of Subordinated Indebtedness shall be subordinated to the Loan Obligations on terms and conditions satisfactory to the Administrative Agent and (ii) to the extent constituting Indebtedness, other Guaranties permitted pursuant to Section 7.5 (other than Guaranties permitted under clause (d)(ii) of such Section); and

(p)     so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, any Refinancing Indebtedness incurred to refinance, refund, extend or renew any Indebtedness originally permitted under clauses (c), (d), (l) or (m) of this Section or this clause (p).

Section 7.2     Limitation on Liens. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, create, assume, incur or permit to exist or to be created, assumed, incurred or permitted to exist, directly or indirectly, any Lien on any of its properties or assets, whether now owned or hereafter acquired, except for Permitted Liens. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to undertake, covenant or agree with any third party that it will not create, assume, incur or permit to exist any Lien in the favor the Administrative Agent or the Secured Parties securing the Obligations on any of its assets or properties, whether now owned or hereafter acquired, except for any such undertakings, covenants or agreements in connection with Permitted Liens (provided that any such restriction contained therein (x) relates only to the asset or assets subject to such Permitted Lien and (y) does not prohibit the creation, assumption, incurrence or existence of a Lien on any Real Property in favor of the Administrative Agent or the Secured Parties to secure the Obligations other than to the extent of any Real Property that is subject to a Permitted Lien (other than Permitted Liens under clauses (l) or (q) of the definition of Permitted Liens)).

Section 7.3     Amendment and Waiver. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, (a) make (without the consent of the Administrative Agent) any material change in its accounting treatment and reporting practices, except as required by GAAP, (b) enter into any amendment of, or agree to or accept or consent to any waiver of any of the provisions of its articles or certificate of incorporation (or other similar organizational documents), or its partnership agreement or its by-laws (or other similar documents), as appropriate, any Acquisition Documents with respect to a Specified Acquisition, any License or Operating Agreement or any of the documents evidencing Subordinated Indebtedness, any Junior Securities, any New Securities, in each case, in any respect materially adverse to the Administrative Agent or any Lender or any of their rights or claims under any of the Loan Documents or (c) enter into any Specified Servicing Amendment without the consent of the Required Revolving Lenders.

Section 7.4     Liquidation, Merger; Disposition of Assets; Specified Servicing Provider Sales.

(a)          Disposition of Assets. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Sale except:

(i)     Asset Sales in the ordinary course of business of assets held for resale in the ordinary course of business or the trade in or replacement of assets in the ordinary course of business;

(ii)     the concurrent exchange of a television broadcast station or of long-term Station operating assets or cash (including the Capital Stock of a Person which owns long-term Station operating assets), for which the Borrower or any Restricted Subsidiary receives cash, Cash Equivalents or Station operating assets at least equal to the fair market value of the assets so exchanged as determined by the Borrower in good faith; provided that (v) no Default or Event of Default then exists or would result therefrom, (w) the aggregate amount of all cash and Cash Equivalents received by the Borrower or any Restricted Subsidiary in connection with such asset exchanges shall not exceed thirty-five percent (35%) of the aggregate consideration for such asset exchange, (x) the aggregate amount of all cash and Cash Equivalents paid by the Borrower or any of its Restricted Subsidiaries in connection with such asset exchange shall not exceed thirty-five percent (35%) of the aggregate amount paid or transferred by the Borrower or any of its Restricted Subsidiaries in connection with such asset exchange, (y) any cash or Cash Equivalents that are received by the Borrower or any Subsidiary in connection with any asset exchange pursuant to this Section 7.4(a)(ii) shall be applied pursuant to Section 2.6(b)(iii), and (z) at least five (5) Business Days prior to the completion of such exchange, the Borrower shall provide to the Administrative Agent (in each case in form and substance reasonably satisfactory to the Administrative Agent):

(A)       a written notification of such exchange describing the assets to be exchanged and the proposed closing date of the exchange;

(B)       at the request of the Administrative Agent (in its sole discretion), a certificate, executed by an Authorized Signatory of the Borrower, (1) certifying that the property or other consideration received by the Borrower and its Restricted Subsidiaries is at least equal to the fair market value of the assets so exchanged, (2) attaching financial calculations specifically demonstrating either (x) the Borrower’s pro forma compliance with Section 7.7 after giving effect to such exchange (regardless of whether a Suspension Period is in effect at the time of such exchange) or (y) that the pro forma Leverage Ratio after giving effect to such exchange shall not be greater than the Leverage Ratio immediately prior to giving effect to such exchange, and (3) certifying that no Default or Event of Default exists or would be caused by such exchange; and

(C)       such other additional financial information as the Administrative Agent shall reasonably request;

(iii)        other Asset Sales (including any Asset Sale pursuant to a Spectrum Tender), so long as (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (B) at least seventy-five percent (75%) of the consideration received in each such Asset Sale (or series of related Asset Sales) is in the form of cash or Cash Equivalents; provided that cash and Cash Equivalents shall include any Designated Non-Cash Consideration having a fair market value at the time received that, when taken together with all other Designated Non-Cash Consideration previously received and then outstanding, does not exceed $15,000,000 at the time of receipt thereof, (C) the portion of Operating Cash Flow for the most recent Reference Period that is attributable to the assets sold or disposed of in such proposed Asset Sales and all other Asset Sales made pursuant to this Section 7.4(a)(iii) during the immediately preceding 12-month period (such portion to be determined by the Borrower in good faith, without giving effect to any such Asset Sales and, if requested by the Administrative Agent, certified by an Authorized Signatory of the Borrower), shall not exceed fifteen percent (15%) of the Operating Cash Flow for such Reference Period; provided that any Asset Sale pursuant to a Spectrum Tender shall not be subject to the limitation of this clause (C) and shall not be taken into account in determining whether the percentage of Operating Cash Flow specified in this clause (C) has been exceeded, and (D) the Net Proceeds (Asset Sales) of such Asset Sale (or series of related Asset Sales) are applied or, subject to the proviso to this clause (D), reinvested, as the case may be, pursuant to Section 2.6(b)(iii); provided that in the case of any Asset Sale pursuant to a Spectrum Tender that results in the First Lien Leverage Ratio, calculated after giving pro forma effect to such Asset Sale, being greater than 3.25 to 1.00, the Borrower shall prepay the Loans as provided in Section 2.6(b)(iii) in an amount equal to 100% of such Net Proceeds (Asset Sales), or if less, an amount necessary to cause such First Lien Leverage Ratio to be less than or equal to 3.25 to 1.00 (after giving effect to such prepayment) without regard to any thresholds or reinvestment provisions in Section 2.6(b)(iii);

(iv)        Asset Sales in the form of Station Sharing Arrangements; provided that (A) at least five (5) Business Days prior to the entry into any Station Sharing Arrangement (or such later time as may be approved by the Administrative Agent in its sole discretion), the Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, a copy of any Shared Services Agreement, Joint Sales Agreement, Local Marketing Agreement, option agreement, put/call agreement, management services agreement and any other material agreement or document with respect to such Station Sharing Arrangement and (B) at the time of entering into such Station Sharing Arrangement (and after giving effect thereto) no more than ten percent (10%) of the Operating Cash Flow of the Borrower and its Restricted Subsidiaries, in each case determined for the then applicable Reference Period, shall be attributable to Stations that are subject to Station Sharing Arrangements;

(v)     the sale or discount without recourse by the Borrower or any Restricted Subsidiary thereof of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(vi)     leases, subleases, easements or licenses granted by the Borrower or any of its Restricted Subsidiaries to third Persons in the ordinary course of business that do not interfere in any material respect with the business of the Borrower or any of its Restricted Subsidiaries;

(vii)     the disposition of any Hedge Agreement;

(viii)     the transfer of assets to the Borrower or any other Credit Party pursuant to any other transaction permitted pursuant to Section 7.4(b);

(ix)     dispositions of Investments in cash and Cash Equivalents;

(x)     (A) the transfer by any Credit Party of its assets to any other Credit Party, (B) the transfer by any Non-Guarantor Subsidiary of its assets to any Credit Party (provided that in connection with any such transfer, such Credit Party shall not pay more than an amount equal to the fair market value of such assets as determined in good faith at the time of such transfer) and (C) the transfer by any Non-Guarantor Subsidiary of its assets to any other Non-Guarantor Subsidiary;

(xi)     (A) the sale of obsolete, worn-out or surplus assets no longer used or usable in the business of the Borrower or any of its Restricted Subsidiaries and (B) the forfeiture or surrender of assets determined by the Borrower in good faith to (1) no longer be necessary in the conduct of its business in the ordinary course and (2) be required to remain in future compliance with Applicable Laws and final orders of the FCC;

(xii)     Asset Sales in connection with insurance and condemnation proceedings; provided that the requirements of Section 2.6(b)(iii) are complied with in connection therewith;

(xiii)     to the extent constituting Asset Sales, mergers, consolidations and liquidations permitted pursuant to Section 7.4(b), Restricted Payments permitted pursuant to Section 7.6, Investments permitted pursuant to Section 7.5 and Liens permitted pursuant to Section 7.2; and

(xiv)     the sale or other disposition by the Borrower or any of its Restricted Subsidiaries of assets to the extent that such sale or other disposition is required by Applicable Laws or final order of the FCC; provided that at least seventy-five percent (75%) of the consideration received in each such Asset Sale (or series of related Asset Sales) is in the form of cash or Cash Equivalents and the Net Proceeds (Asset Sales) of such Asset Sale (or series of related Asset Sales) are applied or reinvested, as the case may be, pursuant to Section 2.6(b)(iii) (it being understood and agreed that nothing in this clause (xiv) shall prohibit the transfer of assets to a divestiture trust in accordance with Applicable Laws or a final order of the FCC so long as the requirements of Section 2.6(b)(iii) are complied with when such assets are released from such divestiture trust).

(b)      Liquidation or Merger. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, at any time liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up, or enter into any merger or consolidation, other than (so long as no Default or Event of Default exists or would be caused thereby): (i) a merger or consolidation among the Borrower and one or more of its Restricted Subsidiaries, provided that (other than a merger of Gray with and into a New Borrower in connection with a Holding Company Reorganization) the Borrower is the surviving corporation, or (ii) a merger or consolidation solely between or among two or more Restricted Subsidiaries of the Borrower; provided that in any merger involving a Subsidiary Guarantor, a Subsidiary Guarantor is the surviving Person, or (iii) a merger or consolidation solely between or among one or more Restricted Subsidiaries of the Borrower and one or more Unrestricted Subsidiaries of the Borrower; provided that the applicable Restricted Subsidiary(ies) is(are) the surviving corporation(s), or (iv) in connection with an Acquisition permitted hereunder effected by a merger in which the Borrower or, in a merger in which the Borrower is not a party, a Restricted Subsidiary of the Borrower is the surviving corporation or the surviving corporation becomes a Restricted Subsidiary of the Borrower and complies with the requirements of Section 5.13, or (v) in connection with a Holding Company Reorganization, or (vi) the liquidation or dissolution of any Restricted Subsidiary of the Borrower so long as either (A) such Restricted Subsidiary owns no assets at the time of such liquidation or dissolution or (B) any assets owned by such Restricted Subsidiary are transferred to the Borrower or another Restricted Subsidiary prior to such liquidation or dissolution (or if such Restricted Subsidiary is a Subsidiary Guarantor, to the Borrower or another Subsidiary Guarantor).

(c)      Specified Servicing Provider Sales. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any Specified Servicing Provider Sales without the written consent of the Required Revolving Lenders.

Section 7.5     Investments. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly make any Investment; provided, however, that so long as no Default or Event of Default exists or would be caused thereby the Borrower and its Restricted Subsidiaries may:

(a)      make Investments in Cash Equivalents;

(b)      make Investments in any Credit Party;

(c)      make (i) the Hoak Acquisition, (ii) the Specified Acquisitions, and (iii) Permitted Acquisitions;

(d)       make Investments in the form of (i) Hedge Agreements permitted pursuant to Section 7.1 and (ii) Guaranties permitted pursuant to Section 7.1;

(e)       make deposits, prepayments and other credits to suppliers, lessors and landlords and purchasers of assets, in each case made in the ordinary course of business;

(f)       make loans or advances by the Borrower or any Restricted Subsidiary to employees for moving and travel expenses and similar expenses in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(g)       Investments received in compromise of obligations of account debtors or customers arising in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any account debtor or customer;

(h)       acquire and hold promissory notes and/or Capital Stock issued by the purchaser or purchasers in connection with any Asset Sale permitted under Section 7.4; provided that such promissory notes and/or Capital Stock shall be pledged to the Administrative Agent for the ratable benefit of itself and the other Secured Parties in accordance with the Collateral Agreement;

(i)       make Investments in Capital Expenditures;

(j)       make Investments in Qualified Joint Ventures; provided that (i) the aggregate amount of Investments under this clause (j) shall not exceed $60,000,000 during the term of this Agreement, (ii) after giving effect to such transaction, the Borrower shall have Liquidity of at least $20,000,000 and (iii) on or prior to the consummation of any such Investment or series of related Investments in excess of $10,000,000, the Borrower shall provide to the Administrative Agent (A) financial calculations, in form and substance reasonably satisfactory to the Administrative Agent, specifically demonstrating that the Borrower is, and immediately after giving effect to such Investment and any Indebtedness incurred in connection therewith, will be, in pro forma compliance with Section 7.7 (regardless of whether a Suspension Period is in effect at the time of such Investment) and is in compliance with the Debt Incurrence Test, (B) financial projections, in form and substance reasonably satisfactory to the Administrative Agent, for the Borrower for a three year period after the closing of such Investment after giving effect to such Investment, (C) certification that no Default or Event of Default exists or would result from such Investment and (D) copies of the documentation governing such Investment;

(k)       without duplication of any other clause of this Section 7.5, so as long as (i) no Default or Event of Default has occurred and is continuing or would result after giving effect to such Investment, (ii) Liquidity (calculated on a pro forma basis after giving effect to such Investment) is at least $20,000,000 and (iii) the Borrower shall be in compliance with the Debt Incurrence Test at the time of and immediately after giving effect to such Investment, the Borrower and the Restricted Subsidiaries may make other Investments in an amount not to exceed the Available Amount; provided that:

(x)     the aggregate amount of Investments made under this clause (k) together with the aggregate amount of Restricted Payments made pursuant to Section 7.6(f), in each case at any time that the First Lien Leverage Ratio is greater than or equal to 4.00 to 1.00, shall not exceed $50,000,000 in any fiscal year of the Borrower;

(y)     the aggregate amount of Investments made under this clause (k) together with the aggregate amount of Restricted Payments made pursuant to Section 7.6(f), in each case at any time that the First Lien Leverage Ratio is greater than or equal to 4.50 to 1.00, shall not exceed $30,000,000 in any fiscal year of the Borrower; and

(z)      the aggregate amount of Investments made under this clause (k) together with the aggregate amount of Restricted Payments made pursuant to Section 7.6(f), in each case at any time that the First Lien Leverage Ratio is greater than or equal to 5.00 to 1.00, shall not exceed $5,000,000 in any fiscal year of the Borrower.

Notwithstanding the foregoing, any Investment made pursuant to this clause (k) that is permitted at the time made, shall not thereafter be deemed to have been a violation of this clause (k) as a result of any changes in the First Lien Leverage Ratio after the date on which such Investment is made.

(l)       so long as (i) no Default or Event of Default has occurred and is continuing or would result after giving effect to such Investment, (ii) Liquidity (calculated on a pro forma basis after giving effect to such Investment) is at least $20,000,000 and (iii) the Borrower shall be in compliance with the Debt Incurrence Test at the time of and after giving effect to such Investment, the Borrower may make Investments in an aggregate amount not to exceed $30,000,000 during any fiscal year (such amount, the “Annual Investment Amount”) of the Borrower; provided that an amount of up to $5,000,000 of the Annual Investment Amount for the immediately following fiscal year may be pulled forward and added to the Annual Investment Amount for the then current fiscal year (it being understood that the Annual Investment Amount for the immediately following fiscal year will be reduced by the amount so pulled forward pursuant to this proviso);

(m)       Investments to the extent that the consideration for such Investment is made solely with Capital Stock (other than Disqualified Stock) of the Borrower;

(n)       so long as (i) no Default or Event of Default has occurred and is continuing or would result after giving effect to such Investment, (ii) Liquidity (calculated on a pro forma basis after giving effect to such Investment) is at least $20,000,000 and (iii) the Borrower shall be in compliance with the Debt Incurrence Test at the time of and after giving effect to such Investment, Investments consisting of customary or reasonable earnest money deposits required in connection with a purchase agreement or letter of intent or other acquisition, in each case only to the extent the underlying transaction is permitted hereunder; provided that if the Borrower is not able to satisfy clause (ii) and/or clause (iii) above, but reasonably and in good faith believes that the proposed acquisition will be permitted hereunder at the time of consummation of such acquisition, then the aggregate amount of Investments pursuant to this clause (n) shall be limited to $20,000,000 at any time outstanding;

(o)     Investments acquired or made in connection with an asset exchange otherwise permitted under Section 7.4(a)(ii);

(p)     asset purchases of the Borrower and its Restricted Subsidiaries (including purchases of inventory, supplies, materials and equipment) and licensing, leasing or contribution of intellectual property pursuant to joint marketing or other arrangements with other Persons, in each case in the ordinary course of business; and

(q)     make any Investments, so long as (i) no Default or Event of Default has occurred and is continuing or would result after giving effect to such Investment, (ii) Liquidity (calculated on a pro forma basis after giving effect to such Investment) is at least $20,000,000, (iii) the Borrower shall be in compliance with the Debt Incurrence Test at the time of and after giving effect to such Investment and (iv) the First Lien Leverage Ratio (calculated on a pro forma basis after giving effect to such Investment and any Indebtedness incurred in connection therewith) is less than or equal to 2.00 to 1.00.

Section 7.6     Restricted Payments. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly declare or make any Restricted Payment; provided, however, that:

(a)     any Restricted Subsidiary of the Borrower may declare and make Restricted Payments to the Borrower or to a Subsidiary Guarantor or any other wholly owned Restricted Subsidiary of the Borrower (and, if applicable, to other holders of its outstanding Capital Stock (other than Disqualified Stock) on a pro rata basis);

(b)     [Reserved];

(c)     the Borrower may make payments of current interest on any Subordinated Indebtedness, subject to the subordination terms thereof, and on the Junior Securities;

(d)     the Borrower may (i) make payments of Indebtedness solely by issuance of the Capital Stock (other than Disqualified Stock) of the Borrower and (ii) declare and make dividends in shares of its own Capital Stock (other than Disqualified Stock);

(e)     the Borrower may repurchase Capital Stock of the Borrower deemed to occur upon the “cashless” exercise of warrants, options or similar rights held by employees and directors, and to make payments in respect of or purchase restricted stock and similar stock based awards under employee benefit plans and to settle employees’ and directors’ tax liabilities (if any) related thereto, in an aggregate amount not to exceed $50,000,000 during the term of this Agreement;

(f)     so long as (i) no Default or Event of Default has occurred and is continuing or would result after giving effect to such Restricted Payment, (ii) Liquidity (calculated on a pro forma basis after giving effect to such Restricted Payment) is at least $20,000,000 and (iii) the Borrower shall be in compliance with the Debt Incurrence Test, the Borrower may (A) declare and make dividends to holders of its Capital Stock, (B) fund payments of current interest on any Permitted Holding Company Indebtedness, (C) fund payments, prepayments and repurchases of principal of any Permitted Holding Company Indebtedness, (D) make payments, prepayments and repurchases of Subordinated Indebtedness or Junior Securities of the Borrower and its Restricted Subsidiaries and (E) repurchase its Capital Stock (or, after the completion of a Holding Company Reorganization make Restricted Payments to the Holding Company, or any Intermediate Holding Company, to fund repurchases of the Capital Stock of the Holding Company), in an amount not to exceed the sum of:

(1)         $5,000,000 in the aggregate during the term of this Agreement; plus

(2)         the Available Amount; provided that:

(x)     the aggregate amount of Restricted Payments made under this clause (2) together with the aggregate amount of Investments made pursuant to Section 7.5(k), in each case at any time that the First Lien Leverage Ratio is greater than or equal to 4.00 to 1.00, shall not exceed $50,000,000 in any fiscal year of the Borrower;

(y)     the aggregate amount of Restricted Payments made under this clause (2) together with the aggregate amount of Investments made pursuant to Section 7.5(k), in each case at any time that the First Lien Leverage Ratio is greater than or equal to 4.50 to 1.00, shall not exceed $30,000,000 in any fiscal year of the Borrower; and

(z)      the aggregate amount of Restricted Payments made under this clause (2) together with the aggregate amount of Investments made pursuant to Section 7.5(k), in each case at any time that the First Lien Leverage Ratio is greater than or equal to 5.00 to 1.00, shall not exceed $5,000,000 in any fiscal year of the Borrower;

provided further that solely with respect to a Restricted Payment consisting entirely of payments or prepayments of Indebtedness, so long as (I) the First Lien Leverage Ratio does not increase and (II) the Leverage Ratio decreases (in each case, determined on a pro forma basis after giving effect to such payment or prepayment and any Indebtedness incurred in connection therewith), each of the amounts permitted at such time for such Restricted Payment in accordance with clauses (x), (y) and (z) above shall be doubled.

(g)       after the completion of a Holding Company Reorganization, the Borrower may make Restricted Payments, directly or indirectly, to the Holding Company to pay (i) taxes attributable to the operations of the Borrower and its Subsidiaries and (ii) Holding Company Overhead Expenses;

(h)       so long as (i) no Default or Event of Default has occurred and is continuing or would result from such Restricted Payment, (ii) Liquidity as of the date of payment of such Restricted Payment (calculated on a pro forma basis after giving effect to such payment) is at least $20,000,000 and (iii) the First Lien Leverage Ratio (calculated on a pro forma basis after giving effect to such payment and any Indebtedness incurred in connection therewith) is less than or equal to 3.50 to 1.00, the Borrower and its Restricted Subsidiaries may make Restricted Payments consisting entirely of payment (including any prepayment or installment payment) of principal of, or interest on, or payment into a sinking fund for the retirement of, or any defeasance of, unsecured Junior Securities;

(i)     so long as no Default or Event of Default has occurred and is continuing or would result after giving effect to such Restricted Payment, the Borrower may exchange (A) Capital Stock of the Borrower (other than Disqualified Stock) for outstanding Junior Securities or other Capital Stock of the Borrower; and (B) Indebtedness permitted hereunder for outstanding Junior Securities; provided that in the case of an exchange under this clause (B) the Indebtedness being exchanged for the Junior Securities shall satisfy each of the conditions in clauses (a) through (e) and the last sentence of the definition of “Refinancing Indebtedness” (with references therein to “Refinanced Indebtedness” being deemed to refer to the Junior Securities being exchanged and references therein to “refinancing” or “refinanced” being deemed to refer to the exchange contemplated by this clause (i));

(j)     the Borrower and its Restricted Subsidiaries may refinance, refund, renew or extend any Subordinated Indebtedness and any Junior Securities in each case in accordance with the terms of Section 7.1(p);

(k)     the Borrower may make any dividends or distributions within sixty (60) days after the date of declaration thereof, if as of the date of declaration thereof the payment of such dividend or distribution would have complied with the provisions of this Agreement (including one of the other clauses of this Section, it being understood that any applicable basket or threshold shall be reduced upon the declaration of such payment and in the case of any declaration made pursuant to clause (f) above shall be a utilization of the Available Amount; provided that, the amount of any dividends or distributions declared but not actually made within the applicable 60-day period shall be credited to the Available Amount upon receipt of notice by the Administrative Agent evidencing the amount of such unutilized payments); and

(l)     the Borrower may make any Restricted Payments, so long as (i) no Default or Event of Default has occurred or would result from such Restricted Payment, (ii) Liquidity as of the date of payment of such Restricted Payment (calculated on a pro forma basis after giving effect to such payment) is at least $20,000,000, (iii) the Borrower shall be in compliance with the Debt Incurrence Test and (iv) the First Lien Leverage Ratio (calculated on a pro forma basis after giving effect to such payment and any Indebtedness incurred in connection therewith) is less than or equal to 2.00 to 1.00.

Section 7.7     First Lien Leverage Ratio. Except during a Suspension Period, the Borrower shall not permit its First Lien Leverage Ratio as of the last day of any fiscal quarter to exceed 4.25 to 1.00.

Section 7.8     Affiliate Transactions. Except as specifically provided herein, transactions among Credit Parties and as may be described on Schedule 5 attached hereto, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, at any time engage in any transaction with an Affiliate, or make an assignment or other transfer of any of its properties or assets to any Affiliate on terms no less advantageous to the Borrower or such Restricted Subsidiary than would be the case if such transaction had been effected with a non-Affiliate.

Section 7.9      ERISA Liabilities. The Borrower shall not, and shall cause each of its ERISA Affiliates not to, enter into any Multiemployer Plan.

Section 7.10     No Limitation on Upstream Dividends by Subsidiaries. The Borrower shall not permit any Restricted Subsidiary to enter into or agree, or otherwise become subject (other than pursuant to Applicable Law), to any agreement, contract or other arrangement (other than this Agreement or the other Loan Documents) with any Person pursuant to the terms of which (a) such Restricted Subsidiary is or would be prohibited from or limited in declaring or paying any cash dividends or distributions on any class of its Capital Stock owned directly or indirectly by the Borrower or from making any other distribution on account of any class of any such Capital Stock (herein referred to as “Upstream Dividends”) or (b) the declaration or payment of Upstream Dividends by a Restricted Subsidiary to the Borrower or to another Restricted Subsidiary, on an annual or cumulative or other basis, is or would be otherwise limited or restricted.

Section 7.11     Nature of Business.

(a)     The Borrower shall not, and shall cause each of its Restricted Subsidiaries not to, alter in any material respect the character or conduct of the business conducted by the Borrower and its Restricted Subsidiaries as of the Closing Date.

(b)     With respect to the Holding Company and each Intermediate Holding Company (if any), engage in any business, operations or activities other than holding all of the Capital Stock of an Intermediate Holding Company or the Borrower (as applicable) owned thereby, incurrence of Permitted Holding Company Indebtedness and activities reasonably complementary and incidental thereto.

Section 7.12     Anti-Corruption; Sanctions. The Borrower will not request any Loan or Letter of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE 8

Default

Section 8.1     Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or non-governmental body:

(a)     Any representation or warranty made under this Agreement or any other Loan Document shall prove incorrect or misleading in any material respect (or any representation or warranty made under this Agreement or any other Loan Document that is qualified by materiality or Materially Adverse Effect shall prove incorrect or misleading in any respect) when made or deemed to be made hereunder or thereunder;

(b)     The Borrower shall default in the payment of: (i) any interest on the Loans or fees or other amounts payable to the Lenders and the Administrative Agent under any of the Loan Documents, or any of them, when due, and such Default shall not be cured by payment in full thereof within three (3) Business Days from the due date; or (ii) any principal on the Loans or reimbursement obligations with respect to any Letter of Credit when due;

(c)     The Borrower, any Intermediate Holding Company or the Holding Company (as applicable) shall default in the performance or observance of any agreement or covenant contained in Sections 5.1(a), 5.10, 5.11, 5.13, 5.16, 5.20, 5.21 or 6.5(c) or in Article 7; provided that a breach or default of Section 7.7 shall not constitute an Event of Default with respect to any Term Loans unless and until the Required Revolving Lenders have declared all outstanding amounts with respect thereto to be due and payable and all outstanding Initial Revolving Loan Commitments and/or Additional Revolving Loan Commitments, as applicable, to be terminated, in each case in accordance with this Agreement and such declaration has not been rescinded;

(d)     The Borrower shall default in the performance or observance of any agreement or covenant contained in Article 6 (other than Section 6.5(c)), and such default shall not be cured within a period of ten (10) days from the occurrence of such Default;

(e)     The Borrower shall default in the performance or observance of any other agreement or covenant contained in this Agreement not specifically referred to elsewhere in this Section 8.1, and such default shall not be cured within a period of thirty (30) days from the occurrence of such Default;

(f)     There shall occur any default in the performance or observance of any agreement or covenant contained in any Loan Document (other than this Agreement) by any Credit Party or any Subsidiary thereof, which shall not be cured within a period of thirty (30) days from the occurrence of such Default;

(g)     There shall be entered and remain unstayed a decree or order for relief in respect of the Borrower or any of its Restricted Subsidiaries under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of the Borrower or any of its Restricted Subsidiaries, or of any substantial part of their respective properties, or ordering the winding-up or liquidation of the affairs of the Borrower, or any of its Restricted Subsidiaries; or an involuntary petition shall be filed against the Borrower or any of its Restricted Subsidiaries and a temporary stay entered, and (i) such petition and stay shall not be diligently contested, or (ii) any such petition and stay shall continue undismissed for a period of sixty (60) consecutive days;

(h)        The Borrower or any of its Restricted Subsidiaries shall file a petition, answer or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy law or other similar law, or the Borrower or any of its Restricted Subsidiaries shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Borrower or any of its Restricted Subsidiaries or of any substantial part of their respective properties, or the Borrower or any of its Restricted Subsidiaries shall fail generally to pay their respective debts as they become due or shall be adjudicated insolvent; the Borrower shall suspend or discontinue its business; the Borrower or any of its Restricted Subsidiaries shall have concealed or removed any of its property with the intent to hinder or defraud its creditors or shall have made a fraudulent or preferential transfer under any applicable fraudulent conveyance or bankruptcy law, or the Borrower or any of its Restricted Subsidiaries shall take any action in furtherance of any such action;

(i)        The occurrence of either of the following events:

(1)     judgments which have not been paid or discharged or stayed pending appeal or removed to bond either (A) within thirty (30) days after the entry thereof or (B) after the expiration of any stay (as applicable), which are not covered by insurance or indemnification (where the indemnifying party has agreed to indemnify and is financially able to do so) shall be entered by any court against the Borrower or any of its Restricted Subsidiaries for the payment of money which exceeds either:

(x)     $20,000,000 for any such individual judgment, or

(y)     $30,000,000 in the aggregate for all such judgments referred to in this Section 8.1(i)(1) plus the amount of all property of the Borrower or its Restricted Subsidiaries that is subject to all issuances, levies or similar processes described in clause (2) below, or

(2)      warrants of attachment or execution or similar processes which have not been paid or discharged or stayed pending appeal or removed to bond either (A) within thirty (30) days after the issuance or levy thereof or (B) after the expiration of any stay (as applicable), which are not covered by insurance or indemnification (where the indemnifying party has agreed to indemnify and is financially able to do so) shall be issued or levied against property of the Borrower or any of its Restricted Subsidiaries which, together with all other such property of the Borrower or any of its Restricted Subsidiaries subject to other such process, exceeds in value either:

(x)     $20,000,000 for each such individual issuance or levy, or

(y)     $30,000,000 in the aggregate for all such issuances, levies or similar processes referred to in this Section 8.1(i)(2), plus all judgments described in clause (1) above;

(j)        An ERISA Event occurs which, together with all other ERISA Events, has resulted or could reasonably be expected to result in a Materially Adverse Effect;

(k)     There shall occur (i) any default under any instrument, document or agreement relating to (A) any Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount exceeding $30,000,000 or (B) any New Securities, or Permitted Holding Company Indebtedness; (ii) any event or condition the occurrence of which would permit acceleration of such Indebtedness, or which, as a result of a failure to comply with the terms thereof, would make such Indebtedness otherwise due and payable, and which event or condition has not been cured within any applicable cure period or waived in writing prior to any declaration of an Event of Default or acceleration of the Loans hereunder; or (iii) any material default under any Hedge Agreement which would permit the obligation of the Borrower to make payments to the counterparty thereunder to be then due and payable, and such default has not been cured within any applicable cure period or waived in writing prior to any declaration of an Event of Default or acceleration of the Loans hereunder;

(l)     Any Loan Document or any material provision thereof, shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by the Borrower or any of its Restricted Subsidiaries or by any governmental authority having jurisdiction over the Borrower or any of its Restricted Subsidiaries seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or the Borrower or any of its Restricted Subsidiaries shall deny that it has any liability or obligation for the payment of principal or interest purported to be created under any Loan Document;

(m)     Any Security Document shall for any reason, fail or cease (except by reason of lapse of time) to create a valid and perfected and first-priority Lien on or Security Interest in any portion of the Collateral purported to be covered thereby other than as a result of the action or inaction of the Administrative Agent or the Lenders, subject only to Permitted Liens;

(n)      At any time prior to a Holding Company Reorganization, (A) any Person (or group of Persons) is or becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the federal Securities Exchange Act of 1934, as amended), directly or indirectly, of a percentage of the voting Capital Stock of the Borrower greater than thirty-five percent (35%), other than any Permitted Holder; or (B) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Borrower was approved by a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or (C) except as permitted pursuant to this Agreement, the Borrower shall cease or fail to own, directly or indirectly, beneficial and legal title to all of the issued and outstanding Capital Stock of each of its Restricted Subsidiaries or any Restricted Subsidiary of the Borrower shall cease to be a wholly owned Subsidiary of the Borrower; and

(ii)     At any time after a Holding Company Reorganization, (A) any Person (or group of Persons) is or becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the federal Securities Exchange Act of 1934, as amended), directly or indirectly, of a percentage of the voting Capital Stock of the Holding Company greater than thirty-five percent (35%), other than any Permitted Holder; or (B) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Holding Company (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Holding Company was approved by a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or (C) except as permitted pursuant to this Agreement, the Holding Company shall cease or fail to own, directly (or indirectly through one or more Intermediate Holding Companies), beneficial and legal title to all of the issued and outstanding Capital Stock of the Borrower; or (D) except as permitted pursuant to this Agreement, the Borrower shall cease or fail to own, directly or indirectly, beneficial and legal title to all of the issued and outstanding Capital Stock of each of its Restricted Subsidiaries or any Restricted Subsidiary of the Borrower shall cease to be a wholly owned Subsidiary of the Borrower;

(o)     Any License shall be cancelled, terminated, rescinded, revoked, suspended, impaired, otherwise finally denied renewal, or otherwise modified, in each case, to the extent the same could, individually or in the aggregate, reasonably be expected to result in a Materially Adverse Effect, or shall be renewed on terms that could, individually or in the aggregate, reasonably be expected to result in a Materially Adverse Effect; or any License shall cease to be in full force and effect if such failure to be in full force and effect could, individually or in the aggregate, reasonably be expected to result in a Materially Adverse Effect; or the grant of any License shall have been stayed, vacated or reversed, or modified by judicial or administrative proceedings to the extent the same could, individually or in the aggregate, reasonably be expected to result in a Materially Adverse Effect; or any administrative law judge or other representative of the FCC shall have issued an initial decision in any non-comparative License renewal, License revocation or any comparative (multiple applicant) proceeding to the effect that any License should be revoked or not be renewed if such revocation or non-renewal could, individually or in the aggregate, reasonably be expected to result in a Materially Adverse Effect; or any other proceeding shall have been instituted by the FCC or shall have been commenced before any court, the FCC or any other regulatory body that could reasonably be expected to result in (i) cancellation, termination, rescission, revocation, impairment, suspension or denial of renewal of a License that could, individually or in the aggregate, reasonably be expected to result in a Materially Adverse Effect, (ii) a modification of a License or a renewal thereof on terms that could, individually or in the aggregate, reasonably be expected to result in a Materially Adverse Effect, (iii) a forfeiture (within the meaning of 47 C.F.R. Section 1.80 of the FCC Regulations) or effect on or with respect to any License that could, individually or in the aggregate, reasonably be expected to result in a Materially Adverse Effect as a result of the failure by the Borrower or any Restricted Subsidiary thereof to comply with any FCC Regulation regarding digital television broadcasting or (iv) cancellation, termination, rescission, revocation, suspension or material impairment of any Necessary Authorization with respect to the Hoak Acquisition, which could reasonably be expected to have a Materially Adverse Effect;

(p)     Any Operating Agreement shall be revoked or terminated or materially, adversely modified and not replaced by a substitute reasonably acceptable to the Administrative Agent within thirty (30) days of such revocation, termination or modification; or

(q)     The Borrower’s on-the-air broadcast operations at any Station shall be interrupted at any time for more than forty-eight (48) hours, whether or not consecutive, during any period of five (5) consecutive days, and such interruption could reasonably be expected to have a Materially Adverse Effect.

Section 8.2     Remedies.

(a)     If an Event of Default specified in Section 8.1 (other than an Event of Default under Section 8.1(g) or (h)) shall have occurred and shall be continuing, the Administrative Agent, at the request of the Required Lenders (or if such Event of Default results solely from a breach of Section 7.7 that has not become an Event of Default with respect to the Term Loans pursuant to Section 8.1(c), the Required Revolving Lenders) subject to Section 11.3, shall (i) (A) terminate the Commitments, and/or (B) declare the principal of and interest on the Loans and all other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes and any other Loan Documents to be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, to the extent permitted by Applicable Law, anything in this Agreement, the Notes or any other Loan Document to the contrary notwithstanding, and the Commitments shall thereupon forthwith terminate and (ii) require the Borrower to, and the Borrower shall thereupon, deposit in a Controlled Account, as cash collateral for the Loan Obligations, an amount equal to the maximum amount currently or at any time thereafter to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Administrative Agent, the Lenders and the Issuing Bank and grants to them a security interest in, all such cash as security for the Loan Obligations.

(b)     Upon the occurrence and continuance of an Event of Default specified in Section 8.1(g) or (h), all principal, interest and other amounts due hereunder, and all other Loan Obligations, shall thereupon and concurrently therewith become due and payable and the Commitments shall forthwith terminate and the principal amount of the Loans outstanding hereunder shall bear interest at the Default Rate, and the Borrower shall thereupon, deposit in a Controlled Account, as cash collateral for the Loan Obligations, an amount equal to the maximum amount currently or at any time thereafter to be drawn on all outstanding Letters of Credit, all without any action by the Administrative Agent, the Lenders, the Required Lenders and the Issuing Bank, or any of them, and without presentment, demand, protest or other notice of any kind, all of which are expressly waived, to the extent permitted by Applicable Law, anything in this Agreement or in the other Loan Documents to the contrary notwithstanding, and the Borrower hereby pledges to the Administrative Agent, the Lenders and the Issuing Bank and grants to them a security interest in, all such Cash Collateral as security for the Loan Obligations. Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Loan Obligations as set forth in Section 8.3. After all such Letters of Credit shall have expired or been fully drawn upon, the Letter of Credit Obligations shall have been satisfied and all other Loan Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrower.

(c)     Upon acceleration of the Loan Obligations, as provided in subsection (a) or (b) of this Section 8.2, the Administrative Agent and the Lenders shall have all of the post-default rights granted to them, or any of them, as applicable under the Loan Documents and under Applicable Law.

(d)     Upon acceleration of the Loan Obligations, as provided in subsection (a) or (b) of this Section 8.2, the Administrative Agent shall have the right (but not the obligation) upon the request of the Lenders to operate the business of the Borrower and its Subsidiaries in accordance with the terms of the Licenses and pursuant to the terms and subject to any limitations contained in the Security Documents and, within guidelines established by the Required Lenders, to make any and all payments and expenditures necessary or desirable in connection therewith, including, without limitation, payment of wages as required under the Fair Labor Standards Act, as amended, and of any necessary withholding taxes to state or federal authorities. In the event the Required Lenders fail to agree upon the guidelines referred to in the preceding sentence within six (6) Business Days after the Administrative Agent has begun to operate the business of the Borrower, the Administrative Agent may, after giving three (3) days’ prior written notice to the Lenders of its intention to do so, make such payments and expenditures as it deems reasonable and advisable in its sole discretion to maintain the normal day-to-day operation of such business. Such payments and expenditures in excess of receipts shall constitute Advances under this Agreement, not in excess of the amount of the Commitments. Advances made pursuant to this Section 8.2(d) shall bear interest as provided in Section 2.3(d) and shall be payable on demand. The making of one or more Advances under this Section 8.2(d) shall not create any obligation on the part of the Lenders to make any additional Advances hereunder. No exercise by the Administrative Agent of the rights granted to it under this Section 8.2(d) shall constitute a waiver of any other rights and remedies granted to the Administrative Agent and the Lenders, or any of them, under this Agreement or at law. The Borrower hereby irrevocably appoints the Administrative Agent as agent for the Lenders, the true and lawful attorney of the Borrower, in its name and stead and on its behalf, to execute, receipt for or otherwise act in connection with any and all contracts, instruments or other documents in connection with the operation of the Borrower’s business in the exercise of the Administrative Agent’s and the Lenders’ rights under this Section 8.2(d). Such power of attorney is coupled with an interest and is irrevocable. The rights of the Administrative Agent under this Section 8.2(d) shall be subject to its prior compliance with Applicable Law to the extent applicable to the exercise of such rights.

(e)     Upon acceleration of the Loan Obligations, as provided in subsection (a) or (b) of this Section 8.2, the Administrative Agent, upon request of the Required Lenders, shall have the right to the appointment of a receiver for the properties and assets of the Borrower and its Subsidiaries, and the Borrower, for itself and on behalf of its Subsidiaries, hereby consents to such rights and such appointment and hereby waives any objection the Borrower or any Subsidiary may have thereto or the right to have a bond or other security posted by the Administrative Agent on behalf of the Lenders, in connection therewith. The rights of the Administrative Agent under this Section 8.2(e) shall be subject to its prior compliance with Applicable Law to the extent applicable to the exercise of such rights.

Section 8.3     Payments Subsequent to Declaration of Event of Default.

(a)     Notwithstanding the provisions of Sections 2.6 and 2.10 or anything to the contrary contained in this Agreement, after the exercise of remedies (including rights of setoff) provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable as contemplated by Section 8.2(b)), any amounts received on account of the Obligations (whether as a result of any realization on the Collateral, a payment under the Subsidiary Guaranty, any setoff rights, any distribution in connection with any proceeding under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy law or other similar law or otherwise) shall be applied as follows, in any such case until the prior payment in full in cash of all Obligations:

first, to the Administrative Agent, Issuing Bank and the Swingline Lender, pro rata, based on all such amounts then due and payable to them, for any indemnities, fees, costs and expenses hereunder or under any of the other Loan Documents then due and payable, including any reasonable costs and expenses incurred in connection with the collection of such payment or prepayment, including, without limitation, any reasonable costs incurred by it in connection with the sale or disposition of any Collateral for the Obligations and all amounts under Section 5.11 and Section 11.2 (irrespective of whether a claim for such indemnitees, fees, costs and expenses is allowed or allowable in any proceeding under any Debtor Relief Law or otherwise);

second, to the Lenders with an Initial Revolving Loan Commitment, pro rata, based on all such amounts then due and payable to them in such capacity, for any indemnities, fees, costs and expenses hereunder or under any of the other Loan Documents then due and payable (irrespective of whether a claim for such indemnitees, fees, costs and expenses is allowed or allowable in any proceeding under any Debtor Relief Law or otherwise);

third, to the Lenders with an Initial Revolving Loan Commitment, the Issuing Bank, the Swingline Lender and the Administrative Agent, pro rata, based on all such amounts then due and payable to them, for the payment of any unpaid interest on the Initial Revolving Loans, Letter of Credit Obligations, Swingline Loans and other amounts advanced by them (irrespective of whether a claim for such interest is allowed or allowable in any proceeding under any Debtor Relief Law or otherwise);

fourth, to the Lenders with an Initial Revolving Loan Commitment, the Issuing Bank and the Swingline Lender, pro rata, based on the principal and other payment obligations then due and payable to them in respect of all Initial Revolving Loans, Letter of Credit Obligations and Swingline Loans then outstanding until all such Loans and Letter of Credit Obligations have been paid in full; provided that the portion of such payment allocated to any outstanding undrawn Letters of Credit shall be deposited as set forth in Section 8.2(a) or (b);

fifth, to the Lenders with a Term Loan or Additional Revolving Loan Commitment, pro rata, based on all such amounts then due and payable to them in such capacity, for any indemnities, fees, costs and expenses hereunder or under any of the other Loan Documents then due and payable (irrespective of whether a claim for such indemnitees, fees, costs and expenses is allowed or allowable in any proceeding under any Debtor Relief Law or otherwise);

sixth, to the Lenders with a Term Loan or Additional Revolving Loan Commitment and the Hedge Banks, pro rata, based on all such amounts then due and payable to them in respect of (i) the payment of any unpaid interest on the Term Loans and Additional Revolving Loans and (ii) any fees, premiums and scheduled periodic payments due under any Secured Hedge Agreements and any interest accrued thereon (irrespective of whether a claim for such interest or premiums is allowed or allowable in any proceeding under any Debtor Relief Law or otherwise);

seventh, to the Lenders with a Term Loan or Additional Revolving Loan Commitment, the Hedge Banks and the Cash Management Banks, pro rata, based on (i) the principal and other payment obligations then due and payable to them in respect of all Term Loans and Additional Revolving Loans then outstanding, (ii) breakage, termination or other payments then owing under Secured Hedge Agreements and (iii) payment obligations under Secured Cash Management Agreements, until all such obligations have been paid in full (irrespective of whether a claim for such amounts is allowed or allowable in any proceeding under any Debtor Relief Law or otherwise); and

eighth, to the Borrower or as otherwise required by law.

(a)     If any Secured Party collects or received any amounts received on account of the Obligations to which it is not entitled under this Section 8.3, such Secured Party shall hold the same in trust for the Secured Parties and shall forthwith deliver the same to the Administrative Agent, for the account of the Secured Parties, to be applied in accordance with this Section 8.3.

(b)     Without limiting the generality of the foregoing, this Section 8.3 is intended to constitute and shall be deemed to constitute a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code of the United States and is intended to be and shall be interpreted to be enforceable to the maximum extent permitted pursuant to applicable non-bankruptcy law.

(c)     Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article 9 for itself and its Affiliates as if a “Lender” party hereto.

Section 8.4     Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.4, 5.11, 9.9 and 11.2) allowed in such judicial proceeding; and

(b)     to file and prove a claim for the whole amount of the principal to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.4, 5.11, 9.9 and 11.2. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 8.5     Credit Bidding.

(a)     The Administrative Agent, on behalf of itself and the Secured Parties, shall, upon the direction of the Required Lenders, have the right to credit bid and purchase (either directly or through one or more acquisition entities) for the benefit of the Administrative Agent and the Secured Parties all or any portion of Collateral (i) at any sale thereof conducted by the Administrative Agent at the direction of the Required Lenders under the provisions of the Uniform Commercial Code, including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code, (ii) at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof or a sale under a confirmed plan of reorganization, or (iii) at any other sale or foreclosure conducted by the Administrative Agent at the direction of the Required Lenders (whether by judicial action or otherwise) in accordance with Applicable Law. In connection with any such credit bid, the Obligations shall be credit bid on a ratable basis with Obligations in respect of contingent or unliquidated claims receiving contingent interest in the acquired assets (or Capital Stock of any acquisition entity used in connection with such acquisition) that would vest upon the liquidation of such claims. Such credit bid or purchase may be completed through one or more acquisition vehicles formed by the Administrative Agent to make such credit bid or purchase and, in connection therewith, the Administrative Agent is authorized, on behalf of itself and the other Secured Parties, to adopt documents providing for the governance of the acquisition vehicle or vehicles, and assign the applicable Obligations to any such acquisition vehicle in exchange for Capital Stock and/or debt issued by the applicable acquisition vehicle (which shall be deemed to be held for the ratable account of the applicable Secured Parties on the basis of the Obligations so assigned by each Secured Party); provided that any actions by the Administrative Agent with respect to such acquisition vehicle, including the disposition of assets and Capital Stock thereof shall be governed, directly or indirectly, by the vote of the Required Lenders without giving effect to limitations on actions of the Required Lenders in Section 11.12.

(b)     Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action prior to maturity under any Loan Document, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, Uniform Commercial Code sales or other similar dispositions of Collateral.

ARTICLE 9

The Administrative Agent

Section 9.1     Appointment and Authority. Each of the Lenders (including in its capacity as a potential Hedge Bank or Cash Management Bank) and the Issuing Bank hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any Subsidiary shall have rights as a third party beneficiary of any of such provisions.

Section 9.2     Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.3     Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)     shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(c)     shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.12 and Section 8.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.4     Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.5     Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.6     Resignation of Administrative Agent.

(a)     The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, in consultation with the Borrower (provided that no such consultation shall be required if an Event of Default has occurred and is continuing), on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 5.11 and 11.2 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)     Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

Section 9.7     Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.8     No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agent, documentation agents, co-agents, book manager, lead manager, arranger, Lead Arrangers or co-arranger listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

Section 9.9     Indemnification. To the extent that the Borrower for any reason fails to pay any amount required under Section 5.11 or Section 11.2 of this Agreement to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Bank in connection with such capacity. The obligations of the Lenders under this Section are subject to the provisions of Section 11.18.

Section 9.10     Collateral and Guaranty Matters. The Lenders (including in its or any of its Affiliate’s capacities as a potential Hedge Bank or Cash Management Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)     to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of itself and the Secured Parties, under any Loan Document (i) upon the termination of the Commitments and payment in full of all Obligations (other than (1) contingent indemnification obligations and (2) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 11.12(j), if approved, authorized or ratified in writing by the Required Lenders;

(b)     to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Collateral that is permitted by clauses (l), (q) and (r) of the definition of “Permitted Liens”;

(c)     to release any Restricted Subsidiary from its obligations under the Subsidiary Guaranty if such Restricted Subsidiary ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder; and

(d)     to negotiate and enter into any necessary and customary intercreditor agreements with the holders of any senior Indebtedness issued pursuant to the terms of Section 2.14 and/or 7.1(m).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Restricted Subsidiary from its obligations under the Subsidiary Guaranty pursuant to this Section.

Section 9.11     Secured Hedge Agreements and Secured Cash Management Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.3 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Cash Management Agreements and Secured Hedge Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE 10

Change in Circumstances Affecting LIBOR Advances

Section 10.1     LIBOR Basis Determination Inadequate or Unfair. If with respect to any proposed LIBOR Advance for any Interest Period, (a) the Administrative Agent determines after consultation with the Lenders that (i) deposits in Dollars (in the applicable amount) are not being offered to each of the Lenders in the relevant market for such Interest Period or (ii) reasonable and adequate means do not exist for the ascertaining the LIBOR Basis for such Interest Period with respect to a proposed LIBOR Advance or (b) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Basis does not adequately and fairly reflect the cost to such Lenders of making or maintaining LIBOR Advances during such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such situation no longer exist (which notice shall be promptly given following the Administrative Agent’s knowledge of the termination of any such circumstance), the obligations of any affected Lender to make its portion of such LIBOR Advances shall be suspended.

Section 10.2     Illegality. If after the Closing Date, the adoption of any Applicable Law, or any change in any Applicable Law (whether adopted before or after the Closing Date), or any change in interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any Lender to make, maintain or fund its portion of LIBOR Advances, such Lender shall so notify the Administrative Agent, and the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower. Before giving any notice to the Administrative Agent pursuant to this Section 10.2, such Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the sole reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Advances, and the right of the Borrower to convert any Advance to a LIBOR Advance or continue any Advance as a LIBOR Advance shall be suspended and thereafter the Borrower may select only Base Rate Advances and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Advance to the end of the then current Interest Period applicable thereto, the applicable Advance shall immediately be converted to a Base Rate Advance for the remainder of such Interest Period.

Section 10.3     Increased Costs.

(a)         Increased Costs Generally. If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Basis) or the Issuing Bank;

(ii)     subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)     impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Advances made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, the Issuing Bank or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, the Issuing Bank or other Recipient, the Borrower shall promptly pay to any such Lender, the Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)     Certificates for Reimbursement. A certificate of a Lender, the Issuing Bank or such other Recipient setting forth the amount or amounts necessary to compensate such Lender, the Issuing Bank, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) of this Section or in Section 2.11 and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender, the Issuing Bank or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(c)     Delay in Requests. Failure or delay on the part of any Lender, the Issuing Bank or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, the Issuing Bank’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender, the Issuing Bank or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender, the Issuing Bank or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s, the Issuing Bank’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 10.4     Effect On Other Advances. If notice has been given pursuant to Section 10.1, 10.2 or 10.3 suspending the obligation of any Lender to make its portion of any type of LIBOR Advance, or requiring such Lender’s portion of LIBOR Advances to be repaid or prepaid, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such repayment no longer apply, all amounts which would otherwise be made by such Lender as its portion of LIBOR Advances shall, unless otherwise notified by the Borrower, be made instead as Base Rate Advances.

Section 10.5     Claims for Increased Costs and Taxes.

(a)     Designation of a Different Lending Office. If any Lender requests compensation under Section 2.11 or Section 10.3, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11, Section 2.12 or Section 10.3, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)     Replacement of Lenders. If any Lender requests compensation under Section 10.3, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 10.5(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.5), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11, Section 2.12 or Section 10.3) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)       the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.5;

(ii)      such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)     in the case of any such assignment resulting from a claim for compensation under Section 2.11 or Section 10.3 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)     such assignment does not conflict with Applicable Law; and

(v)     in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE 11

Miscellaneous

Section 11.1     Notices.

(a)          Notices Generally. Except as otherwise expressly provided herein, all notices and other communications under this Agreement and the other Loan Documents (unless otherwise specifically stated therein) shall be in writing and shall be deemed to have been given three (3) Business Days after deposit in the mail, designated as certified mail, return receipt requested, postage-prepaid, or one (1) Business Day after being entrusted to a reputable commercial overnight delivery service for next day delivery, or when sent on a Business Day prior to 5:00 p.m. by telecopy addressed to the party to which such notice is directed at its address determined as provided in this Section 11.1. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i)            If to the Borrower, to it at:

Gray Television, Inc.

4370 Peachtree Road, N.E.

Atlanta, Georgia 30319

Attention: James C. Ryan

Telecopy: (404) 261-9607

Website: http://www.gray.tv

with a copy to:

Jones Day

1420 Peachtree Street, N.E., Suite 800

Atlanta, Georgia 30309

Attention: Todd Roach

Telephone: (404) 581-8274

Telecopy: (404) 581-8003

(ii)           If to the Administrative Agent, to it at:

Wells Fargo Bank, National Association

MAC D1109-019

1525 West W.T. Harris Blvd.

Charlotte, NC 28262

Attention: Syndication Agency Services

Telephone: (704) 590-2703

Telecopy: (704) 715-0092

with a copy to:

Wells Fargo Bank, National Association

301 South College Street, 14th Floor

D1053-144

Charlotte, NC 28288

Attention: Tray Jones

Telephone: (704) 383-2313

Telecopy: (704) 383-7611

(iii)     If to the Lenders, to them at the addresses set forth in the Register.

The failure to provide copies shall not affect the validity of the notice given to the primary recipient.

(b)          Change of Address. Any party hereto may change the address to which notices shall be directed under this Section 11.1 by giving ten (10) days’ written notice of such change to the other parties.

(c)          Platform.

(i)        Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Issuing Bank and the other Lenders by posting the Borrower Materials on the Platform.

(ii)       The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Internet (including, without limitation, the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Credit Party, any Lender, the Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).

(d)     Private Side Designation. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Applicable Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Applicable Laws.

Section 11.2     Expenses.

(a)     Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Bank) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)     Payments. All amounts due under this Section and Section 5.11 shall be payable promptly after written demand therefor.

Section 11.3     Waivers. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No failure or delay by the Administrative Agent, the Required Lenders, or the Lenders, or any of them, in exercising any right, shall operate as a waiver of such right. The Administrative Agent and the Lenders expressly reserve the right to require strict compliance with the terms of this Agreement in connection with any future funding of a Request for Advance. In the event the Lenders decide to fund a Request for Advance at a time when the Borrower is not in strict compliance with the terms of this Agreement, such decision by the Lenders shall not be deemed to constitute an undertaking by the Lenders to fund any further Request for Advance or preclude the Lenders or the Administrative Agent from exercising any rights available under the Loan Documents or at law or equity. Any waiver or indulgence granted by the Administrative Agent, the Lenders, or the Required Lenders, shall not constitute a modification of this Agreement or any other Loan Document, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing at variance with the terms of this Agreement or any other Loan Document such as to require further notice of their intent to require strict adherence to the terms of this Agreement or any other Loan Document in the future.

Section 11.4     Set-Off. If an Event of Default shall have occurred and be continuing, each Secured Party, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Secured Party, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any Subsidiary against any and all of the obligations of the Borrower or such Subsidiary now or hereafter existing under this Agreement or any other Loan Document to such Secured Party or the Issuing Bank, irrespective of whether or not such Secured Party or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Subsidiary may be contingent or unmatured or are owed to a branch or office of such Secured Party or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Secured Party, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Secured Party, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.5     Successors and Assigns; Participations.

(a)        Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any Subsidiary may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Initial Revolving Loan Commitment and, if applicable, its Additional Revolving Loan Commitment, and the Loans at the time owing to it); provided that, in each case, any such assignment shall be subject to the following conditions:

(i)      Minimum Amounts.

(A)     in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)     in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Initial Revolving Loan Commitment or the Additional Revolving Loan Commitment, or $1,000,000, in the case of any assignment in respect of any Term B-2 Loan, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent ten (10) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such tenth (10th) Business Day;

(ii)     Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate classes on a non-pro rata basis;

(iii)     Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)     the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Term B-2 Loan Commitments and the Term B-2 Loan;

(B)     the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Initial Revolving Loans or Additional Revolving Loans if such assignment is to a Person that is not a Lender with an Initial Revolving Loan Commitment or an Additional Revolving Loan Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) the Term B-2 Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)     the consents of the Issuing Bank and the Swingline Lender shall be required for any assignment in respect of the Initial Revolving Loan Commitment.

(iv)     Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)      No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of its Subsidiaries or Affiliates or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)     No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii)     Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Initial Revolving Loan Commitment Ratio. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.9, 2.11, 2.12, 5.11, and 11.2 and Article 10 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section (other than a purported assignment to a natural Person or the Borrower or any of the Borrower’s Subsidiaries or Affiliates, which shall be null and void).

(c)     Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption and each Incremental Increase Amendment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d)     Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.9 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in the first proviso to Section 11.12 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.9, 2.11, 2.12 and Article 10 (subject to the requirements and limitations therein, including the requirements under Section 2.12(g) (it being understood that the documentation required under Section 2.12(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 10.5 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.12 or 10.3, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 10.5(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.10 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)     Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)     Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

Section 11.6     No Advisory or Fiduciary Responsibility.

(a)     In connection with all aspects of each transaction contemplated hereby, each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lead Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Lead Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees (except as otherwise agreed in writing by Wells Fargo Securities, LLC as financial advisor to the Borrower in connection with the Schurz Acquisition), (iii) none of the Administrative Agent, the Lead Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Lead Arranger or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Lead Arrangers or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Lead Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Lead Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. To the fullest extent permitted by law, each Credit Party hereby waives and releases any claims that it may have against the Administrative Agent, the Lead Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

(b)     Each Credit Party acknowledges and agrees that each Lender, the Lead Arrangers and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, the Holding Company, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Lead Arranger or Affiliate thereof were not a Lender or Lead Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the credit facilities established hereunder) and without any duty to account therefor to any other Lender, the Lead Arrangers, the Holding Company, the Borrower or any Affiliate of the foregoing.  Each Lender, the Lead Arrangers and any Affiliate thereof may accept fees and other consideration from the Holding Company, the Borrower or any Affiliate thereof for services in connection with this Agreement, the credit facilities established hereunder or otherwise without having to account for the same to any other Lender, the Lead Arrangers, the Holding Company, the Borrower or any Affiliate of the foregoing.

Section 11.7     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement shall be effective as delivery of an original counterpart of this Agreement and delivery of or any document or instrument delivered in connection herewith by telecopy shall be effective as delivery of a manually executed counterpart of such other document or instrument, as applicable.

Section 11.8     Governing Law. This Agreement, and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the law of the State of New York applicable to agreements made to be performed in New York. If any action or proceeding shall be brought by the Administrative Agent or any Lender hereunder or under any other Loan Document in order to enforce any right or remedy under this Agreement or any other Loan Document, the Borrower hereby consents and will, and the Borrower will cause each Subsidiary to, submit to the jurisdiction of any state or federal court of competent jurisdiction sitting in the county of New York on the date of this Agreement. The Borrower, for itself and on behalf of its Subsidiaries, hereby agrees that, to the extent permitted by Applicable Law, service of the summons and complaint and all other process which may be served in any such suit, action or proceeding may be effected by mailing by registered mail a copy of such process to the offices of the Borrower at the address given in Section 11.1 and that personal service of process shall not be required. Nothing herein shall be construed to prohibit service of process by any other method permitted by law, or the bringing of any suit, action or proceeding in any other jurisdiction. The Borrower agrees that final judgment in such suit, action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Applicable Law.

Section 11.9     Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.10     Interest.

(a)     In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowed by Applicable Law, and in the event any such payment is inadvertently made by the Borrower or inadvertently received by the Administrative Agent or any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the Administrative Agent or such Lender, in writing, that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrower not pay and the Administrative Agent and the Lenders not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under Applicable Law.

(b)     Notwithstanding the use by the Lenders of the Base Rate and the LIBOR as reference rates for the determination of interest on the Loans, the Lenders shall be under no obligation to obtain funds from any particular source in order to charge interest to the Borrower at interest rates related to such reference rates.

Section 11.11     Table of Contents and Headings. The Table of Contents and the headings of the various subdivisions used in this Agreement are for convenience only and shall not in any way modify or amend any of the terms or provisions hereof, nor be used in connection with the interpretation of any provision hereof.

Section 11.12     Amendment and Waiver. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

(a)     waive any condition set forth in Section 3.1 without the written consent of each Lender directly affected thereby;

(b)     amend, modify or waive (A) Section 3.2, or waive any Default or Event of Default for the purpose of waiving the requirements of Section 3.2, or amend, modify or waive any other provision of this Agreement, if the effect of such amendment, modification or waiver is to require the Lenders with an Initial Revolving Loan Commitment (pursuant to, in the case of any amendment, modification or waiver of a provision other than Section 3.2, any substantially concurrent request by the Borrower for a borrowing, Conversion or Continuation of Initial Revolving Loans or Swingline Loans or issuance, increase, extension or renewal of any Letter of Credit) to make Initial Revolving Loans or participate in Swingline Loans or Letters of Credit when such Lenders would not otherwise be required to do so or (B) the amount of the Available Letter of Credit Commitment and/or the Swingline Commitment, in each case without the prior written consent of the Required Initial Revolving Lenders;

(c)     amend, extend or increase any Commitment of any Lender (or reinstate any Initial Revolving Loan Commitment or Additional Revolving Loan Commitment terminated pursuant to Section 8.2) or the amount of Loans of any Lender without the written consent of such Lender;

(d)     postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) without the written consent of each Lender directly affected thereby;

(e)     reduce the principal of, or the rate of interest specified herein on, any Loan or payment owed under Section 2.13(d), or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to (i) waive any obligation of the Borrower to pay interest at the Default Rate during the continuance of any Event of Default or (ii) subject to clause (v) of the second proviso to this Section, amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or payment owed under Section 2.13(d), or to reduce any fee payable hereunder;

(f)     (i) change (A) Section 2.10, or Section 8.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby or (B) Section 8.3 in a manner adverse to the priority status of the Lenders with an Initial Revolving Loan Commitment without the prior written consent of each of the Lenders with an Initial Revolving Loan Commitment or (ii) (A) amend, modify or waive Sections 2.17(a)(ii), 2.17(a)(vii) or 2.17(a)(xii) or (B) except as expressly permitted in Section 9.10(b), subordinate the priority of the Liens granted under the Loan Documents, in each case under this clause (ii), without the prior written consent of each Lender with an Initial Revolving Loan Commitment;

(g)     change Section 2.6(b)(iii), (iv), (v) or (vi) in a manner that would alter the order of application of amounts prepaid pursuant thereto in a manner materially adverse to any Lender without the written consent of such Lender;

(h)     change any provision of this Section or the definition of “Required Lenders”, “Required Revolving Lenders”, “Required Initial Revolving Lenders”, “Required Additional Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(i)     release all of the guarantors or release guarantors comprising substantially all of the credit support for the Obligations, in either case, from the Subsidiary Guaranty (other than as authorized in Section 9.10), without the written consent of each Lender;

(j)     release all or substantially all of the value of the Collateral or release any Security Document (other than as authorized in Section 9.10 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;

(k)     amend, modify or waive Section 3.2, or waive any Default or Event of Default for the purpose of waiving the requirements of Section 3.2, or amend, modify or waive any other provision of this Agreement, if the effect of such amendment, modification or waiver is to require the Lenders with an Additional Revolving Loan Commitment (pursuant to, in the case of any amendment, modification or waiver of a provision other than Section 3.2, any substantially concurrent request by the Borrower for a borrowing, Conversion or Continuation of Additional Revolving Loans) to make Additional Revolving Loans when such Lenders would not otherwise be required to do so, without the prior written consent of the Required Additional Revolving Lenders;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above, affect the rights or duties of the Issuing Bank under this Agreement or any Request for Issuance of Letter of Credit relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement or any Request for Advance relating to any Swingline Loan made by it; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Administrative Agent Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (v) unless a breach of Section 7.7 has become an Event of Default with respect to the Term Loans in accordance with Section 8.1(c), any amendment, waiver or consent of Section 7.7 (or any defined terms used therein, but only for purposes of Section 7.7 and not for any other purposes, including, without limitation, any pro forma compliance or incurrence tests) may only be effected with consent of the Borrower and the Required Revolving Lenders (or the Administrative Agent with the consent of the Required Revolving Lenders) and shall not require the vote of any Lender holding Term Loans or a Commitment to make Term Loans; (vi) any amendment, modification or waiver of any of Sections 7.3(c) or 7.4(c) or any of the definitions of “Specified Servicing Amendment”, “Specified Servicing Arrangement” or “Specified Servicing Provider Sale” may only be effected with consent of the Borrower and the Required Revolving Lenders (or the Administrative Agent with the consent of the Required Revolving Lenders) and shall not require the vote of any Lender holding Term Loans or a Commitment to make Term Loans; (vii) no amendment, waiver or consent shall include any Real Property in the Collateral or require the creation of a Lien or Security Interest in any Real Property unless approved by each Lender holding an Initial Revolving Loan Commitment or Additional Revolving Loan Commitment and shall not require the vote of any Lender holding Term Loans or a Commitment to make Term Loans and (viii) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on behalf of such Lender and without further action or consent by such Lender, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 11.12) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Sections 2.14, 2.18 or Article 13 of this Agreement (including, without limitation, as applicable, (1) to permit the Incremental Increases and the Loans made in connection therewith to share ratably in the benefits of this Agreement and the other Loan Documents, (2) to permit the Incremental Term Loans to be structured as second lien credit facilities (including amendments to Section 2.6(b)), (3) to include the Lenders with an Additional Revolving Loan Commitment, an Incremental Term Loan Commitment or outstanding Incremental Term Loans in any determination of Required Lenders and (4) to include the Lenders with an Additional Revolving Loan Commitment in any determination of Required Revolving Lenders); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Commitment Ratio, in each case, without the written consent of such affected Lender.

Section 11.13     Entire Agreement. Except as otherwise expressly provided herein, this Agreement and the other documents described or contemplated herein will embody the entire agreement and understanding among the parties hereto and thereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

Section 11.14     Other Relationships. No relationship created hereunder or under any other Loan Document shall in any way affect the ability of the Administrative Agent and each Lender to enter into or maintain business relationships with the Borrower or any of its Affiliates beyond the relationships specifically contemplated by this Agreement and the other Loan Documents.

Section 11.15     Directly or Indirectly. If any provision in this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

Section 11.16     Reliance on and Survival of Various Provisions. All covenants, agreements, statements, representations and warranties made herein or in any certificate delivered pursuant hereto (a) shall be deemed to have been relied upon by the Administrative Agent and each of the Lenders notwithstanding any investigation heretofore or hereafter made by them, and (b) shall survive the execution and delivery of the Loan Documents and shall continue in full force and effect so long as any Loan Obligation is outstanding and unpaid. Any right to indemnification hereunder, including, without limitation, rights pursuant to Sections 2.9, 2.11, 2.12, 5.11, 10.3 and 11.2, shall survive the termination of this Agreement and the payment and performance of all Loan Obligations.

Section 11.17     Senior Indebtedness. The Obligations are secured by the Security Documents and are intended by the parties hereto to be in parity with the Secured Hedge Agreements and Secured Cash Management Agreements and senior in right of payment to all other Indebtedness of the Borrower.

Section 11.18     Obligations Several. The obligations of the Administrative Agent and each of the Lenders hereunder are several, not joint.

Section 11.19     Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of Sections 5.11 and 9.9 and this Article 11 and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against claims arising after such termination (in respect of events occurring prior to such termination) as well as before.

Section 11.20     Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Loan Obligations arising hereunder or under any other Loan Document shall have been paid and satisfied in full (other than contingent and expense obligations for which no claim has been made) and all Commitments have been terminated. The Administrative Agent is hereby permitted to release all Liens on the Collateral in favor of the Administrative Agent, for the ratable benefit of itself and the Lenders, upon repayment of the outstanding principal of and all accrued interest on the Loans, payment of all outstanding fees and expenses hereunder and the termination of the Lender’s Commitments unless the Administrative Agent has received written notice prior to such release from the holder of any obligations owing by any Credit Party under (i) any Secured Hedge Agreement and (ii) any Secured Cash Management Agreement that such obligations remains outstanding. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

Section 11.21     Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel.

Section 11.22     No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 11.23     USA Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with such Act.

Section 11.24     Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Secured Hedge Agreement or Secured Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) to an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (iv) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, or (v) to a nationally recognized rating agency that requires access to information regarding the Borrower and its Subsidiaries, the Loans and the Loan Documents in connection with ratings issued with respect to an Approved Fund, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities; (h) with the consent of the Borrower, (i) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (k) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates. For purposes of this Section, “Information” shall mean all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided that, in the case of information received from a Credit Party or any Subsidiary thereof after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 11.25     Amendment and Restatement; No Novation. This Agreement constitutes an amendment and restatement of the Second Amended and Restated Credit Agreement (as amended) effective from and after the Restatement Effective Date. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Administrative Agent under the Second Amended and Restated Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement, and the execution and delivery of the Restatement Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Administrative Agent under this Agreement based on facts or events occurring or existing prior to the execution and delivery of the Restatement Agreement. On the Restatement Effective Date, the credit facilities described in the Second Amended and Restated Credit Agreement shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of the Borrower outstanding as of such date under the Second Amended and Restated Credit Agreement shall be deemed to be Loans and Loan Obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Restatement Effective Date, reflect the respective Commitment of the Lenders hereunder. In furtherance of the foregoing, each of the Lenders hereby authorizes the Administrative Agent to enter into each respective Security Document on its behalf (such Lender’s signature to this Agreement being conclusive evidence of such authorization). On the Restatement Effective Date, the credit facilities described in the Second Amended and Restated Credit Agreement immediately prior to the effectiveness of the Restatement Agreement shall be exchanged and replaced as described herein and in the Restatement Agreement, and the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Restatement Effective Date, reflect the respective Commitment of the Lenders hereunder. In furtherance of the foregoing, each of the Lenders hereby authorizes the Administrative Agent to enter into each respective Security Document on its behalf (such Lender’s signature or consent to the Restatement Agreement being conclusive evidence of such authorization).

This Agreement is subject to Section 5 of the Restatement Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

Section 11.26     Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)         the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)         the effects of any Bail-in Action on any such liability, including, if applicable:

(i)       a reduction in full or in part or cancellation of any such liability;

(ii)      a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)     the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE 12

Waiver of Jury Trial

Section 12.1     Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

ARTICLE 13

Holding Company Reorganization

Section 13.1     Holding Company Reorganization. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the parties hereto acknowledge and agree that (i) so long as no Default or Event of Default has occurred and is continuing and (ii) the Borrower is in pro forma compliance with the financial covenant set forth in Section 7.7 and the Debt Incurrence Test, in each case after giving effect to such Holding Company Reorganization (regardless of whether a Suspension Period is in effect at such time), the Borrower and its Subsidiaries may complete a Holding Company Reorganization. In furtherance of this Section 13.1, each Lender hereby irrevocably authorizes the Administrative Agent, on behalf of such Lender and without further action or consent by such Lender, to enter into amendments or modifications to this Agreement or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of such Holding Company Reorganization; provided that:

(a)     the Administrative Agent shall have received written notice, in form and substance reasonably satisfactory to the Administrative Agent, of such Holding Company Reorganization (which notice shall describe in reasonable detail the terms and structure of all proposed steps to effectuate such Holding Company Reorganization), not less than thirty (30) days prior to the completion of such Holding Company Reorganization;

(b)     concurrently with the completion of such Holding Company Reorganization, the Administrative Agent shall have received (i) a reaffirmation agreement from each guarantor (and, to the extent that Gray remains the Borrower hereunder, Gray) reaffirming such Person’s obligations under the Loan Documents to which it is a party and (ii) an agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed by each New Borrower, each Intermediate Holding Company and the Holding Company (as applicable) which such agreement shall provide for (A) the assumption by the New Borrower of all of the obligations of Gray (to the extent that Gray is no longer the Borrower) as the “Borrower” hereunder and under the other Loan Documents, in each case, immediately prior to the completion of such Holding Company Reorganization and (B) the acknowledgement and agreement by each Holding Company and each Intermediate Holding Company of its obligations hereunder;

(c)     concurrently with the completion of such Holding Company Reorganization the Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent: (i) an executed supplement to the Collateral Agreement for the Holding Company and each Intermediate Holding Company, which shall authorize the filing of appropriate Uniform Commercial Code financing statements; (ii) guaranty agreements executed by the Holding Company and each Intermediate Holding Company, in form and substance reasonably satisfactory to the Administrative Agent; (iii) a loan certificate for the Holding Company, each Intermediate Holding Company and the Borrower, substantially in the form of Exhibit G-2 attached hereto, together with appropriate attachments; (iv) such original Capital Stock or other certificates and stock or other transfer powers evidencing the Capital Stock of the Borrower; and (v) updated Schedules to this Agreement and such other updated Schedules to the Loan Documents as may be necessary to make the representations and warranties contained in the Loan Documents true and correct in all material respects as of the date such Person is joined to any applicable Loan Document (except to the extent that any such representation and warranty is qualified by materiality or Materially Adverse Effect, in which case such representation and warranty shall be true and correct in all respects); and

(d)     concurrently with the completion of such Holding Company Reorganization, the Administrative Agent shall have received all other documentation, including one or more opinions of counsel, which are reasonably satisfactory to the Administrative Agent and which in its opinion is appropriate with respect to such Holding Company Reorganization, the Borrower, each Intermediate Holding Company and the Holding Company.

(e)     The parties hereto acknowledge and agree that each document, agreement or instrument executed or issued pursuant to this Section 13.1 will be a “Loan Document” for purposes of this Agreement.

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